Exhibit 1.01

Date 12 November 2013

WILLIAM INVESTMENTS LIMITED

THE INDIVIDUAL VENDORS

named in this agreement

CBRE HOLDINGS LIMITED

CBRE UK ACQUISITION COMPANY LIMITED

CBRE GROUP, INC.

SHARE SALE AGREEMENT

relating to the acquisition of the entire

issued share capital of Norland Holdings Ltd

Macfarlanes LLP

20 Cursitor Street

London EC4A 1LT

CONTENTS

Clause		Page
1	Definitions and interpretation	1
2	Conditions	15
3	Sale and purchase	19
4	Consideration	20
5	No Leakage	20
6	Interim Period	21
7	Completion	23
8	Determination of adjustment to Deferred Consideration	25
9	Satisfaction of Consideration	28
10	Vendors’ Warranties	31
11	Purchaser’s Warranties	32
12	Restrictive covenants	32
13	Tax Covenant	34
14	Guarantee	34
15	Matters following Completion	35
16	Power of attorney	37
17	Confidentiality and announcements	38
18	Vendors’ Representatives	38
19	Assignment	40
20	General	40
21	Set off	42
22	No deductions	45
23	No Shop	45
24	Notices	46
25	Nature of Purchaser provisions	48
26	Governing law and jurisdiction	48

Schedule
1	The Vendors	49
	Part 1 - WIL	49
	Part 2 - The Individual Vendors	49
2	The Target Group	51
	Part 1 - The Company	51
	Part 2 - The Subsidiaries	52
3	Vendor Restrictions in the Interim Period	62
4	Deferred Consideration	64
	Part 1 - Deferred Consideration definitions	64
	Part 2 - Template Consideration Statements	66
5	Warranties	70
	Part 1 - Vendors’ Warranties	70
	Part 2 - Purchaser’s Warranties	83
6	Limitations on liability of the Vendors	84
7	Tax Covenant	89
8	Registered IP	104
9	The Properties	107
10	Escrow Arrangements	109

Agreed Form documents

AF1	2014 Forecast
AF2	Accounting Policies
AF3	Announcement
AF4	Consideration Loan Note Instrument
AF5	Data Room Index
AF6	Employment Agreements and Non-Pooling Agreements
AF7	Locked Box Accounts
AF8	Locked Box Analysis
AF9	New Articles
AF10	Pre-Completion Communications Guidelines
AF11	Put and Call Agreement
AF12	Resignation Letters
AF13	Restricted Stock Agreement
AF14	Senior Employee List
AF15	Supplementary Exhibit
AF16	Tier 1 Employee List
AF17	Target Group Board Resolutions
AF18	Legal Opinion

ii

DATE 12 November 2013

PARTIES

1	WILLIAM INVESTMENTS LIMITED (registered in England and Wales under number 07669631) whose registered office is at 130-132 Buckingham Palace Road, London SW1W 9SA (“WIL”);

2	THE PERSONS whose names are set out in column (1) of the table in part 2 of schedule 1 (the “Individual Vendors”);

3	CBRE HOLDINGS LIMITED (registered in England and Wales under number 03536032) whose registered office is at St Martin’s Court, 10 Paternoster Row, London EC4M 7HP (the “Purchaser”);

4	CBRE UK ACQUISITION COMPANY LIMITED (registered in England and Wales under number 8749010) whose registered office is at St Martin’s Court, 10 Paternoster Row, London EC4M 7HP (the “Purchaser’s Subsidiary” and, together with the Purchaser, the “Purchaser Parties”); and

5	CBRE GROUP, INC. (registered in Delaware under number 3358676) whose principal place of business is at 400 S Hope Street, 25th Floor, Los Angeles, California 90071 (the “Guarantor”).

BACKGROUND

A	The Company (as defined below) is a private company limited by shares. Certain details of the Company are set out in part 1 of schedule 2.

B	The Vendors (as defined below) have agreed to sell and the Purchaser Parties have together agreed to buy the Shares (as defined below) on the terms and subject to the conditions of this agreement.

C	The Guarantor has agreed to guarantee the performance of certain payment obligations of the Purchaser Parties under this agreement.

AGREEMENT

1	Definitions and interpretation

1.1	The background section, schedules and the Exhibits form part of this agreement and have the same force and effect as if set out in the body of this agreement. Any reference to this agreement includes the background section, schedules and the Exhibits.

1.2	In addition to the words and expressions previously defined and except insofar as the context requires otherwise, each word and expression used in this agreement (including the background section and schedules to it) has the following meanings:

2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

2014 Financial Year: as defined in part 1 of schedule 4 (Deferred Consideration);

2014 Forecast: the forecast consolidated financial performance of the Target Group for the 2014 Financial Period in the Agreed Form marked “AF1”;

2014 LTIP Amount: as defined in part 1 of schedule 4 (Deferred Consideration);

2014 Revenue: as defined in part 1 of schedule 4 (Deferred Consideration);

2015 Financial Year: as defined in part 1 of schedule 4 (Deferred Consideration);

2015 Revenue: as defined in part 1 of schedule 4 (Deferred Consideration);

A Ordinary Shares: the 38,300 issued A ordinary shares of £0.00000266183704 each in the capital of the Company;

Accounts: the consolidated audited accounts of the Company and of the Subsidiaries for the accounting reference period which ended on the Accounts Date (comprising a consolidated balance sheet and consolidated profit and loss account, notes and directors’ and auditors’ reports) as annexed to the Disclosure Letter;

Accounts Date: 5 April 2013;

Accounting Policies: the accounting principles and policies of the Target Group in the Agreed Form marked “AF2”;

Adjusted 2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

Agreed Tax Policy Exclusions: those exclusions set out in the paragraphs 3(a) to (l) of the Lead Policy (other than paragraphs 3(a) and 3(g) of the Lead Policy);

Agreed Warranty Policy Exclusions: those exclusions set out in paragraph 3(d) to (f) and 3(h) to (l) of the Lead Policy;

Alternative Transaction: any direct or indirect sale or other disposition of all or any part of the issued shares in any member of the Target Group, or any merger, consolidation or business combination of any member of the Target Group or any sale of all or any material part of the Target Group’s businesses or assets, whether by sale, scheme of arrangement, liquidation, dissolution or similar transaction involving the Target Group;

Announcement: the announcement in the Agreed Form marked “AF3”;

Base 2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

Base Initial Consideration: £250,000,000;

Business Day: (other than in clause 24.2) any day other than a Saturday, Sunday or any other day which is a public holiday in England;

Capped Claim: any claim by the Purchaser under or for breach of this agreement (including for breach of the Vendors’ Warranties) other than a claim for a breach of the provisions of clause 5 (No Leakage), clause 15.6 or a Tax Covenant Claim in respect of Secondary Tax Liabilities;

Capped Pre-LTIP 2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

Claims Escrow Account: the designated interest bearing account held with the Escrow Agent in the joint names of the Purchaser and the WIL Representatives;

Claims Escrow Amount: £4,500,000;

Clearance Condition: the condition set out in clause 2.1.1;

Companies Legislation: the Companies Act 2006, the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989 or the equivalent provisions in respect of any jurisdiction outside England;

Company: Norland Holdings Ltd (registered in England and Wales under number 05362693) whose registered office is at City Bridge House, 57 Southwark Street, London SE1 1RU;

Completion: the completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date: the third Business Day following the later of (i) the date on which the Clearance Condition is satisfied and (ii) the date on which the No Appeal Condition is satisfied or waived in accordance with clause 2.6, or such other date as agreed between WIL and the Purchaser (provided that such other date shall not be earlier than 23 December 2013);

Conditions: the Clearance Condition and the No Appeals Condition;

Conduct Adjustment: as defined in part 1 of the schedule to the Supplementary Exhibit;

Confidential Information: all information not in the public domain, which relates to the members of the Target Group or their respective business or assets, and which any Vendor shall have received or obtained at any time by reason of or in connection with its relationship with the Target Group;

Consideration: the consideration for the Shares referred to in clause 4.1;

Consideration Loan Note Instrument: the loan note instrument to be executed by the Purchaser in the Agreed Form marked “AF4”;

Consideration Loan Notes: unsecured unguaranteed non-convertible loan notes constituted under the Consideration Loan Note Instrument with an aggregate principal amount equal to 20 per cent. of the Initial Consideration payable to the Management Vendors;

Continuing WIL Group: WIL and its Group Companies other than the members of the Target Group;

Daily Interest Amount: the sum of £63,000;

Data Room: the documents and information contained in the online data room made available to the Purchaser as at 11.59 p.m. on 24 October 2013, as listed in the index in the Agreed Form marked “AF5” and contained on a CD-ROM delivered by WIL’s Solicitors to the Purchaser and the Purchaser’s Solicitors;

Deed of Guarantee: the deed of guarantee and covenant dated on or around the date of this agreement between WIL’s Guarantor and the Purchaser Parties;

Deferred Consideration: an amount equal to the sum of the First Tranche Deferred Consideration and the Second Tranche Deferred Consideration;

Disclosed: fairly disclosed in or in accordance with the Disclosure Letter or, save in respect of the Vendors’ Warranties set out at paragraphs 8.1 (Accounts) and 8.2 (Locked Box Accounts) of part 1 of schedule 5 (Vendors’ Warranties), the Data Room;

Disclosure Letter: the letter dated the date of this agreement from the Vendors to the Purchaser making certain disclosures against the Vendors’ Warranties prior to the Purchaser entering into this agreement;

EC Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday for the institutions of the European Union;

Employment Agreements: the employment agreements and non-pooling agreements to be entered into between certain members of the Target Group and each of the Management Vendors in the Agreed Form marked “AF6 (A-I)”;

Encumbrance: any interest or equity of any person (including any option or right of pre-emption or right to acquire) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or any other third party right, or any agreement, arrangement or obligation to create any of the same (whether exercisable now or in the future and whether conditional or not);

Escrow Accounts: the Claims Escrow Account, the Insurance Escrow Account and, if applicable, the Individual Vendors’ Escrow Account;

Escrow Agent: a subsidiary of Barclays PLC or such other person as the Purchaser and the WIL Representatives shall agree;

EUMR: Council Regulation (EC) No 139/2004;

Excess 2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

Excluded Insured Claims: any claim by the Purchaser against the Vendors (or any of them):

(i)	for breach of the Title and Capacity Warranties;

(ii)	for breach of the Vendors’ Warranties set out in paragraphs 8.2 and 8.4 of part 1 of schedule 5 (Vendors’ Warranties); or

(iii)	for breach of the Vendors’ Warranties set out in paragraphs 8.1 and 8.3 of part 1 of schedule 5 (Vendors’ Warranties) if recovery in respect of such breach under the Insurance Policies is avoided due to any of the Agreed Warranty Policy Exclusions; or

(iv)	in respect of any Tax Covenant Claim if recovery in respect of such Tax Covenant Claim under the Insurance Policies is avoided due to any of the Agreed Tax Policy Exclusions;

Exhibits: the Supplementary Exhibit, the Senior Employee List and the Tier 1 Employee List;

Existing Cash LTIP: means the cash based long-term incentive plan adopted by the Company in 2011;

Existing LTIPs: the share based long-term incentive plan adopted by the Company in September 2011 and the Existing Cash LTIP;

Failed Insured Claim: any claim by the Purchaser for breach of the Vendors’ Warranties or a Tax Covenant Claim (other than Excluded Insured Claims) if recovery in respect of such breach under the Insurance Policies is avoided or fails for any reason;

Family Members: in relation to any person, the spouse or civil partner, parents and every child and remoter descendant of that person (including stepchildren and adopted children);

Family Trust: in relation to any person, trusts established by that person in relation to which only that person and/or his Family Members are capable of being beneficiaries;

First Deferred Consideration Period: the period commencing on the Completion Date and ending on 31 March 2014 (both dates inclusive);

First Deferred Consideration Statement: the statement agreed or determined in accordance with clause 8.1;

First Tranche Deferred Consideration: the sum of £35,000,000, as adjusted pursuant to clause 4.2;

Fundamental Claim: any claim by the Purchaser for breach of any Fundamental Warranty;

Fundamental Warranties: the Title and Capacity Warranties and the Vendors’ Warranties set out at paragraphs 3 (Information), 6 (Constitution) and 7 (Solvency) of part 1 of schedule 5 (Vendors’ Warranties);

Group Company: in relation to a body corporate, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Guarantee: the guarantee set out in clause 14;

HMRC: HM Revenue & Customs (and references to “HMRC” shall be construed to include references to the Inland Revenue and Customs & Excise at any time before the establishment of HM Revenue & Customs);

Independent Firm: the London office of one of Ernst & Young, KPMG, Deloitte and PricewaterhouseCoopers agreed by WIL and the Purchaser or, if WIL and the Purchaser shall fail to agree, or should any such firm decline to act, within ten Business Days of a matter falling for determination by an Independent Firm under this agreement, the London office of such one of those firms willing to act or of such other firm of chartered accountants with international reach and standing as may be nominated by the President from time to time of the Institute of Chartered Accountants in England and Wales on the application of either WIL or the Purchaser;

Individual Vendor Relevant Proportion: in respect of each Individual Vendor, the percentage set out against each Individual Vendor’s name in column 5 of the table in part 2 of schedule 1;

Individual Vendors’ Advanced Vesting Tax: the income tax payable via PAYE and associated employee’s primary class 1 NIC which will arise if a taxable benefit arises under Chapter 4 Part 7 ITEPA 2003 as a result of the adoption of the New Articles;

Individual Vendors’ Escrow Account: the designated interest bearing account held with the Escrow Agent in the joint names of the Purchaser and the Individual Vendors’ Representative;

Individual Vendors’ Escrow Amount: the sum of £2,975,469;

Individual Vendors’ Representative: the person(s) appointed as such in accordance with clause 18.1 from time to time;

Individual Vendors’ Solicitors’ Account: the client account of Osborne Clarke held with National Westminster Bank plc (account name: Osborne Clarke Client Account; sort code: 56099095; account number: 00708542; Reference: AJS/1004917/KLP);

Initial Consideration: the aggregate of:

(i)	the Base Initial Consideration; plus

(ii)	the Working Capital Adjustment Amount; plus

(iii)	the Daily Interest Amount multiplied by the number of days between the date immediately following the Locked Box Date and the Completion Date (both dates inclusive);

Insurance Escrow Account: the designated interest bearing account held with the Escrow Agent in the joint names of the Purchaser and the WIL Representatives;

Insurance Escrow Amount: £3,000,000;

Insurance Policies:

(i)	the warranty and indemnity liability insurance policy, dated around the date of this agreement with certificate number AMB01394 issued by Aspen Managing Agency Limited (Syndicate ASP 4711 at Lloyd’s), Brit Syndicates Limited (Syndicate BRT 2987 at Lloyd’s), R J Kiln & Co Limited (Syndicate KLN 510 at Lloyd’s), BFP Consortium 9562 (BAR 1955 66.67% and MRE 5151 33.33% at Lloyd’s) managed by Barbican Managing Agency Limited, Renaissance Re Syndicate Management Limited (Syndicate RNR 1458 at Lloyd’s) and Novae Syndicates Limited (Syndicate NVA 2007 at Lloyd’s) for the benefit of the Purchaser Parties;

(ii)	the warranty and indemnity liability insurance policy, dated around the date of this agreement with policy number 415860524 issued by CNA Insurance Company Limited for the benefit of the Purchaser Parties;

(iii)	the warranty and indemnity liability insurance policy, dated around the date of this agreement with policy number AMB01395 issued by International Insurance Company of Hannover Ltd. for the benefit of the Purchaser Parties;

(iv)	the warranty and indemnity liability insurance policy, dated around the date of this agreement with policy number WOO28513PPBU issued by Beazley Syndicates 623 and 2623 for the benefit of the Purchaser Parties; and

(v)	the Lead Policy;

Insurance Premium: the sum of £1,094,052.50;

Insured Claim: any claim by the Purchaser for breach of the Vendors’ Warranties or any Tax Covenant Claim, in either case excluding Excluded Insured Claims;

Intellectual Property: patents, registered designs, rights in design, copyright, rights in databases, trade marks, service marks, trade or business names, logos and domain names and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

Interim Period: the period commencing on the date of this agreement and concluding on the Completion Date;

Inter Vendor Agreement: means the agreement to be entered into between the Vendors on or around the date of this agreement, a copy of which is annexed to the Disclosure Letter;

Lead Policy: the warranty and indemnity liability insurance policy, dated around the date of this agreement with policy number 56703F13AA issued by Pembroke Syndicate 4000 at Lloyd’s for the benefit of the Purchaser Parties;

Leakage: any of the following, to the extent effected or received between the Locked Box Date and (including) the Completion Date:

(i)	any dividend or distribution of profits or assets declared, authorised, paid or made (whether actual or deemed) by a member of the Target Group to or for the benefit of any Vendor or Vendor Related Party;

(ii)	any redemption or purchase of shares, bonds, loans or other securities or return of capital (whether by reduction of capital or otherwise) by a member of the Target Group in each case from, to or in favour of or for the benefit of any Vendor or Vendor Related Party;

(iii)	any payments made (including loan repayments, payments of interest, management, monitoring, service or advisory fees, bonus payments, commission or incentive awards) by a member of the Target Group to or for the benefit of any Vendor or Vendor Related Party;

(iv)	any Encumbrance granted over any of the assets of a member of the Target Group for the benefit of any Vendor or Vendor Related Party;

(v)	any assets transferred, surrendered or granted by a member of the Target Group to any Vendor or Vendor Related Party;

(vi)	any liabilities assumed, incurred or discharged by a member of the Target Group for the benefit of any Vendor or Vendor Related Party;

(vii)	the waiver, release or forgiveness by a member of the Target Group of any amount owed to a member of the Target Group by any Vendor or Vendor Related Party or by any other party whose liability is guaranteed by any Vendor or Vendor Related Party or for which any Vendor or Vendor Related Party is otherwise liable, or any loss resulting from any failure of any Vendor or Vendor Related Party to pay when due any sum due to a member of the Target Group;

(viii)	any obligation or liability assumed, guaranteed, indemnified, or otherwise incurred by a member of the Target Group, in each case to or for the benefit of any Vendor or Vendor Related Party;

(ix)	any fees, costs or expenses (including sale bonuses, change of control payments, finder fees and commissions) relating to or arising from or as a result of the Transaction or any Alternative Transaction which are paid or incurred by a member of the Target Group to or on behalf of any Vendor or Vendor Related Party; and

(x)	any agreement or arrangement to do or effect any of the matters referred to in paragraphs (i) to (ix) above having been entered into, or offered to be entered into, by any member of the Target Group, but in all cases excluding any Permitted Payments and provided that, for the purposes of paragraphs (i) to (x) above and clause 5, to the extent that Leakage is not directly received by a Vendor or Vendor Related Party (a) it shall be deemed to have been received by the Vendor or Vendor Related Party to whom it is referable (provided that if more than one Vendor shall be deemed to have received such Leakage, such Vendor shall only be liable for the amount referable to him or his Vendor Related Parties) or (b) if it is not possible to determine to which Vendor such Leakage was referable, each Vendor shall be deemed to have received its Relevant Proportion of such Leakage;

Locked Box Accounts: the unaudited consolidated accounts of the Target Group comprising a consolidated balance sheet as at the Locked Box Date and a consolidated profit and loss account, and a consolidated cash flow statement, for the six month period from the Accounts Date to the Locked Box Date in the Agreed Form marked “AF7”;

Locked Box Analysis: the analysis of the Locked Box Accounts in the Agreed Form marked “AF8”;

Locked Box Date: 4 October 2013;

Longstop Date: 5 June 2014 or, if later, and provided that the Purchaser has used best endeavours to make the Phase I Notification as soon as reasonably practicable after the date of this agreement in accordance with clause 2.2, the date that is 120 EC Business Days after the date of the Phase I Notification;

LTIPs: any arrangement operated by any member of the Target Group (other than a retirement benefit plan, a deferred bonus or any other arrangement that is an element of an employee’s remuneration package) which involves the receipt of any asset (including cash or any share in a member of the Target Group) by a director or employee of the Target

Group (whether or not containing conditions in respect of service and/or performance) pursuant to which the Target Group incurs any cost or liability (whether actual or contingent), including the Existing LTIPs;

Management Accounts: the unaudited consolidated monthly management accounts of the Target Group (which amongst other things set out the monthly assets, liabilities and profits of the Target Group on a division by division basis) for each monthly period from the Accounts Date and ended on the Locked Box Date in the form annexed to the Disclosure Letter;

Management Vendors: the Vendors other than WIL and Paul Lester;

Material Contract: means any of the following binding contracts or arrangements or undertakings of whatever nature (for the purposes of this definition a “contract”) to which a member of the Target Group is a party (but excluding all contracts of employment between any member of the Target Group and its employees), namely:

(i)	a contract not on arm’s length terms;

(ii)	a contract outside the ordinary course of business of the Restricted Business;

(iii)	a contract not capable of performance in full by the members of the Target Group within 12 months from the date it was entered into (other than in connection with customer contracts and subcontractor/outsourcing contracts entered into in the ordinary course of business);

(iv)	a contract which restricts the ability or the freedom of any member of the Target Group to carry on its business in any part of the world in any way it thinks fit;

(v)	a contract (other than a customer contract entered into in the ordinary course of business) which is a joint venture, partnership or profit sharing contract or arrangement;

(vi)	a contract (other than a customer contract entered into in the ordinary course of business or any employment contract or contract with agency workers by which the Target Group would be vicariously liable for such employee or agency worker) under which a member of the Target Group is liable for any obligation or liability of any person who is not a member of the Target Group;

(vii)	a Material Customer Contract;

(viii)	a contract with a supplier of the Target Group pursuant to which goods or services are provided to the Target Group over a fixed term and other than by way of individual purchase orders and under which the minimum payments by the Target Group for such goods or services exceed £500,000 annually; or

(ix)	a purchase order with a supplier of the Target Group under which the payments by the Target Group for the supply of goods and services to the Target Group pursuant to that purchase order exceed £500,000;

Material Customer Contract: any contract to which any member of the Target Group is party with a customer in respect of which the records of the relevant member of the Target Group at the date of this agreement forecast that the annual turnover arising from such customer or its Group Companies from one or more contracts will exceed £1,000,000 for the 2014 Financial Year;

Monteray Agreement: the document at section 6.7.2 of the Data Room;

New Articles: the new articles of association of the Company to be adopted immediately prior to Completion in accordance with clause 6.8 in the Agreed Form marked “AF9”;

New Cash LTIP Annual Award: as defined in part 1 of schedule 4 (Deferred Consideration);

NIC: national insurance contributions;

NMSL: Norland Managed Services Limited (registered in England and Wales under number 01799580) whose registered office is at City Bridge House, 57 Southwark Street, London SE1 1RU;

No Appeal Condition: the condition set out in clause 2.1.2;

Non-Statutory Clearance: the non-statutory clearance application to be submitted by the Company to HMRC (following consultation with the Purchaser’s tax advisers) seeking clearance that there is no income tax via PAYE arising as a result of the adoption of the New Articles;

Non-Statutory Clearance Response: the final reply by HMRC in respect of the Non-Statutory Clearance after all reasonable discussion and correspondence between the Individual Vendors’ Representative acting on behalf of the Company both before and after Completion (or such adviser as he may direct) and HMRC in respect thereof;

OFT: the Office of Fair Trading of the United Kingdom;

Ordinary Shares: the 114,900 issued ordinary shares of £0.00000266183704 each in the capital of the Company;

Parties: the parties to this agreement, and “Party” shall be construed accordingly;

Pension Benefits: any pension, lump sum, death, ill-health, disability or accidents benefit or other like benefit provided or to be provided on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death or to be provided on or in anticipation of or in connection with any change in the nature of the service of any Relevant Person;

Pension Schemes: the group personal pension arrangement with Friends Life, the Suffolk County Council Pension Fund of the Local Government Pension Scheme, the Company’s section of the Prudential Platinum Pension Scheme, the Plumbing and Mechanical Services (UK) Industry Pension Scheme, the Blue Sky Pension Scheme, the Collective Personal Retirement Savings Account with Zurich (Ireland) and the Merlin Managed Services Inc 401(K) Retirement Savings Plan;

Permitted Payments:

(i)	any payments to RHTL in consideration for services provided to the Target Group on arm’s length terms in the ordinary course of the business of the Target Group in an aggregate amount not exceeding £1,000 (exclusive of VAT) per calendar month;

(ii)	the payment of management fees by the Company and NMSL to RSG in an aggregate amount not exceeding £19,000 (exclusive of VAT) per calendar month to the extent shown in, or taken into account in the preparation of, the 2014 Forecast;

(iii)	all payments made by any member of the Target Group to or for the benefit of the Individual Vendors in connection with their employment by any member of the Target Group, including all payments of salary and emoluments (including bonuses and pension contributions but excluding any bonuses relating directly or indirectly to the Transaction) pursuant to contractual arrangements entered into before the date of this agreement and contained in the Data Room, with an aggregate value not exceeding £220,000 per calendar month together with any income tax and national insurance payable thereon by any member of the Target Group, to the extent shown in, or taken into account in the preparation of, the 2014 Forecast, and any reimbursements of expenses paid or payable to the Individual Vendors in the ordinary course of their employment by any member of the Target Group and consistent with past practice;

(iv)	directors’ fees and other benefits paid or payable to or for the benefit of Paul Lester in connection with his office as chairman of the Target Group of up to an aggregate amount of £10,000 per calendar month together with any income tax and national insurance payable thereon by any member of the Target Group, pursuant to contractual arrangements entered into before the date of this agreement and contained in the Data Room to the extent shown in, or taken into account in the preparation of, the 2014 Forecast, and any reimbursements of expenses paid or payable to Paul Lester in connection with his office as chairman of the Target Group and consistent with past practice;

(v)	the payment by NMSL to RTL of £492,661.26 on 8 October 2013 in part repayment of the intercompany balance owed by NMSL to RTL;

(vi)	the repayment in full of the existing intercompany balance owed by NMSL to RTL pursuant to clause 6.6 such amount not to exceed £500,000; and

(vii)	the payment by NMSL of the Individual Vendors’ Advanced Vesting Tax and employer’s NIC in respect thereof in accordance with clause 9.1.5.1;

Phase I Notification: the filing of a Form CO to the European Commission in connection with the Transaction;

Pre-Completion Communications Guidelines: the Pre-Completion Communications Guidelines in the Agreed Form marked “AF10”;

Pre-Contractual Statement: any statement, undertaking, promise, assurance, warranty, understanding, representation or misrepresentation (whether contractual or non-contractual and whether negligently or innocently made) made prior to the execution of this agreement, other than as expressly set out in this agreement as a Vendors’ Warranty, relating to the subject matter of the Transaction Documents, whether in writing or not and whether made by any person (whether party to the Transaction Documents or not);

Pre-LTIP 2014 EBITDA: as defined in part 1 of schedule 4 (Deferred Consideration);

Pre-LTIP 2014 EBITDA Margin: as defined in part 1 of schedule 4 (Deferred Consideration);

Pre-LTIP 2014 EBITDA Margin Adjustment: as defined in part 1 of schedule 4 (Deferred Consideration);

Properties: the leasehold properties of the Target Group, certain details of which are given in schedule 9;

Purchaser Group Loan Note Instruments: the loan note instruments to be executed by the Relevant Purchaser Group Companies to be substantially in the form of the Consideration Loan Note Instrument;

Purchaser Group Loan Notes: the unsecured unguaranteed non-convertible loan notes to be issued by the Relevant Purchaser Group Companies pursuant to the Put and Call Agreement;

Purchaser’s Solicitors: Simpson Thacher & Bartlett LLP of City Point, One Ropemaker Street, London EC2Y 9HU;

Purchaser’s Warranties: the warranties set out in part 2 of schedule 5 (Purchaser’s Warranties);

Put and Call Agreement: the put and call agreement in the Agreed Form marked “AF11” to be entered into by the Management Vendors, the Purchaser and the Relevant Purchaser Group Companies and relating to the Consideration Loan Notes and the Purchaser Group Loan Notes;

Relevant Person: any past or present employee, officer or director of the Company and their respective spouses, civil partners and dependants.

Relevant Proportion: in respect of each Vendor, the percentage set out against each Vendor’s name in (a) column 3 of the table in part 1 of schedule 1 in relation to WIL and (b) column 4 of the table in part 2 of schedule 1 in relation to the Individual Vendors;

Relevant Purchaser Group Companies: the Purchaser, the Guarantor, Relam Amsterdam Holdings B.V., CBRE Global Holdings S.àr.l., CBRE Global Acquisition Company S.àr.l., CBRE Luxembourg Holdings S.àr.l., CBRE Inc. CB/TCC, LLC, CB/TCC Global Holdings Limited and CBRE Services, Inc.;

Relevant Value: as defined in part 1 of schedule 4 (Deferred Consideration);

Resignation Letters: the letters to be signed by the Resigning Directors in the Agreed Form marked “AF12”;

Resigning Directors: Neil French (as a director of the Company) and Rachael Henderson, John Maidment, Anthony Smith, Thomas Meikle, Paul Saville King and Kevin Lynn (in each case as a director of NMSL);

Restricted Business: the business of providing any of the following services on a direct, subcontracted or supervisory basis: mechanical and/or electrical engineering, hard services facility management and/or the management of soft services provided by third parties, energy management and project management, in each case as carried on by the Target Group at the date of this agreement;

Restricted Stock Agreement: the agreement in the Agreed Form marked “AF13” to be entered into by the Management Vendors and the Guarantor;

Restricted Territories: the United Kingdom, the Republic of Ireland, the Netherlands, Germany, the United States of America, Singapore and Switzerland;

RHTL: Reliance High-Tech Limited (registered in England and Wales under number 02025063) whose registered office is at 130-132 Buckingham Palace Road, London SW1W 9SA;

RSG: Reliance Security Group Limited (registered in England and Wales under number 01473721) whose registered office is at 130-132 Buckingham Palace Road, London SW1W 9SA;

RTL: Reliance Trust Limited (registered in England and Wales under number 06036746) whose registered office is at 130-132 Buckingham Palace Road, London SW1W 9SA;

Secondary Tax Liability: as defined in the Tax Covenant;

Second Deferred Consideration Period: the period commencing on 1 April 2014 and ending on 31 March 2015 (both dates inclusive);

Second Deferred Consideration Statement: the statement agreed or determined in accordance with clause 8.2;

Second Tranche Deferred Consideration: the sum of £15,000,000, as adjusted pursuant to clause 4.3;

Senior Employee: any Tier 1 Employee and any employee of the Target Group listed as such in the Senior Employee List, together with any other person who, prior to Completion, has replaced an employee of the Target Group listed in the Senior Employee List or who at Completion holds a position with or performs a role for the Target Group that is commensurate with the position or role (as applicable) of an employee of the Target Group listed in the Senior Employee List;

Senior Employee List: the list of Senior Employees in the Agreed Form marked “AF14”;

Shares: the Ordinary Shares and the A Ordinary Shares;

Subsidiaries: the subsidiaries of the Company referred to in part 2 of schedule 2, certain details of which are set out in part 2 of schedule 2;

Supplementary Exhibit: the exhibit in the Agreed Form marked “AF15”;

Surviving Provisions: clauses 1 (Definitions and interpretation), 14 (Guarantee), 17 (Confidentiality and announcements), 19 (Assignment), 20 (General), 24 (Notices), 25 (Nature of Purchaser provisions) and 26 (Governing law and jurisdiction);

Target Group: the Company and the Subsidiaries;

Taxation or Tax: as defined in the Tax Covenant;

Taxation Authority: as defined in the Tax Covenant;

Tax Claim: a Tax Covenant Claim or a Tax Warranty Claim;

Tax Covenant: the provisions of schedule 7 (Tax Covenant);

Tax Covenant Claim: any claim by the Purchaser under or for breach of the Tax Covenant;

Tax Warranty Claim: any claim by the Purchaser for breach of the Tax Warranties;

Tax Warranties: the Vendors’ Warranties set out at paragraph 21 of part 1 of schedule 5 (Vendors’ Warranties);

Tier 1 Employee: any Management Vendor and any employee of the Target Group listed as such in the Tier 1 Employee List, together with any other person who, prior to Completion, has replaced an employee of the Target Group listed in the Tier 1 Employee List or who at Completion holds a position with or performs a role for the Target Group that is commensurate with the position or role (as applicable) of an employee of the Target Group listed in the Tier 1 Employee List;

Tier 1 Employee List: the list of Tier 1 Employees in the Agreed Form marked “AF16”;

Title and Capacity Warranties: the Warranties set out at paragraphs 1 (Title) and 2 (Capacity) of part 1 of schedule 5 (Vendors’ Warranties);

Transaction: the sale by the Vendors and the purchase by the Purchaser Parties of the Shares on the terms and subject to the conditions set out in this agreement;

Transaction Documents: this agreement, the Deed of Guarantee, the Disclosure Letter (excluding any attachments thereto), the Put and Call Agreement, the Restricted Stock Agreement, the Consideration Loan Note Instrument, the Purchaser Group Loan Note Instruments and the Employment Agreements;

third party: any person other than the Parties;

UK GAAP: Statements of Standard Accounting Practice and Financial Reporting Standards adopted or issued by the Financial Reporting Council Limited, Urgent Issues Task Force Abstracts and Financial Reporting Council Abstracts adopted or issued by the Financial Reporting Council Limited and other UK generally accepted accounting practice in compliance with all applicable laws in the United Kingdom;

Vendor Related Party:

(i)	in relation to any Individual Vendor, any Family Member of that Individual Vendor or the trustee(s) of any Family Trusts established by that Individual Vendor or any body corporate of which that Individual Vendor or any such Family Members or the trustees of any such Family Trusts is a shareholder or director and any of their connected persons (other than the members of the Target Group); and

(ii)	in relation to WIL, any member of the Continuing WIL Group, any direct or indirect shareholder in WIL, any Family Member of any such shareholder, the trustee(s) of any Family Trusts established by any such shareholder or any body corporate controlled by any such shareholder or any such Family Member or the trustee(s) of any such Family Trusts (in their capacity as trustee(s) of such Family Trusts) (other than the members of the Target Group);

Vendors: WIL and the Individual Vendors;

Vendors’ Warranties: the warranties set out in part 1 of schedule 5 (Vendors’ Warranties);

Warranty Claim: any claim by the Purchaser for breach of the Vendors’ Warranties;

WIL Representatives: the person(s) appointed as such in accordance with clause 18.2 from time to time;

WIL’s Guarantor: Brian Kingham;

WIL’s Solicitors: Macfarlanes LLP (a limited liability partnership registered in England and Wales under number OC334406) whose registered office is at 20 Cursitor Street, London EC4A 1LT; and

WIL’s Solicitors’ Account: the client account of WIL’s Solicitors held with The Royal Bank of Scotland PLC of City Office, 62/63 Threadneedle Street, London EC2R 8LA; account name: Macfarlanes LLP Client No 1 Account; sort code 15-10-00; account number: 15388776; Reference: RSB/JMAH/632629; and

Working Capital Adjustment Amount: the sum of £16,059,000.

1.3	In this agreement, unless otherwise specified:

1.3.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this agreement;

1.3.2	any reference to any legislation (whether of the United Kingdom or elsewhere) including to any statute, statutory provision or subordinate legislation (“Legislation”):

1.3.2.1	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this agreement;

1.3.2.2	in the Vendors’ Warranties and the Purchaser’s Warranties only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted,

except, in the case of each of clauses 1.3.1 and 1.3.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this agreement would create or increase the liability of any Party;

1.3.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.4	In this agreement (unless the context requires otherwise):

1.4.1	words and expressions which are defined in the Companies Legislation and which are not otherwise defined in this agreement have the same meanings as are given to them in the Companies Legislation;

1.4.2	any question as to whether a person is “connected” with any other person shall be determined in accordance with the provisions of ss.1122-1123 Corporation Tax Act 2010;

1.4.3	“control” means the power to direct the operating and financial policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise;

1.4.4	any gender includes a reference to the other genders;

1.4.5	use of the singular includes the plural and vice versa;

1.4.6	any reference to the awareness or knowledge of WIL shall be deemed to be limited to the actual awareness of Neil French and Jeremy Simon, having made reasonable enquiry of WIL’s Guarantor;

1.4.7	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.4.8	any reference to “holding company” or “subsidiary” means a “holding company” or “subsidiary” (as the case may be) as defined in section 1159 Companies Act 2006 save that a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or that person’s nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

1.4.9	any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.4.10	any reference to the background section, a clause or schedule is to the background section, a clause or schedule (as the case may be) of or to this agreement;

1.4.11	any reference to this agreement or any other document is a reference to this agreement or that other document as amended, varied, supplemented or novated (in each case, other than in breach of the provisions of this agreement) at any time;

1.4.12	“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or as the holder of any interest in, as a financing party to, or as officer, employee or agent of or consultant to any other person;

1.4.13	any reference to indemnifying any person against any matter, event or circumstance includes indemnifying and keeping him harmless (on an after tax basis) from all losses incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

1.4.14	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.4.15	references to time of the day are (save where otherwise stated) to London time;

1.4.16	any document expressed to be “in the Agreed Form” shall be such document in the form agreed between WIL and the Purchaser or, in the case of the Consideration Loan Note Instrument, the Purchaser Group Loan Note Instruments, the Employment Agreements, the Put and Call Agreement and the Restricted Stock Agreement, between the relevant Individual Vendor(s) and the Purchaser and signed for the purpose of identification by, or on behalf of, WIL and the Purchaser or the Individual Vendors’ Representative and the Purchaser (as applicable) with such amendments thereto as may be agreed by, on or on behalf of, WIL and the Purchaser or the Individual Vendors’ Representative and the Purchaser (as applicable) in writing following the date of this agreement. References to such documents in this agreement shall, where the context so admits, be references to such documents as so amended; and

1.4.17	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.5	The table of contents and clause headings in this agreement are included for convenience only and do not affect the interpretation of this agreement.

2	Conditions

2.1	Completion shall be conditional upon the later to occur of:

2.1.1	the first to occur of:

2.1.1.1	the receipt by the Purchaser of a decision by the European Commission under Article 6(1)(b) of the EUMR declaring the Transaction compatible with the internal market (a “Phase I Clearance Decision”), or the deemed issue of a Phase I Clearance Decision under Article 10(6) of the EUMR; or

2.1.1.2	if a request under Article 9(2) of the EUMR has been made by the OFT or the competent authority of any other EU Member State:

(i)	the European Commission indicating that it has decided not to refer the Transaction to the OFT or any other competent authority and issuing a Phase I Clearance Decision (or having been deemed to have done so in accordance with Article 10(6) of the EUMR); or

(ii)	where the European Commission has indicated that it has decided to refer the Transaction (or any part of it or any matter arising from it) to the OFT and/or any other competent authority: (i) the OFT indicating in writing that it is not its intention to refer the Transaction (or any part of it nor any matter arising from it) to the Competition Commission pursuant to Section 33 of the Enterprise Act 2002, (ii) each other competent authority to which the Transaction (or any part of it or any matter arising from it) has been referred issuing a first phase clearance decision in respect of the same without initiating any second phase review, and (iii) in respect of any part of the Transaction not referred to the OFT or to another competent authority under Article 9(3) of the EUMR, the European Commission issuing a Phase I Clearance Decision (or having been deemed to have done so in accordance with Article 10(6) of the EUMR); or

2.1.1.3	the receipt by the Purchaser of written confirmation from the European Commission, whether by way of a decision under Article 6(1)(a) of the EUMR or otherwise, that the Transaction does not constitute a concentration with a Community dimension within the meaning of the EUMR; or

2.1.1.4	the receipt by the Purchaser of a decision by the European Commission under Article 8(1) or Article 8(2) of the EUMR declaring the Transaction compatible with the internal market (a “Phase II Clearance Decision”), or the deemed issue of a Phase II Clearance Decision under Article 10(6) of the EUMR; and

2.1.2	if the Clearance Condition is satisfied:

2.1.2.1	no appeal having been lodged with the European Commission by any third party against the relevant decision referred to in clause 2.1.1 by 11.59 p.m. (GMT) on 22 December 2013 (provided that no Party shall take any action with the intention of directly or indirectly encouraging any such appeal to be made); or

2.1.2.2	if an appeal has been lodged with the European Commission by any third party against the relevant decision referred to in clause 2.1.1 by 11.59 p.m. (GMT) on 22 December 2013 (provided that no Party shall take any action with the intention of directly or indirectly encouraging any such appeal to be made), such appeal having been rejected or rebutted by the European Commission.

2.2	The Purchaser undertakes to use best endeavours to procure the fulfilment of the Clearance Condition as soon as is reasonably practicable following the date of this agreement (save for clause 2.2.2.1, whether before or after any decision that the European Commission may issue under Article 6(1)(c) of the EUMR and in any event prior to the Longstop Date:

2.2.1	including making all necessary filings to, respond to any requests for further information from, and if appropriate meet with, the European Commission or any other relevant competent authority; and

2.2.2	including insofar as may be reasonably necessary in each case in order to facilitate and expedite the satisfaction of the Clearance Condition:

2.2.2.1	within 55 EC Business Days of any decision of the European Commission under Article 6(1)(c) of the EUMR (or otherwise as the Purchaser may decide in its sole discretion), offering and giving such commitments or undertakings to the European Commission, the OFT or any other relevant competent authority, to sell or otherwise dispose of, or hold separate, any of its undertakings, assets, categories of assets, or businesses, or to adhere to any behavioural restrictions or obligations in respect of the same or the Target Group;

2.2.2.2	refraining from entering into any transaction or agreement with any third party that delays or affects the satisfaction of the Clearance Condition; and

2.2.2.3	taking, or causing to be taken, any other action.

2.3	If, after any decision of the European Commission under Article 6(1)(c) of the EUMR, the Vendors believe (acting in absolute good faith and taking into consideration all communications with the European Commission or any relevant competent authority in connection with the Transaction up to that time) that the Purchaser has not used reasonable endeavours and has not acted in absolute good faith to procure, or has not procured that the Guarantor has used reasonable endeavours to procure, the receipt of a Phase II Clearance Decision (if required), the Vendors shall be entitled, provided that (i) they are acting in absolute good faith, with the sole purpose of procuring the occurrence of Completion, and (ii) they have fully complied with their obligations under this clause 2.3, to serve a written notice of default on the Purchaser setting out in reasonable detail the reasons for the Vendors’ belief that the Purchaser has not used reasonable endeavours and has not acted in absolute good faith to procure, or has not procured that the Guarantor has used reasonable endeavours to procure, the receipt of a Phase II Clearance Decision (a “Notice of Default”). The Vendors shall have the right to regard this agreement as terminated in accordance with clause 2.7.2 after the date that is 15 EC Business Days after the date on which the Purchaser receives such a notice of default; provided, however, that if within such 15 EC Business Day period, the Purchaser uses reasonable endeavours (which shall include making further vigorous representations to the European Commission or any relevant competent authority in order to receive a Phase II Clearance Decision) and procures that the Guarantor has used reasonable endeavours to procure the receipt of a Phase II Clearance Decision and acts in absolute good faith to procure the receipt of a Phase II Clearance Decision (the “Remedial Conduct”), the Vendors shall not have the right to regard this agreement as terminated under this clause 2.3. If the Vendors elect to regard this agreement as terminated under this clause 2.3, but it is judicially determined that the Vendors were not entitled to serve a Notice of Default and regard this agreement as terminated under this clause 2.3, the Vendors shall pay any legal costs and expenses properly incurred by the Purchaser in disputing the Vendors’ entitlement to serve the Notice of Default and terminate this agreement under this clause 2.3 (and, if the Purchaser disputes the Vendors’ entitlement to serve a Notice of Default and regard this agreement as terminated under this clause 2.3, and it is judicially determined that the Vendors were entitled to serve the Notice of Default and regard this agreement as terminated under this clause 2.3, the Purchaser shall pay any legal costs and expenses properly incurred by the Vendors in defending their entitlement to serve the Notice of Default and regard this agreement as terminated).

2.4

Without prejudice to the right of the Vendors, if the Purchaser disputes the Vendors’ entitlement to serve a Notice of Default and terminate this agreement under clause 2.3, to be paid any legal costs and expenses properly incurred by the Vendors in defending their entitlement to serve the Notice of Default and terminate this agreement under clause 2.3, the sole remedy of the Vendors against the Purchaser for a breach of any provision in this clause 2, including a failure to perform the Remedial Conduct, shall be WIL’s claim for the payment of £A, where ‘A’ is the number set out in the Supplementary Exhibit, to the extent payable under clause 2.7.1 and the Vendors shall not be entitled to the remedies of injunction or specific performance or any other remedy, such that (without prejudice to the aforesaid) the Purchaser shall have no other liability to the Vendors in respect of any breach by the Purchaser of its undertakings under this clause 2 beyond its obligation to make payment in accordance with clause 2.7.1 (to the extent payable).

2.5	Without prejudice to clause 2.2:

2.5.1	each of the Vendors shall (to the extent that it is able) use best endeavours to assist the Purchaser in procuring the satisfaction of the Clearance Condition and the Purchaser and each of the Vendors shall co-operate in good faith for the purposes of procuring the satisfaction of the Clearance Condition; and

2.5.2	each of the Vendors shall provide (and procure, to the extent they are able, that the Company provides) all necessary data and information which the Purchaser’s Solicitors reasonably request for such purposes, provided always that, where the Purchaser’s Solicitors request information that may be regarded as competitively sensitive in respect of the business activities of the Target Group and/or those of the Purchaser and its Group Companies, WIL shall only be required to provide such information to the Purchaser’s Solicitors if the Purchaser’s Solicitors undertake not to provide such information to the Purchaser.

2.6	The No Appeal Condition may be waived by the Purchaser or WIL at any time after 11.59 p.m. on 22 December 2013 by giving written notice to that effect to the other Parties.

2.7	If the Clearance Condition has not been satisfied or (if applicable) the No Appeal Condition has not been satisfied or waived by the Longstop Date or if this agreement is terminated in accordance with clause 2.3:

2.7.1	the Purchaser shall, within five Business Days of the Longstop Date or the date of termination of this agreement, pay to WIL the sum of £A, where ‘A’ is the number set out in the Supplementary Exhibit, in cash in pounds sterling by way of transfer of funds for value on that date to the WIL’s Solicitors’ Account; and

2.7.2	this agreement shall terminate automatically and immediately and be of no further effect and the Parties shall be released and discharged from their respective obligations under this agreement (except for the provisions of this clause 2.7 and the Surviving Provisions).

2.8	The Parties anticipate that all sums payable under clause 2.7, being compensatory in nature, shall not be treated in whole or in part as consideration for a supply for the purposes of VAT and so will fall outside the scope of VAT. However, if HMRC determines that sums payable under clause 2.7 constitute all or part of the consideration for a supply for VAT purposes in respect of which WIL (or the representative member of the group of which WIL is a member) is liable to account for VAT, then:

2.8.1	WIL (or the representative member of the VAT group of which WIL is a member) shall issue a VAT invoice to the Purchaser (or the representative member of the VAT group of which the Purchaser is a member) in respect of the supply;

2.8.2	the Purchaser (or the representative member of its VAT group) shall use its reasonable endeavours to obtain any available credit or refund in respect of such VAT from HMRC; and

2.8.3	the payment shall be increased by a sum equal to (a) any amount so recovered from HMRC (whether by way of credit or refund) less (b) any out of pocket costs and expenses reasonably and properly incurred by the Purchaser in recovering such amount and the Purchaser shall pay such sum to WIL within five Business Days of making that recovery.

2.9	If, prior to Completion or the termination of this agreement in accordance with clause 2.7.2, a Vendor wilfully breaches or is wilfully in breach of:

2.9.1	the undertaking in clause 5;

2.9.2	the undertakings given in clause 6.1 (subject always to clause 6.2); and/or

2.9.3	any of the Vendors’ Warranties,

which breach or breaches (i) have not been remedied prior to Completion or the termination of this agreement in accordance with clause 2.7.2 and (ii) (whether individually or in aggregate) could reasonably be expected to result in a claim against the Vendors (or any of them) for an amount in excess of £2,000,000, the Purchaser may at any time prior to the Completion Date give written notice to WIL and the Individual Vendors’ Representative electing not to complete the Transaction and terminating this agreement, in which case this agreement shall terminate and be of no further effect and the Parties shall be released and discharged from their respective obligations under this agreement including the Purchaser’s obligation under clause 2.7 (except for the provisions of this clause 2.9 and the Surviving Provisions), provided that such termination of this agreement shall be without prejudice to the rights of the Parties in respect of any breach of this agreement occurring before the termination.

3	Sale and purchase

3.1	WIL shall sell those Shares listed in the columns 1 and 2 of the table in part 1 of schedule 1 and each Individual Vendor shall sell those Shares set out against its name in column 3 of the table in part 2 of schedule 1, in each case with full title guarantee free from all Encumbrances, and the Purchaser Parties shall purchase (as set out in clause 3.2) sole legal and beneficial title to the Shares with effect from and including the Completion Date so that, as from the Completion Date, all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after the Completion Date, shall belong to the Purchaser Parties (as set out in clause 3.2).

3.2	The Purchaser Parties shall purchase the Shares in accordance with clause 3.1 as follows:

3.2.1	the Purchaser shall purchase 49,911 Ordinary Shares from WIL and all of the A Ordinary Shares from WIL and the Individual Vendors; and

3.2.2	the Purchaser’s Subsidiary shall purchase 64,989 Ordinary Shares from WIL.

3.3	Neither the Vendors nor either Purchaser Party shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3.4	Each Vendor irrevocably and unconditionally waives (and shall procure the irrevocable and unconditional waiver by its nominee of) all rights of pre-emption which it (or such nominee) may have (whether under the articles of association of the Company or otherwise) and whether or not created after the date of this agreement.

3.5	WIL hereby gives its consent required under the articles of association of the Company to the transfer of the Shares under this agreement to the Purchaser Parties.

3.6	Each Vendor hereby waives any right it or he may have under the articles of association of the Company for a tag along offer to be made or to assert that the Consideration ought to be allocated other than in accordance with this agreement.

4	Consideration

4.1	The consideration for the Shares shall be the aggregate of:

4.1.1	the Initial Consideration, which shall be paid or satisfied on Completion in accordance with clauses 9.1 and 9.2; and

4.1.2	the Deferred Consideration, which shall be paid in accordance with clause 9.3.

4.2	The amount of the First Tranche Deferred Consideration shall be reduced if Relevant Value is less than £35,000,000 by an amount equal to £35,000,000 less Relevant Value, any such adjustment being agreed or determined in accordance with clause 8.1 and part 1 of the schedule to the Supplementary Exhibit.

4.3	The amount of the Second Tranche Deferred Consideration shall be reduced:

4.3.1	if (a) 2015 Revenue is equal to or less than B per cent. of 2014 Revenue or (b) Relevant Value does not exceed £35,000,000, to zero; and

4.3.2	if (a) 2015 Revenue is more than B per cent. of 2014 Revenue and (b) Relevant Value is more than £35,000,000 but less than £50,000,000, by the amount (if any) equal to £50,000,000 less Relevant Value, where ‘B’ is the percentage set out in the Supplementary Exhibit, any such adjustment being agreed or determined in accordance with clause 8.2 and part 1 of the schedule to the Supplementary Exhibit.

4.4	Any payment made by any Vendor to the Purchaser in respect of any claim under or for breach of this agreement shall, to the fullest extent possible, be deemed for Tax purposes to reduce the consideration paid for the Shares sold by that Vendor.

5	No Leakage

5.1	If a Vendor or any of its Vendor Related Parties receives or has received any Leakage, the relevant Vendor shall pay to the Purchaser within five Business Days of receipt of a written demand from the Purchaser setting out in reasonable detail the nature of any Leakage received by that Vendor and its Vendor Related Parties an amount in cash equal to the amount of any such Leakage plus the amount of any Taxation paid or that will become payable (net of any Tax credits or deductions received or that will be receivable) or other costs or charges suffered, by any member of the Target Group to the extent that such Taxation or other costs or charges are attributable to, or were paid or became payable as a result of, such Leakage. Interest at the annual rate of 3 per cent. shall be payable on any Leakage (together with any such Taxation or other costs or charges) from the date of the Leakage until the date of payment be the relevant Vendor.

5.2	In the absence of fraud, no Vendor shall be liable under clause 5.1 unless a written demand in respect of the relevant Leakage has been received by that Vendor on or before the date falling nine months after the Completion Date.

5.3	Each Vendor severally undertakes to notify the Purchaser in writing as soon as reasonably practicable after it or he becomes actually aware of, or has reason to believe that there has been, any Leakage setting forth (to the extent they are able) in reasonable detail the specific nature and amount of such Leakage.

5.4	To the extent that any amount under clause 5.1 is payable by a Vendor to the Purchaser, the Purchaser shall be entitled (at its sole discretion) to set off the amount so payable against that part of the Consideration otherwise due to that Vendor.

5.5	The liability of each Vendor pursuant to this clause 5 shall not in any circumstances exceed the total amount expressed to be payable under clause 5.1.

6	Interim Period

6.1	Subject to clause 6.2, each of the Vendors severally undertakes to and covenants with the Purchaser that it will procure that, during the Interim Period (except with the prior written consent of the Purchaser):

6.1.1	the business of the Target Group shall be carried on in the ordinary and usual course consistent with past practice;

6.1.2	save for the Inter Vendor Agreement or with the prior written consent of the Purchaser, neither it nor any of its Vendor Related Parties shall enter into any agreement, arrangement or commitment with, or give any promise or assurance to, any other Vendor or a Vendor Related Party of any other Vendor; and

6.1.3	without prejudice to the generality of clause 6.1.1, no member of the Target Group shall undertake any of the matters referred to in schedule 3.

6.2	Clause 6.1 shall not operate so as to restrict or prevent:

6.2.1	any action to the extent necessary to avoid a breach of applicable law or regulation (and the Vendors will in any event promptly notify the Purchaser of such action in advance, to the extent permitted by applicable law or regulation);

6.2.2	any action required pursuant to the terms of any contract or arrangement entered into by a member of the Target Group prior to the date of this agreement and Disclosed; or

6.2.3	any action specifically provided for in any Transaction Document (including, for the avoidance of doubt, the adoption of the New Articles pursuant to clause 6.8),

and provided always that the Purchaser’s rights under clause 6.1 shall only be capable of being exercised to the extent that such exercise will not confer the possibility of the Purchaser exercising any decisive influence on the Target Group or any part thereof, within the meaning of Article 3(2) EUMR.

6.3	The Vendors shall use all reasonable endeavours to notify the Purchaser in writing and consult with the Purchaser prior to the termination of the employment of any Senior Employee by any member of the Target Group (whether or not for cause (as defined in clause 12.6)) during the Interim Period to the extent practicable.

6.4	The Vendors shall, and shall procure that the officers and employees of and the professional advisers to the members of the Target Group shall, during the Interim Period, at the reasonable request of the Purchaser:

6.4.1	give the Purchaser and any person authorised by it reasonable access to the Properties and to all the books and records (including records held in electronic form) of the Target Group (including the right to take copies); and

6.4.2	supply the Purchaser and/or its professional advisers with such information concerning the Target Group as the Purchaser or its professional advisers may reasonably require (including such information as may be requested to enable the Purchaser to determine if it has a right of termination under clause 2.9), provided that if any of the Vendors, the members of the Target Group or their respective officers, employees or professional advisers are obliged to provide to the Purchaser any potentially competitively sensitive information, such information shall be provided to WIL’s Solicitors and the Purchaser’s Solicitors on an outside counsel basis only. If: (i) WIL’s Solicitors and the Purchaser’s Solicitors agree that it would not be unlawful to provide the information to the Purchaser, the information shall be provided to the Purchaser in accordance with this clause 6.4, and (ii) WIL’s Solicitors and the Purchaser’s Solicitors do not agree that it would be lawful to provide such information to the Purchaser, the relevant Vendors, members of the Target Group or their respective officers, employees or professional advisers shall not be obliged to provide the information to the Purchaser under this clause 6.4; provided, however, that this paragraph shall not apply to any management accounts of the Target Group or any information as may be requested to enable the Purchaser to determine if it has a right of termination under clause 2.9.

6.5	WIL undertakes to settle in cash and in full, prior to Completion, the inter-company balance (including all interest and associated charges, fees and other costs) owed by Irondeed Limited to the Company. Without prejudice to the rights of a member of the Target Group to recover any sums due from WIL or any other of its Vendor Related Parties, if Irondeed Limited has not paid in cash for same day value to the Company prior to Completion the amount owed by Irondeed Limited to the Company, the Purchaser shall be entitled to deduct and withhold in whole or in part such sum from the Consideration otherwise due to WIL and to apply such monies in repayment of the balance due to the Company (and thereby reducing the obligation of Irondeed Limited to the Company) and the Purchaser shall have no obligation to account to WIL for such sum.

6.6	WIL shall procure that, prior to Completion, NMSL shall settle in cash and in full the inter-company balance (including all interest and associated charges, fees and other costs) owed by NMSL to RTL, such amount not to exceed £500,000.

6.7	The Company shall procure that Norland Managed Services, Inc. terminates the 401(k) plan sponsored by it (the “Company 401(k) Plan”) immediately prior to Completion by resolution of its board of directors and shall provide the Guarantor with evidence of such resolution having been passed, provided that the Purchaser shall bear any cost associated with the termination of the Company 401(k) Plan. The Company shall cause Norland Managed Services, Inc. to use all reasonable endeavours, at the Purchaser’s cost, to terminate the Company 401(k) Plan (including, without limitation, by making any required amendments to the Company 401(k) Plan or any required filings with any Governmental Authority) as shall be necessary to effectuate the foregoing. The Guarantor shall cause the 401(k) plan sponsored by the Guarantor to, following Completion, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the internal revenue code but excluding the amount of any unpaid balance of any loan made under the Company 401(k) Plan) in an amount equal to the full account balance distributed to each employee of Norland Managed Services, Inc. who was a participant in the Company 401(k) Plan immediately prior to Completion and becomes an employee of a Group Company of the Guarantor as a result of the Transaction from Completion.

6.8	Immediately prior to Completion, the Vendors shall procure that the New Articles are adopted as the articles of association of the Company.

6.9	Prior to Completion, the Vendors shall (in consultation with and at the election of the Purchaser) procure that the Company purchases, at its own cost, a three year run-off cover for the current professional liability insurance policy (together, the “Policy”) covering, for three years following Completion (the “Run-Off Periods”), each member of the Target Group with respect to matters arising on or before Completion. Such run-off cover shall contain the same coverage amounts and have terms and conditions that are no less advantageous than the Policy. The Vendors shall procure that the Company shall add the Purchaser to the Policy as an additional insured solely for the purpose of being able to make a claim, on behalf of any member of the Target Group during the relevant Run Off Periods. WIL agrees to contribute an amount equal to £150,000 (plus any insurance premium tax) to the cost to the Company of purchasing such run-off cover, which contribution shall be deducted from the amount otherwise payable by the Purchaser to WIL at Completion pursuant to clause 9.1.1.1.

6.10	Prior to Completion:

6.10.1	each of the Vendors shall, and shall use all reasonable endeavours to procure that each member of the Target Group and their directors, officers and employees shall; and

6.10.2	each of the Guarantor and the Purchaser Parties shall, and shall use all reasonable endeavours to procure that each member of the Purchaser’s Group and their respective directors, officers and employees shall, communicate with each other or any suppliers or customers of the Target Group or any other third parties only in accordance with the Pre-Completion Communications Guidelines.

6.11	Prior to Completion, the Vendors shall procure that the relevant member of the Target Group shall give notice to each of Paul Lester, Edward Brown and Michael Burdett terminating their appointment as non-executive directors of any members of the Target Group provided that an amount equal to any costs to the Target Group in connection with such termination less a reasonable estimate of any Tax credit or saving to the Target Group arising from the payment of such termination costs (which amount the Purchaser and the WIL Representatives shall in good faith seek to agree prior to Completion) shall be deducted from the amount otherwise payable by the Purchaser to WIL at Completion pursuant to clause 9.1.1.1.

7	Completion

7.1	Unless this agreement has been terminated in accordance with clause 2, Completion shall take place on the Completion Date at the offices of WIL’s Solicitors when:

7.1.1	the Vendors shall deliver to the Purchaser, or procure the delivery to the Purchaser of:

7.1.1.1	duly executed transfers in favour of the relevant Purchaser Party in respect of the Shares together with the certificate(s) for the Shares or an indemnity in the usual form in relation thereto;

7.1.1.2	a copy of any power of attorney under which this agreement or other Transaction Document is executed by a Vendor;

7.1.1.3	evidence of the authority of any person signing this agreement and the other Transaction Documents on behalf of WIL;

7.1.1.4	the statutory books (including registers and minutes books) of the Company and (to the extent not at the Properties) the equivalent of each of the Subsidiaries incorporated in England and Wales;

7.1.1.5	save to the extent that they are kept at the Properties (or any of them), all books of account, financial and accounting records (including Tax records and computations), correspondence, documents, files, memoranda and other papers of the Target Group;

7.1.1.6	the Resignation Letters duly signed by the Resigning Directors;

7.1.1.7	the Employment Agreements duly signed by the parties to them;

7.1.1.8	the Put and Call Agreement and the Restricted Stock Agreement duly signed by the Management Vendors; and

7.1.1.9	evidence satisfactory to the Purchaser (acting reasonably) that Irondeed Holdings Limited has ceased to be a member of the VAT group to which the Target Group belongs;

7.1.2	the Vendors shall procure that there shall be held a meeting of the board of directors of the Company, Norland Enablement Limited and NMSL at which there shall be duly passed resolutions set out and contained in board minutes in the Agreed Form marked “AF17”; and

7.1.3	the Purchaser Parties shall:

7.1.3.1	deliver to WIL’s Solicitors, or procure the delivery to WIL’s Solicitors of, a duly signed legal opinion in the Agreed Form marked “AF18”;

7.1.3.2	deliver to the Vendors, or procure the delivery to the Vendors of:

(i)	the Put and Call Agreement and Restricted Stock Agreement duly signed by the parties thereto (other than the Management Vendors);

(ii)	evidence of the authority of any person signing this agreement and the other Transaction Documents on behalf of the Purchaser Parties;

7.1.3.3	deliver to Ian Entwisle (to hold on behalf of all of the Management Vendors), or procure the delivery to Ian Entwisle (to hold on behalf of all of the Management Vendors) of:

(i)	the Consideration Loan Note Instrument duly signed by the Purchaser;

(ii)	the Purchaser Group Loan Note Instruments duly signed by the Relevant Purchaser Group Companies;

(iii)	certified true copy board minutes evidencing the constitution and issue of the Consideration Loan Notes and the issue of the Consideration Loan Notes under clause 9.2.1;

(iv)	certified true copy board minutes evidencing the constitution of the Purchaser Group Loan Notes;

7.1.3.4	pay the Initial Consideration due to be paid by it in cash in accordance with clause 9.1; and

7.1.3.5	issue the Consideration Loan Notes to the Management Vendors and otherwise comply with and perform in full its obligations set out in clause 9.2.

7.2	If any Party fails to comply at Completion with any of its obligations in clause 7.1 (a “Completion Default”), the Purchaser, in the case of non-compliance by any Vendor, or WIL, in the case of non-compliance by any Purchaser Party, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other to:

7.2.1

terminate this agreement, in which case, if the Completion Default has not been remedied within two Business Days of the written notice, this agreement shall terminate and be of no further effect and the Parties shall be released and discharged from their respective obligations under this agreement (other than this clause 7.2 and the Surviving Provisions) and without prejudice to liability on the part of the Parties for prior breaches of this agreement; or

7.2.2	effect Completion so far as practicable having regard to the non-compliance by the other Party which has occurred; or

7.2.3	set a new date for Completion (such new date to be not less than two and not more than five Business Days following the date on which Completion would have taken place but for such non-compliance by the other Party), in which case the provisions of clause 7.1 shall apply to Completion as so deferred, but provided that such deferral may only occur once.

8	Determination of adjustment to the Deferred Consideration

8.1	Determination of adjustment to First Tranche Deferred Consideration

8.1.1	The Purchaser shall, by no later than 13 June 2014, prepare and submit to WIL and the Individual Vendors’ Representative a draft of the First Deferred Consideration Statement (the “Draft First Deferred Consideration Statement”). The Draft First Deferred Consideration Statement shall:

8.1.1.1	be drafted in accordance with the principles set out in part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration);

8.1.1.2	be substantially in the form set out in part 2 of schedule 4;

8.1.1.3	provide a figure for the Relevant Value and the First Tranche Deferred Consideration and include all calculations used in determining such figures;

8.1.1.4	include details of any Conduct Adjustments; and

8.1.1.5	be accompanied by reasonable supporting documentation.

8.1.2	WIL shall, within 30 Business Days after receipt of the Draft First Deferred Consideration Statement (and in consultation with the Individual Vendors’ Representative and taking account of the Individual Vendors’ reasonable representations), give written notice to the Purchaser stating whether it proposes any amendments to the Draft First Deferred Consideration Statement. The Purchaser shall procure that WIL, the Individual Vendors’ Representative and their accountants are given all such assistance and access to all such information in the possession or control of the Purchaser as they may reasonably require in order to enable WIL to reach its decision.

8.1.3	If:

8.1.3.1	WIL gives notice that it has no proposed amendments to the Draft First Deferred Consideration Statement; or

8.1.3.2	WIL fails to deliver a written notice within the period of 30 Business Days referred to in clause 8.1.2,

the Draft First Deferred Consideration Statement shall constitute the First Deferred Consideration Statement for the purposes of this agreement.

8.1.4

If WIL gives notice that it does have proposed amendments to the Draft First Deferred Consideration Statement within the period of 30 Business Days referred to in clause 8.1.2, it shall within such notice inform the Purchaser of its proposed amendments and provide the Purchaser with the calculations used in determining such proposed amendments and reasonable supporting documentation, and WIL (in consultation with, and taking account of all reasonable representations of, the Individual Vendors’ Representative) and the Purchaser shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

8.1.5	If:

8.1.5.1	the Purchaser fails to submit the Draft First Deferred Consideration Statement to WIL and the Individual Vendors’ Representative in accordance with clause 8.1.1 (by the date referred to therein); or

8.1.5.2	WIL and the Purchaser have not been able to agree WIL’s proposed amendments to the Draft First Deferred Consideration Statement notified to the Purchaser in accordance with clause 8.1.2 in the period of 10 Business Days referred to in clause 8.1.4, such failure or dispute shall be referred to an Independent Firm who shall determine any unresolved matter relating to the amount of the Relevant Value and First Tranche Deferred Consideration on the terms of clause 8.3.

8.2	Determination of adjustment to Second Tranche Deferred Consideration

8.2.1	If Relevant Value exceeds £35,000,000, the Purchaser shall, by no later than 1 June 2015, prepare and submit to WIL and the Individual Vendors’ Representative a draft of the Second Deferred Consideration Statement (the “Draft Second Deferred Consideration Statement”). The Draft Second Deferred Consideration Statement shall:

8.2.1.1	be drafted in accordance with the principles set out in part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration);

8.2.1.2	be substantially in the form set out in part 2 of schedule 4;

8.2.1.3	provide a figure for the Second Tranche Deferred Consideration and include all calculations used in determining such figures;

8.2.1.4	include details of any Conduct Adjustments; and

8.2.1.5	be accompanied by reasonable supporting documentation.

8.2.2	WIL shall, within 30 Business Days after receipt of the Draft Second Deferred Consideration Statement (and in consultation with the Individual Vendors’ Representative and taking account of the Individual Vendors’ reasonable representations), give written notice to the Purchaser stating whether it proposes any amendments to the Draft Second Deferred Consideration Statement. The Purchaser shall procure that WIL, the Individual Vendors’ Representative and their accountants are given all such assistance and access to all such information in the possession or control of the Purchaser as they may reasonably require in order to enable WIL to reach its decision.

8.2.3	If:

8.2.3.1	WIL gives notice that it has no proposed amendments to the Draft Second Deferred Consideration Statement; or

8.2.3.2	WIL fails to deliver a written notice within the period of 30 Business Days referred to in clause 8.2.2,

the Draft Second Deferred Consideration Statement shall constitute the Second Deferred Consideration Statement for the purposes of this agreement.

8.2.4	If WIL gives notice that it does have proposed amendments to the Draft Second Deferred Consideration Statement within the period of 30 Business Days referred to in clause 8.2.2, it shall within such notice inform the Purchaser of its proposed amendments and provide the Purchaser with the calculations used in determining such proposed amendments and reasonable supporting documentation, and WIL (in consultation with the Individual Vendors’ Representative) and the Purchaser shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

8.2.5	If:

8.2.5.1	the Purchaser fails to submit the Draft Second Deferred Consideration Statement to WIL and the Individual Vendors’ Representative by 1 June 2015 in accordance with clause 8.2.1; or

8.2.5.2	WIL and the Purchaser have not been able to agree WIL’s proposed amendments to the Draft Second Deferred Consideration Statement notified to the Purchaser in accordance with clause 8.2.2 in the period of 10 Business Days referred to in clause 8.2.4, such failure or dispute shall be referred to an Independent Firm who shall determine any unresolved matter relating to the amount of the Second Tranche Deferred Consideration on the terms of clause 8.3.

8.3	Independent Firm

Where any matter is referred to the Independent Firm for determination in accordance with this clause 8:

8.3.1	the fees of the Independent Firm shall be paid equally by (i) the Vendors (in their Relevant Proportions) and (ii) the Purchaser;

8.3.2	the Vendors and the Purchaser shall procure that the Independent Firm shall be given all such assistance and access to all such information in their possession or control as such firm may reasonably require in order to determine such matter;

8.3.3	the Independent Firm shall act as experts and not as arbitrators; and

8.3.4	any determination by the Independent Firm shall be final and binding on the Parties except in the case of manifest error or fraud.

9	Satisfaction of Consideration

9.1	Initial Consideration – cash

At Completion:

9.1.1	subject to clause 9.1.5, the Purchaser shall, in cash in pounds sterling by way of transfer of funds for value on the Completion Date to the WIL’s Solicitors’ Account, pay:

9.1.1.1	to WIL, 43.75 per cent. of its Relevant Proportion of the Initial Consideration less: (i) an amount equal to 43.75 per cent. of WIL’s Relevant Proportion of the Claims Escrow Amount; (ii) an amount equal to 43.75 per cent. of WIL’s Relevant Proportion of the Insurance Escrow Amount; (iii) subject to clause 9.1.7, an amount equal to 43.75 per cent. of WIL’s Relevant Proportion of the Insurance Premium; (iv) any amount deducted pursuant to clause 6.9 and (v) any amount deducted pursuant to clause 6.11;

9.1.1.2	to Paul Lester, his Relevant Proportion of the Initial Consideration less (i) an amount equal to his Relevant Proportion of the Claims Escrow Amount; (ii) an amount equal to his Relevant Proportion of the Insurance Escrow Amount and (iii) an amount equal to his Relevant Proportion of the Insurance Premium; and

9.1.1.3	to each of the Management Vendors 80 per cent. of his Relevant Proportion of the Initial Consideration less: (i) an amount equal to his Relevant Proportion of the Claims Escrow Amount; (ii) an amount equal to his Relevant Proportion of the Insurance Escrow Amount and (iii) an amount equal to his Relevant Proportion of the Insurance Premium;

9.1.2	the Purchaser’s Subsidiary shall, in cash in pounds sterling by way of transfer of funds for value on the Completion Date to the WIL’s Solicitors’ Account, pay to WIL 56.25 per cent. of WIL’s Relevant Proportion of the Initial Consideration less: (i) an amount equal to 56.25 per cent. of WIL’s Relevant Proportion of the Claims Escrow Amount; (ii) an amount equal to 56.25 per cent. of WIL’s Relevant Proportion of the Insurance Escrow Amount and (iii) an amount equal to 56.25 per cent. of WIL’s Relevant Proportion of the Insurance Premium;

9.1.3	the Purchaser shall transfer £2,250,000 of the Claims Escrow Amount to the Claims Escrow Account and the Purchaser’s Subsidiary shall transfer £2,250,000 of the Claims Escrow Amount to the Claims Escrow Account, in each case to be held in the Claims Escrow Account and released from the Claims Escrow Account in accordance with schedule 10 (Escrow Arrangements);

9.1.4	the Purchaser shall transfer £1,500,000 of the Insurance Escrow Amount to the Insurance Escrow Account and the Purchaser’s Subsidiary shall transfer £1,500,000 of the Insurance Escrow Amount to the Insurance Escrow Account, in each case to be held in the Insurance Escrow Account and released from the Insurance Escrow Account in accordance with schedule 10 (Escrow Arrangements);

9.1.5	if:

9.1.5.1	there is a Non-Statutory Clearance Response and it does not confirm that there will be no liability arising under Chapter 4 Part 7 ITEPA 2003 as a result of the adoption of the New Articles (either because there is a liability or HMRC does not determine the position either way) then:

(i)	the amount to be paid to the Individual Vendors by the Purchaser under clauses 9.1.1.2 and 9.1.1.3 shall be further reduced by an amount equal to KPMG LLP’s estimate of the Individual Vendors’ Advanced Vesting Tax (to be deducted from the payments due to the Individual Vendors in their Individual Vendor Relevant Proportions); and

(ii)	the Purchaser shall pay the total amount of KPMG LLP’s estimate of the Individual Vendors’ Advanced Vesting Tax to NMSL and the Purchaser shall procure that NMSL uses such amounts to promptly pay KPMG LLP’s estimate of the Individual Vendors’ Advanced Vesting Tax to HMRC; or

9.1.5.2	a Non-Statutory Clearance Response has not been received at Completion then:

(i)	the amount to be paid to the Individual Vendors by the Purchaser under clauses 9.1.1.2 and 9.1.1.3 shall be further reduced by the Individual Vendors’ Escrow Amount (to be deducted from the payments due to the Individual Vendors in their Individual Vendor Relevant Proportions); and

(ii)	the Purchaser shall transfer the Individual Vendors’ Escrow Amount to the Individual Vendors’ Escrow Account to be held in the Individual Vendors’ Escrow Account and released from the Individual Vendors’ Escrow Account in accordance with schedule 10 (Escrow Arrangements); or

9.1.5.3	there is a Non-Statutory Clearance Response and it confirms that there will be no liability arising under Chapter 4 Part 7 ITEPA 2003 as a result of the adoption of the New Articles, then there shall be no further deduction from the amount to be paid to the Individual Vendors by the Purchaser under clauses 9.1.1.2 and 9.1.1.3;

9.1.6	subject to clause 9.1.7, the Purchaser shall transfer 50 per cent. and the Purchaser’s Subsidiary shall transfer 50 per cent. of the Insurance Premium to the insurers under the Insurance Policies as required by and in accordance with the Insurance Policies; and

9.1.7	if the Insurance Premium falls due for payment to the insurers under the terms of the Insurance Policies after the date that is 85 days after the date of this agreement but in advance of Completion (the “Insurance Premium Due Date”):

9.1.7.1	WIL shall advance to the Purchaser (or its nominee) not less than three Business Days prior to the Insurance Premium Due Date an amount equal to 10 per cent. of the Insurance Premium;

9.1.7.2	the Purchaser Parties shall procure that the Insurance Premium is paid to the insurers under the Insurance Policies and shall provide satisfactory evidence of such payment to WIL; and

9.1.7.3	the amount that would otherwise be payable to WIL under clause 9.1.1.1 shall be increased by an amount equal to the amount paid to the Purchaser (or its nominee) under clause 9.1.7.1.

9.2	Initial Consideration – Consideration Loan Notes

At Completion, the Purchaser shall:

9.2.1	issue to each Management Vendor such amount of Consideration Loan Notes with a principal value equal to 20 per cent. of that Management Vendor’s Relevant Proportion of the Initial Consideration;

9.2.2	issue to each Management Vendor a duly executed certificate in his name evidencing the issue of such Consideration Loan Notes; and

9.2.3	register each Management Vendor as the registered holder of such Consideration Loan Notes in the loan note register of the Purchaser.

9.3	Deferred Consideration

9.3.1	Within five Business Days of the agreement or determination of the First Tranche Deferred Consideration in accordance with clause 8.1:

9.3.1.1	the Purchaser shall pay:

(i)	to WIL, 43.75 per cent. of its Relevant Proportion of the First Tranche Deferred Consideration; and

(ii)	to each of the Vendors (other than WIL), its Relevant Proportion of the First Tranche Deferred Consideration; and

9.3.1.2	the Purchaser’s Subsidiary shall pay to WIL 56.25 per cent. of its Relevant Proportion of the First Tranche Deferred Consideration,

in each case, in cash in pounds sterling by way of transfer for value on that date to the WIL’s Solicitors’ Account.

9.3.2	Within five Business Days of the agreement or determination of the Second Tranche Deferred Consideration in accordance with clause 8.2:

9.3.2.1	the Purchaser shall pay:

(i)	to WIL, 43.75 per cent. of its Relevant Proportion of the Second Tranche Deferred Consideration; and

(ii)	to each of the Vendors (other than WIL), its Relevant Proportion of the Second Tranche Deferred Consideration; and

9.3.2.2	the Purchaser’s Subsidiary shall pay to WIL 56.25 per cent. of its Relevant Proportion of the Second Tranche Deferred Consideration,

in each case, in cash in pounds sterling by way of transfer for value on that date to the WIL’s Solicitors’ Account.

9.3.3	The provisions of clause 9.3.1 and clause 9.3.2 shall operate subject to the provisions of clause 21 (Set off) and as such shall not become due for so long as the Purchaser Parties are entitled to withhold payment under clause 21 (Set off).

9.4	Absolute Discharge

Where this agreement requires payment to the WIL’s Solicitors’ Account, the Purchaser Parties shall have no obligation as to the distribution of such sums as among the Vendors and payment to the WIL’s Solicitors’ Account in accordance with the relevant provision of this clause 9 shall constitute a good discharge of the Purchaser Parties’ obligations as regards the payment of the sum in question.

10	Vendors’ Warranties

10.1	Each Vendor severally warrants to the Purchaser that:

10.1.1	each of the Title and Capacity Warranties is true and accurate in all respects in respect of himself only at the date of this agreement and as at the Completion Date; and

10.1.2	each of the Vendors’ Warranties (other than the Title and Capacity Warranties) is true and accurate in all respects only at the date of this agreement.

10.2	The Vendors’ Warranties:

10.2.1	save for the Title and Capacity Warranties, are qualified by reference to those matters Disclosed;

10.2.2	save where the context otherwise requires, apply to each of the Subsidiaries as well as to the Company as if references to the “Company” included a corresponding reference to the Subsidiaries (and each of them severally);

10.2.3	shall not in any respect be extinguished or affected by Completion; and

10.2.4	are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this agreement or any other Vendors’ Warranty.

10.3	The provisions of schedule 6 (Limitations on liability) shall (where expressed in schedule 6 to apply) apply to limit the liability of the Vendors under this agreement, provided that the provisions of schedule 6 shall not apply in respect of any claim against a Vendor arising out of any fraud or fraudulent misrepresentation or any deliberate or wilful non-disclosure of a matter on the part of that Vendor.

10.4	Without prejudice to (i) any employment rights of such Individual Vendors who are to be employed by any member of the Target Group following Completion and/or (ii) the Transaction Documents and the rights of any party to a Transaction Document thereunder and/or the Inter Vendor Agreement and the rights of the Vendors thereunder and/or (iii) any contract between RHTL and any member of the Target Group for the supply of services by RHTL to any member of the Target Group on arm’s length terms entered into in the ordinary course of business and the rights of RHTL thereunder and/or (iv) any claims arising due to fraud or fraudulent misrepresentation, each Vendor confirms that:

10.4.1	it shall have no claim whatsoever outstanding after Completion, to the extent arising from any act, omission or state of facts taken or existing on or prior to Completion, against any member of the Target Group or any of the directors, officers or employees of any member of the Target Group at the Completion Date;

10.4.2	no agreement or arrangement is or shall be outstanding at Completion under which any member of the Target Group or any such person has or could have any obligation of any kind to it or any of its Vendor Related Parties and each Vendor shall procure that any of its Vendor Related Parties that are party to any such agreement shall agree to its termination with effect from Completion; and

10.4.3	to the extent that any such claim, liability or obligation exists or may exist, the relevant Vendor, with effect from Completion, irrevocably and unconditionally waives or shall, on or before Completion, procure the irrevocable and unconditional waiver of such claim or obligation and, with effect from Completion, irrevocably and unconditionally releases or shall on or before Completion, procure the unconditional and irrevocable release of each member of the Target Group and any such other person from any liability whatsoever in respect of such claim or obligation.

10.5	WIL and Ian Entwisle hereby agree that the option agreement dated 21 December 2012 between Ian Entwisle and WIL shall, with effect from Completion, be irrevocably terminated, waive all rights thereunder and release each other from their respective obligations thereunder.

10.6	Except for the matters Disclosed and save in circumstances where the Purchaser is in breach of the Purchaser’s Warranty set out at paragraph 5 of Part 2 of schedule 5 (Purchaser’s Warranties), no information of which the Purchaser, its agents or its advisers has knowledge (in each case whether actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Purchaser or on its behalf), shall prejudice or prevent any Warranty Claim or reduce the amount recoverable under any such Warranty Claim.

10.7	Where a Vendors’ Warranty is qualified by the awareness of the Vendors, the awareness of the Vendors in relation to that Vendor’s Warranty shall be deemed to be limited to the actual knowledge of all of the Vendors (such that each Vendor shall be deemed to have the actual knowledge of all the other Vendors).

11	Purchaser’s Warranties

11.1	The Purchaser Parties warrant to the Vendors that each of the Purchaser’s Warranties is true and accurate in all respects at the date of this agreement.

11.2	The Purchaser’s Warranties:

11.2.1	shall not in any respect be extinguished or affected by Completion; and

11.2.2	are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this agreement or any other Purchaser Warranty.

12	Restrictive covenants

12.1	Each of the Vendors severally covenants with the Purchaser that, save with the prior written consent of the Purchaser, it will not (and in the case of WIL it will procure that (i) each member of the Continuing WIL Group and their respective directors, officers and employees (for so long as they are members of the Continuing WIL Group or directors, officers and employees of a member of the Continuing WIL Group) and (ii) WIL’s Guarantor and any person through whom WIL’s Guarantor seeks to compete and any person controlled by or under the common control of WIL’s Guarantor or such other person shall not) directly or indirectly on its own behalf or on behalf of any other person:

12.1.1

subject to clause 12.6, for the period of 36 months (or such shorter period as determined in clause 12.5) following the Completion Date, carry on, be employed or engaged by or be a director of or consultant to or have any ownership interest in any business which competes with the Restricted Business in the Restricted Territories, provided always that this clause shall not prevent a Vendor from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange provided that such investment was acquired on the open market and not part of an inducement or reward; or

12.1.2	for the period of 36 months following the Completion Date in any Restricted Territory, solicit business from or provide services to any customer of any member of the Target Group at the Completion Date for the purpose of providing to that customer services which are the same as or similar to those which were being provided to that customer by any member of the Target Group at any time in the six months preceding the Completion Date; or

12.1.3	for the period of 36 months following the Completion Date, employ or engage, or solicit the employment or engagement of, any Senior Employee in any capacity (whether or not such Senior Employee would commit any breach of his contract of employment or engagement by reason of leaving the service of a member of the Target Group), provided that this clause shall not prohibit (i) the placing of a general (non-targeted) advertisement for the recruitment of an individual (without any form of notice or direction or tipping off to any person or attempting to draw any person’s attention to that advertisement directly or indirectly), or (ii) the employment or engagement of any Senior Employee who is not a Tier 1 Employee) who has responded independently to such an advertisement.

12.2	The provisions of clause 12.1 are made with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the members of the Target Group and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Vendors agrees that the restrictions contained in clause 12.1 (subject always to clause 12.6 (where applicable)) are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that the restrictions do not work harshly on it relative to the benefits being received as a result of the Transaction.

12.3	If any of the restrictions in clause 12.1 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such minimum deletions as may be necessary to make it valid and effective.

12.4	The restrictions contained in each clause of clause 12.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

12.5	If a Vendor is not an employee of a member of the Target Group, the Purchaser or any Group Company of the Purchaser at Completion, the period of 36 months referred to in clause 12.1.1 shall be reduced to 24 months with the consent of the Purchaser if requested, such consent not to be unreasonably withheld.

12.6	The restrictions in clause 12.1.1 shall:

12.6.1	cease to apply to a Management Vendor with effect from the termination of employment of that Management Vendor with any Group Company of the Purchaser (including the Target Group) which employs the Management Vendor under a contract of employment (the “Employer”) if such termination is as a result of dismissal by the Employer without cause or if the Management Vendor is entitled to terminate the employment contract as a result of the Employer’s conduct. For the purposes of this clause 12.6.1, “cause” means a customary act justifying summary dismissal, including without limitation material breach of employment contract, failure to perform duties and responsibilities, any act of gross negligence, malfeasance, dishonesty, conviction of any criminal offence, material breach of this agreement and material breach of the rules and regulations of any regulatory authority relevant to the Employer (or its business) or any code of practice issued by the Employer (but not including, without limitation, dismissal due to redundancy or otherwise in connection with the downsizing of the workforce); and

12.6.2	not operate or apply so as to prevent WIL from (or require WIL to procure that any such other persons as are referred to in (i) and (ii) of clause 12.1 shall refrain from):

12.6.2.1	carrying on, expanding and/or developing the business of (i) the design, installation, commission, upgrading, maintenance and/or management of electronic security, fire or access control systems, or digital interviewing or similar electronic systems that are targeted at a criminal justice or other similar security-related environment, (ii) the electronic monitoring or tracking of people, devices, equipment or other assets or (iii) cyber security; or

12.6.2.2	the carrying on by any such business as is referred to in clause 12.6.2.1 of any soft service but not by way of a general offering in so far as it forms an incidental part of the business referred to in clause 12.6.2.1.

13	Tax Covenant

The provisions of schedule 7 shall have effect.

14	Guarantee

14.1	The Guarantor irrevocably and unconditionally:

14.1.1	guarantees to the Vendors the due and punctual payment, observance and performance by the Purchaser Parties of all of their liabilities and obligations (whether present or future, express or implied, actual or contingent), under or arising out of clauses 2.7, 4 and 9 of this agreement (the “Guaranteed Obligations”); and

14.1.2	undertakes with the Vendors that, if a Purchaser Party fails to pay any amount due under or in connection with any Guaranteed Obligation, it shall immediately on demand pay that amount as if it were the principal obligor.

14.2	The Guarantee constitutes and will be a continuing guarantee and will continue in full force and effect until all obligations of the Purchaser Parties under the Guaranteed Obligations have been fully performed and all sums payable by the Purchaser Parties have been fully paid.

14.3	If any payment by the Purchaser Parties or the Guarantor is avoided or reduced as a result of insolvency or any similar event:

14.3.1	the liability of the Purchaser Parties and the Guarantor shall continue as if the payment, avoidance or reduction had not occurred (notwithstanding any discharge by the Vendors in respect of the payment to the extent avoided or reduced); and

14.3.2	the Vendors shall be entitled to recover the value or amount of that payment from the Purchaser Parties or the Guarantor, as if the payment, avoidance or reduction (and any such discharge) had not occurred.

14.4	The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of the Guarantor’s obligations under the Guarantee (without limitation and whether or not known to the Guarantor or the Vendors) including:

14.4.1	any time, indulgence, waiver or consent at any time given to the Purchaser Parties or any other person;

14.4.2	any compromise or release of, or abstention from perfecting or enforcing, any rights or remedies against the Purchaser Parties or any other person;

14.4.3	any legal limitation, disability, incapacity or other circumstance relating to the Purchaser Parties or any other person or any amendment or addition to or replacement, extension or variation of the terms of the Guaranteed Obligations (however fundamental); or

14.4.4	the dissolution, amalgamation, reconstruction or insolvency of the Purchaser Parties or any other person.

14.5	The Vendors will not (whether under this clause 14 or by law) be obliged, before exercising any of the rights, powers or remedies conferred upon it under the Guarantee, to:

14.5.1	make any demand of the Purchaser Parties;

14.5.2	enforce or seek to enforce any claim, right or remedy against the Purchaser Parties or any other person;

14.5.3	make or file any claim or proof in connection with the insolvency of the Purchaser Parties or any other person; or

14.5.4	take any action or obtain judgment in any court against the Purchaser Parties or any other person.

14.6	Until all obligations of the Purchaser Parties under the Guaranteed Obligations have been fully performed and all sums payable by the Purchaser Parties have been fully paid, the Guarantor will not exercise any rights which it may have by reason of the performance by it of its obligations under the Guarantee:

14.6.1	to be indemnified by the Purchaser Parties;

14.6.2	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Vendors under the Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations; or

14.6.3	to claim or prove in bankruptcy proceedings, a liquidation or other insolvency proceedings of the Purchaser Parties or any co-surety in competition with the Vendors.

14.7	The Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Vendors.

15	Matters following Completion

15.1	The Purchaser acknowledges and agrees that it has no rights, and shall not make any claim, against any director, officer, employee, agent or adviser of any member of the Continuing WIL Group (including any person on which or on whom it may have relied before agreeing to any terms of any Transaction Document), and any such director, officer, employee, agent or adviser shall be entitled to rely on and enforce this clause 15.1 for the purposes of the Contracts (Rights of Third Parties) Act 1999. Nothing in this clause 15.1 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

15.2	Each Vendor acknowledges and agrees that it has no rights, and shall not make any claim, against any director, officer, employee, agent or adviser of the Guarantor or any Purchaser Party and their Group Companies (excluding the Target Group) (including any person on which or on whom it may have relied before agreeing to any terms of any Transaction Document), and any such director, officer, employee, agent or adviser shall be entitled to rely on and enforce this clause 15.2 for the purposes of the Contracts (Rights of Third Parties) Act 1999. Nothing in this clause 15.2 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

15.3	For the avoidance of doubt, nothing in clause 15.1 or clause 15.2 shall operate to limit or exclude any liability for breach of, or a claim under, this agreement or any other Transaction Document.

15.4	If and to the extent that legal title to or beneficial interests in any assets (including any Intellectual Property) which are required for the business of any member of the Target Group as carried on at the date of this agreement are vested in any Vendor Related Party of WIL after Completion or any Vendor Related Party of WIL after Completion has any interest in such assets, WIL, if required by the Purchaser, shall (or shall procure that the relevant Vendor Related Party of WIL shall:

15.4.1	execute or procure the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such assets or the relevant interests in them to the Purchaser (on a tax free basis);

15.4.2	do or procure to be done all such further acts or things and procure the execution of all such other documents as may be reasonably necessary in order to vest such assets or the relevant interests in them in the Purchaser (on a tax free basis); and

15.4.3	procure that the transferor shall hold the asset, or relevant interest in the asset, on trust for the Purchaser (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the asset or relevant interest in the asset in the Purchaser.

15.5	WIL shall procure that, on or before the Completion Date, each member of the Target Group is released from all guarantees and indemnities given by that member of the Target Group in respect of any liability or obligation of any Vendor Related Party of WIL.

15.6	WIL undertakes to the Purchaser for itself and in trust for each member of the Target Group to pay to the Purchaser (or at the Purchaser’s direction to a member of the Target Group) on demand an amount equal to any and all losses, costs, actions, proceedings, claims, demands, obligations and liabilities incurred or suffered by any member of the Target Group whether before or after Completion (together “Purchaser Losses”) to the extent that such Purchaser Losses result from:

15.6.1	any person (not being a member of the Target Group) having been at any time prior to Completion (i) a subsidiary undertaking of any member of the Target Group or (ii) a parent undertaking of any member of the Target Group or (iii) a subsidiary undertaking of a parent undertaking referred to in (ii) or (iv) a body corporate which controlled, was controlled by or was under common control with any member of the Target Group; or

15.6.2	any guarantee, indemnity or similar undertaking given by any member of the Target Group at any time prior to Completion and in respect of an obligation or liability of any person as is referred to in clause 15.6.1, or

15.6.3	a breach of or claim under the Monteray Agreement,

but excluding any Purchaser Losses arising from:

15.6.4	all losses, costs, obligations or liabilities of the Target Group paid, settled or otherwise discharged prior to the Locked Box Date;

15.6.5	any Secondary Tax Liabilities;

15.6.6	the Transaction Documents;

15.6.7	any contract or agreement entered into by any Group Company of the Purchaser (excluding the Target Group) at any time;

15.6.8	any contract or agreement entered into by a member of the Target Group after Completion; and

15.6.9	any obligations or liabilities of RHTL arising under any contract between RHTL and any member of the Target Group for the supply of services by RHTL to any member of the Target Group on arm’s length terms and entered into in the ordinary course of business, and provided that WIL shall not be liable under this clause 15.6 to the extent that such liability arises or is increased as a result of any action by the Purchaser or any member of the Target Group after Completion (where the Purchaser was aware or had reason to believe that such action would be likely to give rise to or increase the liability of WIL under this clause 15.6).

15.7	The Existing Cash LTIP shall continue but only in respect of the period from 1 April 2011 to 31 December 2013. The calculation of the amounts due to participants under the Existing Cash LTIP will cease to accrue from 31 December 2013. The rules and operation of the Existing Cash LTIP and any individual awards made to employees of the Target Group under the Existing Cash LTIP after the date on which Completion occurs shall be subject to the discretion of the Chief Executive Officer of the Company subject to the oversight and approval of the relevant CBRE executive as may be nominated by the Purchaser from time to time. For the avoidance of doubt, the monies accrued under the Existing Cash LTIP (being approximately £5,388,000) may only be used to make awards to participants under the Existing Cash LTIP and for no other purpose.

16	Power of attorney

16.1	Subject to clause 16.2, with effect from Completion each Vendor:

16.1.1	irrevocably appoints the Purchaser to be its attorney in its name and on its behalf to exercise all or any of the voting and other rights, powers and privileges (including the right to nominate proxies on its behalf) attached to the Shares registered in its name;

16.1.2	undertakes to ratify everything lawfully and properly done by the Purchaser, as its attorney, in pursuance of the power of attorney contained in this clause; and

16.1.3	agrees that the power of attorney contained in this clause is executed to secure the interest of the Purchaser in the Shares and shall accordingly be irrevocable.

16.2	Clause 16.1 shall not apply to any resolution:

16.2.1	to re-register the Company as an unlimited company; or

16.2.2	which is capable of resulting in any liability whatsoever falling directly or indirectly on any Vendor.

17	Confidentiality and announcements

17.1	Subject to the provisions of clause 17.3, each of the Vendors severally undertakes to the Purchaser that, with effect from Completion, it will not (and will procure that no other member of the Continuing Vendor Group will) communicate or divulge to any person any Confidential Information or any Notice of Default (as defined in clause 2.2.3).

17.2	Subject to the provisions of clause 17.3, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party, in each case relating to this agreement, its terms or the matters contained in it, without obtaining the prior written approval of the other Parties to its contents and the manner and extent of its presentation and publication or disclosure.

17.3	The provisions of clauses 17.1 and 17.2 do not apply to:

17.3.1	the Announcement;

17.3.2	any announcement required to be made by any Party:

17.3.2.1	by any court or governmental or administrative authority competent to require the same; or

17.3.2.2	by any applicable law or regulation (it being acknowledged that the Guarantor is required to file this agreement with the United States Securities and Exchange Commission on Form 8-K);

17.3.3	any statement or disclosure made in good faith and to the degree required by any Party after Completion in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to a Transaction Document; or

17.3.4	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality.

18	Vendors’ Representatives

18.1	Individual Vendors’ Representative

18.1.1	Each of the Individual Vendors hereby irrevocably appoints Duncan Green to act as its representative and agent with authority and power to act, at its discretion, on its behalf in relation to the taking of any and all actions and the making of any and all decisions required or permitted to be taken or made by the Individual Vendors’ Representative under this agreement.

18.1.2	The Individual Vendors shall be bound by all actions taken, decisions made and documents executed by the Individual Vendors’ Representative in accordance with the provisions of this agreement and the Purchaser shall be entitled to rely on any action taken, decision made or document executed by the Individual Vendors’ Representative in accordance with the provisions of this agreement as if each Individual Vendor had taken, made or executed the relevant action, decision or document.

18.1.3	The Individual Vendors’ Representative shall only have the duties expressly stated in this agreement and shall have no other duty, express or implied. No bond shall be required of the Individual Vendors’ Representative and the Individual Vendors’ Representative shall receive no compensation for his services. Each Individual Vendor shall bear its pro rata share of any and all costs or expenses reasonably incurred by the Individual Vendors’ Representative in his capacity as such under this agreement.

18.1.4	Duncan Green hereby agrees to his appointment as Individual Vendors’ Representative in accordance with the provisions of this clause 18.

18.1.5	The Individual Vendors may appoint any other Individual Vendor as an Individual Vendors’ Representative in addition to or in place of the existing Individual Vendors’ Representative(s) by written notice to the Purchaser and the existing Individual Vendors’ Representative(s) together with reasonable evidence that the relevant person has agreed to act as an Individual Vendors’ Representative on the terms of this clause 18 and provided that this shall be without prejudice to any prior decisions taken by the Individual Vendors’ Representative(s) from time to time.

18.1.6	Without prejudice to any other provision of this agreement, the Individual Vendors’ Representative shall not incur any additional liability or duty of care in favour of any Party or any other person by virtue of his appointment as the Individual Vendors’ Representative.

18.2	WIL Representatives

18.2.1	WIL hereby irrevocably appoints each of Neil French and Jeremy Simon (either severally or jointly and severally) to act as its representatives and agents with authority and power to act, at its discretion, on its behalf in relation to the taking of any and all actions and the making of any and all decisions required or permitted to be taken or made by WIL under clause 8 (Determination of Deferred Consideration), clause 21 (Set off), schedule 4 (Deferred Consideration), schedule 6 (Limitations on liability), schedule 7 (Tax Covenant) and schedule 10 (Escrow Arrangements) and the schedule to the Supplementary Exhibit (Deferred Consideration) (the “Relevant Provisions”) and to receive any notice given in connection with this agreement on the terms of clause 24 (Notices).

18.2.2	Any reference to WIL in the Relevant Provisions or clause 24 (Notices) shall, accordingly, be deemed to refer to the WIL Representatives acting on behalf of WIL or its successors or assignees.

18.2.3	WIL shall be bound by all actions taken, decisions made and documents executed by the WIL Representatives in accordance with the Relevant Provisions and clause 24 (Notices) and the Purchaser shall be entitled to rely on any action taken, decision made or document executed by the WIL Representatives in accordance with the Relevant Provisions and clause 24 (Notices) as if WIL had taken, made or executed the relevant action, decision or document.

18.2.4	The WIL Representatives shall only have the duties expressly stated in this agreement and shall have no other duty, express or implied. No bond shall be required of the WIL Representatives and the WIL Representatives shall receive no compensation for their services.

18.2.5	Without prejudice to any other provision of this agreement, the WIL Representatives shall incur no personal liability or duty of care in favour of the Purchaser, any other Party or any other person by virtue of their appointment as the WIL Representatives under this clause 18.2 and, for the avoidance of doubt, no Party shall be entitled to bring any claim, action or proceedings against the WIL Representatives as a result of any failure by WIL to perform its obligations under this agreement. WIL shall bear any and all costs or expenses incurred by the WIL Representatives in their capacity as such under this agreement. The WIL Representatives shall be entitled to rely on and enforce the provisions of this clause 18.2.5 for the purposes of the Contracts (Rights of Third Parties) Act 1999.

18.2.6	Subject to the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), WIL may appoint any other person as a WIL Representative in addition to or in place of the existing WIL Representative(s) by written notice to the Purchaser and the existing WIL Representative(s) together with reasonable evidence that the relevant person has agreed to act as a WIL Representative on the terms of this clause 18 and provided that this shall be without prejudice to any prior decisions taken by the WIL Representative(s) from time to time on the terms of this clause 18.2.

19	Assignment

19.1	Subject to this clause 19, this agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment being permitted by this agreement, any such successor or assignee of any Party shall in its own right be able to enforce any term of this agreement.

19.2	The Purchaser Parties, the Guarantor and their respective successors and assignees shall not be entitled to assign their rights or obligations under this agreement without the prior written consent of the WIL Representative save as set out in clause 19.3.

19.3	The Purchaser Parties may assign or transfer their rights (but not their obligations) under this agreement to a Group Company of the Purchaser for so long as that company remains a Group Company of the Purchaser. The Purchaser Parties shall procure that such assignee assigns any rights assigned to it in accordance with this clause 19.3 back to the relevant Purchaser Party immediately before it ceases to be a Group Company to the Purchaser. The permitted assignee under the above provision may enforce this agreement as if it were named as the relevant Purchaser Party for so long as it remains a Group Company of the Purchaser. Nothing in this clause 19.3 shall result in any Party having any greater liability to the assignee than it would have had to the relevant Purchaser Party had the assignment not taken place.

19.4	No Vendor nor its successors and assignees shall be entitled to assign its rights or obligations under this agreement without the prior written consent of the Purchaser, provided that, without prejudice to clause 9.3.3, WIL may at any time assign its rights and obligations (in the case of any of its obligations, with the prior written consent of the relevant shareholders and the prior written consent of the Purchaser (such consent not to be unreasonably withheld if arrangements satisfactory to the Purchaser (acting reasonably) are made to ensure the validity of the Deed of Guarantee provided by WIL’s Guarantor in respect of certain of WIL’s obligations under this agreement and the Insurance Policies) under this agreement after Completion to its shareholders by way of distribution in connection with the liquidation of WIL without the prior written consent of the Purchaser.

20	General

20.1	Further assurance

Each Party shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as any other Party may from time to time reasonably require for the purpose of giving that Party the full benefit of the provisions of this agreement.

20.2	Entire agreement

20.2.1	The Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any previous agreement, draft agreement, arrangement or understanding (whether in writing or not) between the Parties relating to the subject matter of the Transaction Documents.

20.2.2	Subject to clause 20.2.3, the Purchaser acknowledges and agrees that:

20.2.2.1	in entering into the Transaction Documents to which it is party, it does not rely on any Pre-Contractual Statement;

20.2.2.2	the only remedy available to it (i) in relation to any Pre-Contractual Statement, (ii) for misrepresentation by omission, or (iii) otherwise in relation to the Transaction Documents to which it is party, shall be for breach of contract under the terms of the relevant Transaction Document; and

20.2.2.3	without prejudice to its right of termination under clause 2.9, it shall have no right of action (including the right of rescission or termination) against any other person in respect of any Pre-Contractual Statement, omission or otherwise in relation to the Transaction Documents.

20.2.3	Nothing in this clause 20.2 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

20.3	Costs and expenses

20.3.1	Each Party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this agreement, of each document referred to in it and the sale and purchase of the Shares.

20.3.2	Without prejudice to clause 20.3.1, all stamp duty payable in respect of the transfer of the Shares to the Purchaser Parties shall be paid by the Purchaser Parties.

20.4	Effect of Completion

This agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

20.5	Performance, waiver, release and variation

20.5.1	The failure or delay of any Party at any time or times to require performance of any provision of this agreement shall not affect its right to enforce such provision at a later time.

20.5.2	No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking contained in this agreement.

20.5.3	Any liability to any Party under this agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by such Party in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability.

20.5.4	This agreement may only be varied or any of its provisions waived by the agreement in writing of (or on behalf of) each of the Parties from time to time or, in the case of a waiver, the Party waiving compliance.

20.6	Severance

If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect.

20.7	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

20.8	Several liability

Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this agreement by more than one person are made, given or entered into severally and neither jointly nor jointly and severally.

20.9	Third party rights

The Parties agree that, subject always to and save as expressly provided in the provisions of this clause 20.9 and clauses 10.4, 15.1, 15.2, 18.2.5 and 19.1:

20.9.1	no term of this agreement shall be enforceable by a third party;

20.9.2	a person who is the permitted successor to or assignee of the rights of a Party is deemed to be a party to this agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this agreement, be regulated by the terms of this agreement; and

20.9.3	notwithstanding that any term of this agreement may be or become enforceable by a third party, the terms of this agreement or any of them may be varied in any way or waived or this agreement may be rescinded (in each case) without the consent of any such third party.

21	Set off

21.1	If at a Deferred Payment Date:

21.1.1	a Due Amount is payable by the Vendors (or any of them) to the Purchaser in respect of a Resolved Claim, the Purchaser Parties shall be entitled (at their sole discretion) to satisfy all (to the extent possible) or part of the Vendors’ liability to pay the Due Amount by way of set-off against the Deferred Consideration then payable, and to treat its obligation to make such Deferred Consideration as being reduced pro tanto by the amount so set off; and/or

21.1.2	there is an Outstanding Claim, the Purchaser Parties shall be entitled (at their sole discretion) to withhold from the Deferred Consideration an amount equal to the Estimated Liability, or if lower, the full amount of the Deferred Consideration then payable.

21.2	Where an amount withheld from the Deferred Consideration pursuant to clause 21.1.2 on the due date for payment of the First Tranche Deferred Consideration is less than the Estimated Liability in respect of the relevant Outstanding Claim (the amount of such shortfall being the “Liability Shortfall”), then on the due date for payment of the Second Tranche Deferred Consideration (and to the extent only that the claim remains an Outstanding Claim at such date), the Purchaser Parties shall be entitled (in their sole discretion) to make a withholding from the Second Tranche Deferred Consideration in respect of the Liability Shortfall, until such time as the aggregate amounts withheld from the Deferred Consideration in respect of the relevant Outstanding Claim (the “Withheld Amounts”) are equal to the Estimated Liability.

21.3	If:

21.3.1	the Purchaser, in respect of a Relevant Claim that is an Insured Claim: (i) has not made any available claim under the Insurance Policies; or (ii) has taken any action (or failed or omitted to take any action) that has invalidated all available claims under the Insurance Policies, then the Purchaser Parties shall no longer be entitled to withhold the Withheld Amounts, which shall become due and payable to the Vendors;

21.3.2	the Purchaser has not brought a claim against the relevant Vendors (excluding WIL if it has been dissolved and the Purchaser is unable to pursue a claim against WIL without first having WIL restored to the register) in respect of such Outstanding Claim within nine months of the Deferred Payment Date, then the Purchaser shall no longer be entitled to withhold the Withheld Amounts, which shall become due and payable to the Vendors; or

21.3.3	an Outstanding Claim becomes a Resolved Claim, the Purchaser Parties shall be entitled to satisfy all (to the extent possible) or part of the Vendors’ liability to pay the Due Amount by way of set-off against the Withheld Amounts and, to the extent that the Withheld Amounts exceed the amount of the Due Amount, the Purchaser Parties shall immediately pay such excess to the WIL’s Solicitors’ Account in such proportions as they may agree.

21.4	For the purposes of this clause 21 the following words and expressions shall have the following meanings:

21.4.1	Deferred Payment Date: the due dates for payment of the First Tranche Deferred Consideration and the Second Tranche Deferred Consideration;

21.4.2	Due Amount: the amount (if any) payable by the Vendors (or any of them) to the Purchaser (for itself and in trust for the Purchaser’s Subsidiary) in respect of a Resolved Claim, provided that (i) where one or some but not all of the Vendors are Liable Vendors in respect of the Resolved Claim, the Due Amount shall be limited to and not exceed the aggregate of the Relevant Proportions of the Liable Vendors applied to the amount of the relevant payment of Deferred Consideration and (ii) in respect of an Insured Claim shall be limited to £3,000,000;

21.4.3	Estimated Liability: in relation to an Outstanding Claim, such an amount as a Queen’s Counsel of at least 10 years’ standing and experienced in claims in the nature of the Outstanding Claim shall have confirmed in writing prior to the Deferred Payment Date (which advice the Purchaser shall have delivered to the Vendors prior to the Deferred Payment Date or, if the Purchaser became aware of the matter giving rise to the Relevant Claim within ten Business Days of the Deferred Payment Date, within fifteen Business Days of becoming so aware) to be, based on the evidence presented to him and on the assumption that no further evidence will be produced, a reasonable estimate of the loss suffered and the value of the Outstanding Claim;

21.4.4	Liable Vendors: those Vendors against whom the Purchaser has made a Resolved Claim;

21.4.5

Outstanding Claim: a Relevant Claim which has been notified by the Purchaser to the Vendors in accordance with this agreement but which is not a Resolved Claim as at the relevant Deferred Payment Date and in respect of which the Purchaser has obtained and delivered to the Vendors, prior to the Deferred Payment Date or, if the Purchaser became aware of the matter giving rise to the Relevant Claim within ten Business Days of the Deferred Payment Date, within fifteen Business Days of becoming so aware, written advice from a Queen’s Counsel of at least 10 years’ standing and experienced in claims in the nature of the Outstanding Claim that, based on the evidence presented to him and on the assumption that no further evidence will be produced, in his opinion the Vendors would not, on the balance of probabilities, succeed in a striking out application;

21.4.6	Resolved Claim: a Relevant Claim which:

21.4.6.1	to the extent it is an Insured Claim, has been:

(i)	agreed in writing between the Purchaser, the WIL Representatives and the Individual Vendors’ Representative as to both liability and quantum (provided that, if WIL has been dissolved, the WIL Representatives shall be deemed to have so agreed if the Individual Vendors’ Representative has so agreed); or

(ii)	finally determined (including as to quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal (provided that, if WIL has been dissolved, such a determination against any one Vendor shall be deemed to be a determination against WIL); or

(iii)	unconditionally withdrawn by the Purchaser in writing;

21.4.6.2	to the extent it is not an Insured Claim, has been:

(a)	agreed in writing between the Purchaser, the WIL Representatives (if WIL is a Liable Vendor) and/or the Individual Vendors’ Representative (if an Individual Vendor is a Liable Vendor) as to both liability and quantum; or

(b)	finally determined (including as to quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party (including WIL’s Guarantor in respect of WIL) is debarred (by passage of time or otherwise) from making an appeal; or

(c)	unconditionally withdrawn by the Purchaser in writing,

provided that, if WIL has been dissolved and is a Liable Vendor, references in clauses 21.4.2, 21.4.4 and 21.4.6.2 to WIL (or to a Vendor if it is WIL) or the WIL Representatives shall be deemed to refer also to WIL’s Guarantor under the Deed of Guarantee; and

21.4.7	Relevant Claim: any claim under or for breach of this agreement including the Tax Covenant.

22	No deductions

22.1	All sums payable under this agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If a payor is required by law to make a deduction or withholding for or on account of Tax from any such payment (a “Tax Deduction”), that payor shall make that Tax Deduction and any payment required to be made to the Taxation Authority in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

22.2	If any deductions or withholdings are required by law to be made from: (i) any payment from any Vendor to a Purchaser Party under or for breach of this agreement, or (ii) any payment from a Purchaser Party to any Vendor for breach of this agreement (but not for breach of any obligation to pay an amount) (a “Relevant Payment”) the payor shall be obliged to pay the payee such amount as will, after the deduction or withholding has been made, leave the payee with the same sum as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

22.3	If any Taxation Authority brings any Relevant Payment into charge to Tax in the hands of the recipient of such payment (or would have brought such sum into charge to Tax but for the availability of any relief to the recipient), the payor shall be obliged to promptly pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount (or which would have been chargeable on such amount but for the availability of any relief to the recipient) is equal to the full amount of the Relevant Payment. This clause 22.3 shall not apply in relation to taxes on any Relevant Payment or on any additional amount to the extent that those taxes are taken into account in determining the amount of the Relevant Payment. Clauses 22.2 and 22.3 shall not apply to any payments of interest under this agreement including the Tax Covenant.

23	No Shop

23.1	Each of the Vendors severally undertakes to the Purchaser that it or he will not, and it or he will procure that it or his Vendor Related Parties will not, directly or indirectly at any time prior to the earlier to occur of Completion or the termination of this agreement in accordance with its terms:

23.1.1	provide any information in relation to any Alternative Transaction or any direct or indirect sale or other disposition of all or any part of the issued shares in WIL (excluding, for the avoidance of doubt, the proposed liquidation of WIL following Completion);

23.1.2	solicit, initiate or engage in any discussions or negotiations with, or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any other person in relation to any Alternative Transaction or any direct or indirect sale or other disposition of all or any part of the issued shares in WIL (excluding, for the avoidance of doubt, the proposed liquidation of WIL following Completion); or

23.1.3	continue or enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the Target Group in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort by any person to do or seek to do any of the foregoing.

23.2	Each Vendor severally undertakes to notify the Purchaser immediately upon it or he becoming aware, at any time prior to the earlier to occur of Completion or the termination of this agreement in accordance with its terms, of a third party expressing an interest in or seeking to discuss any Alternative Transaction or any direct or indirect sale or other disposition of all or any part of the issued shares in WIL (excluding, for the avoidance of doubt, the proposed liquidation of WIL following Completion).

24	Notices

24.1	Any notice given in connection with this agreement:

24.1.1	shall be in writing and signed by or on behalf of the Party giving it; and

24.1.2	must only be given by:

24.1.2.1	leaving it by hand (including by courier) at; or

24.1.2.2	sending it by signed-for delivery post to; or

24.1.2.3	sending it by international signed-for airmail (in the case of an address for service outside the United Kingdom) to; or

24.1.2.4	sending it by e-mail to,

the relevant address and marked for the attention of the relevant Party set out in clause 24.3 (or as otherwise notified by that Party under this agreement).

24.2	Any such notice shall be deemed to have been received if:

24.2.1	left by hand, at the time of leaving it; and

24.2.2	sent by signed-for delivery post, 24 hours from the date of posting; and

24.2.3	sent by signed-for airmail, five days from the date of posting; and

24.2.4	sent by e-mail, at the time of transmission,

provided that if deemed receipt occurs before 9.00 am on a Business Day the notice shall be deemed to have been received at 9.00 am on that day, and if deemed receipt occurs after 5.00 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day. For the purpose of this clause:

24.2.5	“Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent; and

24.2.6	references to a time are to the time at the place at or to which the notice is left or sent.

24.3	The addresses of the Parties for the purposes of clause 24.1 are:

Party:	Postal address:	Marked for the attention of:	E-mail address:

WIL	130-132 Buckingham Palace Road, London SW1W With a copy to WIL’s Solicitors at Macfarlanes LLP, 20 Cursitor Street, London EC4A 1LT (Ref: RSB/JMAH/632629)	The WIL Representative(s)	neil.french@reliancegroup.co.uk and jeremy.simon@reliancegroup.co.uk With a copy to: #ProjectMerlin@macfarlanes.com

Party:	Postal address:	Marked for the attention of:	E-mail address:

Individual Vendors	The address of the Individual Vendors’ Representative(s) set out opposite his name in the column 2 of the table in part 2 of schedule 1	The Individual Vendors’ Representative(s)	duncan.green@norlandmanagedservices.co.uk

Purchaser	The address set out at the beginning of this agreement	General Counsel CBRE Group, Inc. c/o CBRE Holdings Limited	larry.midler@cbre.com With a copy to: jim.groch@cbre.com and derek.baird@stblaw.com

Purchaser’s Subsidiary	The address set out at the beginning of this agreement	General Counsel CBRE Group, Inc. c/o CBRE UK Acquisition Company Limited	larry.midler@cbre.com With a copy to: jim.groch@cbre.com and derek.baird@stblaw.com

Guarantor	The address set out at the beginning of this agreement	General Counsel CBRE Group, Inc. c/o CBRE Holdings Limited	larry.midler@cbre.com With a copy to: jim.groch@cbre.com and derek.baird@stblaw.com or such other address as may be notified in writing from time to time by the relevant Party to the other Parties.

24.4	In proving service it shall be sufficient to prove that the notice was addressed to the address of the relevant Party set out in clause 24.3 and:

24.4.1	if left by hand, that the envelope containing the document was left at the relevant address; or

24.4.2	if sent by signed-for post or airmail, that the envelope containing that document was delivered into the custody of the postal authorities as a signed-for delivery or airmail letter; or

24.4.3	if sent by e-mail, the notice was sent to the correct e-mail address and no error message has been received within 24 hours of the notice being sent.

24.5	Notices (including accompanying papers) given in connection with this agreement shall be given in English.

24.6	For the avoidance of doubt and notwithstanding any other provision of this agreement, if WIL is in liquidation or has been dissolved, any notice or demand under this agreement may be served on WIL by serving such notice or demand on the WIL Representatives or WIL’s Guarantor and any inability of the Purchaser to serve a notice or demand on (or commence proceedings against) WIL arising out of any liquidation or dissolution of WIL shall not reduce, release or prejudice any of WIL’s liabilities or obligations under this agreement.

25	Nature of Purchaser provisions

Where any provision of this agreement is for the benefit of the Purchaser (including the no Leakage covenant in clause 5, the interim period undertakings and covenants in clause 6, the Vendors’ Warranties, the restrictive covenants in clause 12 and the Tax Covenant), the benefit of such provisions is held by the Purchaser for itself and in bare trust for the Purchaser’s Subsidiary. The Vendors acknowledge that the Purchaser is acquiring part of the entire issued share capital of the Company as set out in clause 3.2 and paying part of the Consideration as set out in clause 9 and the Purchaser’s Subsidiary is acquiring the balance and paying the balance of the Consideration and that any losses as a result of any breach of this agreement would be suffered by the Purchaser and the Purchaser’s Subsidiary in the same proportions as the payment of the Consideration, so that the Purchaser is entitled to pursue claims for breach of this agreement for itself and in bare trust for the Purchaser’s Subsidiary. The Purchaser and the Purchaser’s Subsidiary agree that recoveries from the Vendors for breach of this agreements would be held partly for the Purchaser and the balance in bare trust for the Purchaser’s Subsidiary in the same proportions as the payment of the Consideration, although the Vendors shall not be concerned with such trust arrangements between Purchaser Parties and nothing in this clause shall entitle the Purchaser Parties to recover more than once in respect of the same loss.

26	Governing law and jurisdiction

26.1	This agreement is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of England.

26.2	The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this agreement or any of the documents to be entered into pursuant to this agreement (including their formation).

26.3	The Guarantor irrevocably appoints the Purchaser as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this agreement or any other Transaction Document to which it is party (including its formation). Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Guarantor (as applicable)). If for any reason such agent ceases to be able to act as agent or no longer has an address in England, the Guarantor shall each forthwith appoint a substitute agent in England and deliver to WIL and the Individual Vendors’ Representative the new agent’s name, postal address and e-mail address.

26.4	Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this agreement (including its formation) being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

Executed as a deed and delivered on the date set out at the head of this agreement.

SCHEDULE 1

The Vendors

PART 1

WIL

1	2	3
Number of Ordinary Shares	Number of A Ordinary Shares	Relevant Proportion (%)
114,900	1,608	88.886

PART 2

The Individual Vendors

1	2	3	4	5
Name	Address	Number of A Ordinary Shares	Relevant Proportion (%)	Individual Vendor Relevant Proportion (%)
Paul Lester	The Hawthorns 51 Canford Cliff Road Canford Cliffs Poole Dorset BH13 7AQ	2,873	0.870	7.829

Ian Entwisle	Middle Lodge Lindfield Road Ardingly Haywards Heath West Sussex RH17 6TS	15,320	4.641	41.759

Duncan Green	7 Kirkwick Avenue Harpenden Hertfordshire AL5 2QU	2,873	0.870	7.829

Kevin Lynn	2B Oakfield Gardens Beckenham Kent BR3 3AZ	2,873	0.870	7.829

Paul Saville-King	75 Willowbourne Fleet Hampshire GU51 5BP	2,873	0.870	7.829

Thomas Meikle	1 Walnut Close Bromham Bedfordshire MK43 8UF	2,873	0.870	7.829

Anthony Smith	78 Church Road Swanscombe Kent DA10 0HF	2,873	0.870	7.829

John Maidment	85 Wetheral Drive Stanmore Middlesex HA7 2HH	1,608	0.487	4.383

Rachel Lee	1, St Andrews Close Thames Ditton Surrey KT7 0AF	1,608	0.487	4.383

Vincent Connolly	No.2, The Green Hulcott Buckinghamshire HP22 5AX	918	0.278	2.500

SCHEDULE 2

The Target Group

PART 1

The Company

1	Registered number:	5362693

2	Date of incorporation:	14 February 2005

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Dr Neil Peter Donaldson French
Paul John Lester

6	Secretary:	Duncan James Green

7	Issued share capital:

	(a) Amount:	GBP 62,473.8876

	(b) Number and class of shares:	114,900 Ordinary Shares and 38,300 A Ordinary Shares

PART 2

The Subsidiaries

Norland Enablement Limited

1	Registered number:	6483137

2	Date of incorporation:	24 January 2008

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Ian David Entwisle
Duncan James Green

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	GBP 350,001

	(b) Number and class of shares:	350,001 ordinary shares

	(c) Shares held by:	Norland Holdings Ltd

Norland Managed Services Limited

1	Registered number:	1799580

2	Date of incorporation:	13 March 1984

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Rachael Jennifer Henderson
John Albert Maidment
Paul John Lester
Anthony Smith
Thomas Meikle
Ian David Entwisle
Paul James Saville King
Edward Forrest Brown
Michael Robert Burdett
Duncan James Green
Kevin Stuart Lynn

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	GBP 61,869

	(b) Number and class of shares:	61,869 ordinary shares

	(c) Shares held by:	Norland Enablement Limited

Norland Managed Services (Ireland) Limited

1	Registered number:	446664

2	Date of incorporation:	24 September 2007

3	Place of incorporation:	Republic of Ireland

4	Registered office address:	118 Baggott Street Lower
Dublin 2

5	Directors:	Brian Montague
Tommy Fitzpatrick
Paul James Saville King
Duncan James Green

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	EUR 100

	(b) Number and class of shares:	100 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

Norland Managed Services (Netherlands) B.V.

1	Registered number:	RSIN – 851143854
KvK – 54067855

2	Date of incorporation:	25 November 2011

3	Place of incorporation:	The Netherlands

4	Registered office address:	Evert van de Beekstraat 310
1118 CX Schipol

5	Directors:	Anthony Smith
Duncan James Green
Ian David Entwisle

6	Secretary:	None

7	Issued share capital:

	(a) Amount:	EUR 18,000

	(b) Number and class of shares:	18,000 ordinary shares
	(c) Shares held by:	Norland Managed Services Limited

Norland Integrated Services Limited

1	Registered number:	1878843

2	Date of incorporation:	18 January 1985

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Rachel Anne Lee
Paul James Saville-King
Duncan James Green

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	GBP 1

	(b) Number and class of shares:	1 ordinary share

	(c) Shares held by:	Norland Managed Services Limited

Norland Managed Services (Germany) GmbH

1	Registered number:	HRB74483

2	Date of incorporation:	18 November 2011

3	Place of incorporation:	Germany

4	Registered office address:	Bürgermeister-Smidt-Str. 24-8
60528 Frankfurt am Main
Hessen
Germany

5	Directors:	Anthony Smith
Duncan James Green
Ian David Entwisle

6	Secretary:	None

7	Issued share capital:

	(a) Amount:	EUR 25,000

	(b) Number and class of shares:	25,000 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

Norland Managed Services Incorporated

1	Registered number:	5083637

2	Date of incorporation:	20 December 2011

3	Place of incorporation:	United States of America

4	Registered office address:	Corporation Trust Centre
2109 Orange Street
Wilmington
New Castle County
Delaware 19801

5	Directors:	Ian David Entwisle
Duncan James Green
Paul James Saville-King

6	Secretary:	None

7	Issued share capital:

	(a) Amount:	$1,000

	(b) Number and class of shares:	1,000 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

Norland Pte. Ltd.

1	Registered number:	2013139932

2	Date of incorporation:	23 May 2013

3	Place of incorporation:	Singapore

4	Registered office address:	80 Raffles Place

#32-01
UOB Plaza
Singapore (048624)

5		Directors: Ian David Entwisle
Duncan James Green
Paul James Saville-King
Gerald Balendran Singham

6	Secretary:	M Sivaananthan

7	Issued share capital:

	(a) Amount:	SG$1,000

	(b) Number and class of shares:	1,000 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

Norland Facilities Management Limited

1	Registered number:	3790915

2	Date of incorporation:	16 June 1999

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Ian David Entwisle
Duncan James Green

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	GBP 2

	(b) Number and class of shares:	2 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

Norland Environmental Services Limited

1	Registered number:	3920292

2	Date of incorporation:	7 February 2000

3	Place of incorporation:	England and Wales

4	Registered office address:	City Bridge House
57 Southwark Street
London SE1 1RU

5	Directors:	Duncan James Green

6	Secretary:	Daphne Valerie Cash

7	Issued share capital:

	(a) Amount:	GBP 2

	(b) Number and class of shares:	2 ordinary shares

	(c) Shares held by:	Norland Managed Services Limited

SCHEDULE 3

Vendor Restrictions in the Interim Period

The following are the matters referred to in clause 6.1.2:

1	acquire or dispose of the whole or a substantial part of any body corporate, business or undertaking whether by a single transaction or a series of transactions (other than from or to another member of the Target Group, except that Norland Managed Services Limited shall not transfer legal or beneficial ownership of Norland Facilities Management Limited), or acquire or dispose of any other assets other than in the ordinary course of trading;

2	assume or incur any liability, obligation or expense (actual or contingent) other than in the ordinary course of trading;

3	amend the terms of any indebtedness with any third party finance provider;

4	incur any capital expenditure (i) for an individual item in excess of £50,000 or (ii) where such capital expenditure would result in the aggregate value of capital expenditure incurred or contracted for in the Interim Period by the Target Group exceeding £350,000;

5	pay, make or declare any dividend or other distribution to any person (other than to a member of the Target Company);

6	enter into or terminate any Material Contract;

7	make any adjustment to or withdrawal of awards under the LTIPs;

8	enter into or offer to enter into any contract of employment or consultancy agreement on terms that the employee or consultant will receive an annual salary or consultancy fee in excess of £100,000 per annum;

9	give notice of termination of the employment of any Senior Employee (other than for cause (which shall have the same meaning as in clause 12.6));

10	make any change to the terms of employment or the emoluments (being sums paid by way of fees, salary, bonus, commission, pension contributions, benefits in kind and all items of value received by any employee or to another on his behalf or for his benefit) of any Tier 1 Employee;

11	create, allot, issue, grant any option or other right to subscribe or purchase, grant any Encumbrance over, redeem or repurchase any securities in the share or loan capital in any member of the Target Group or convertible into the same;

12	enter into any transaction with a Vendor (other than on arm’s length terms and after providing prior written notice to the Purchaser with details of the proposed transaction);

13	create or cause or permit to be created or to exist any Encumbrance (other than liens arising in the ordinary course of business) over the whole or any part of its undertaking property or assets (including the shares in any other member of the Target Group);

14	fail to maintain or renew any insurance policies in place at the date of this agreement;

15	alter its articles of association or equivalent constitutional documents;

16	initiate any litigation or arbitration or settle any litigation or arbitration where the amount claimed by or against the relevant member of the Target Group is equal to or exceeds £50,000 (excluding claims notified to the Target Group’s insurers, with prior or simultaneous notice to the Purchaser, and settled by such insurers with prior notice to the Purchaser);

17	make any change in its accounting reference date;

18	engage in any reorganisation the Target Group’s capital structure or business or cease to operate any material part of the Target Group’s business;

19	establish any pension or life assurance scheme or similar scheme for the benefit of its employees or make any material variation to any such scheme;

20	make any change to its residence for Tax purposes;

21	enter into or modify the terms of any guarantee or stand surety for the obligations of any third party (other than another member of the Target Group);

22	make any material change to its accounting procedures or principles;

23	make any payment of any borrowing or indebtedness in advance of its stated maturity at any substantial premium; or

24	enter into any agreement (conditional or otherwise) to do any of the foregoing.

SCHEDULE 4

Deferred Consideration

PART 1

Deferred Consideration definitions

2014 EBITDA: the consolidated net profit of the Target Group for the 2014 Financial Year calculated in accordance with clause 8 and this schedule 4 and so as to exclude any of the following items and without double counting (and so that, to the extent that any of the following have been charged, expensed or deducted in calculating such net profit they shall be added back and to the extent that any of the following have been credited therein they shall be deducted):

(i)	any charges paid or payable for interest payable by the Target Group connected with the financial indebtedness of the Target Group;

(ii)	any credits for interest receivables paid or owed to the Target Group;

(iii)	any charges paid, due or accrued for income or corporate taxes on profit and deferred tax or deducting any credits for income or corporation taxes and deferred tax of the Target Group;

(iv)	any charges or credits for depreciation or amortisation of fixed assets; and

(v)	any dividends paid or payable and any dividends received or receivable by the Target Group;

2014 Financial Year: the period from 6 April 2013 to 31 March 2014 (both dates inclusive);

2015 Financial Year: the period from 1 April 2014 to 31 March 2015 (both dates inclusive);

2014 LTIP Amount: any charge on the consolidated profit and loss account of the Target Group attributable to all LTIPs in the 2014 Financial Year (whether in place prior to or after Completion and including the Existing LTIPs);

2014 Revenue: the consolidated turnover of the Target Group for the 2014 Financial Year, as determined in accordance with clause 8 and the schedule to the Supplementary Exhibit;

2015 Revenue: the consolidated turnover of the Target Group for the 2015 Financial Year, as determined in accordance with clause 8 and the schedule to the Supplementary Exhibit;

Adjusted 2014 EBITDA: Capped Pre-LTIP 2014 EBITDA less the Pre-LTIP 2014 EBITDA Margin Adjustment (if any) less the New Cash LTIP Annual Award;

Base 2014 EBITDA: an amount equal to 2014 Revenue multiplied by C (where ‘C’ is the number set out in the Supplementary Exhibit);

Capped Pre-LTIP 2014 EBITDA: the lower of (i) Pre-LTIP 2014 EBITDA and (ii) 2014 Revenue multiplied by D (where ‘D’ is the number set out in the Supplementary Exhibit);

Central Overheads: the central overheads of the Target Group for the 2014 Financial Year, including those line items set out in the table entitled ‘Central Overheads’ in paragraph 1 of part 2 of this schedule 4 (and excluding, for the avoidance of doubt, any debits or credits for depreciation, central cash LTIP), to be calculated in accordance with part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration);

Cost of Sales (excluding Recoveries): the cost of sales less recoveries of the Target Group for the 2014 Financial Year, including those line items set out in the table entitled ‘Cost of Sales (excluding Recoveries)’ in paragraph 1 of part 2 of this schedule 4, to be calculated in accordance with part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration);

Divisional Overheads: the divisional overheads of the Target Group for the 2014 Financial Year, including those line items set out in the table entitled ‘Divisional Overheads’ in paragraph 1 of part 2 of this schedule 4 (and excluding, for the avoidance of doubt, any debits or credits for divisional cash LTIP, depreciation and interest), to be calculated in accordance with part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration);

Excess 2014 EBITDA: the amount by which Capped Pre-LTIP 2014 EBITDA exceeds the Base 2014 EBITDA;

New Cash LTIP Annual Award: £E where ‘E’ is the number set out in the Supplementary Exhibit;

Pre-LTIP 2014 EBITDA: 2014 EBITDA plus the 2014 LTIP Amount;

Pre-LTIP 2014 EBITDA Margin: an amount equal to Pre-LTIP 2014 EBITDA divided by 2014 Revenue;

Pre-LTIP 2014 EBITDA Margin Adjustment: if the Pre-LTIP 2014 EBITDA Margin is:

(i)	C or less, zero; or

(ii)	in excess of C, the amount, if any, equal to 1 + 2 + 3 + 4 where:

1	is the amount (if any) by which Central Overheads for the 2014 Financial Year are lower than CO Target;

2	is the amount (if any) by which Divisional Overheads for the 2014 Financial Year are lower than DO Target;

3	is the amount (if any) by which Cost of Sales (excluding Recoveries) for the 2014 Financial Year are lower than CS Target; and

4	is the amount (if any) by which Recoveries for the 2014 Financial Year are higher than R Target,

where ‘C’, CO Target, DO Target, CS Target and R Target are the numbers set out in the Supplementary Exhibit, provided always that the 2014 EBITDA Margin Adjustment shall be capped at and in no circumstances exceed the Excess 2014 EBITDA;

Purchaser’s Group: any body corporate which is from time to time a holding company of the Purchaser, a subsidiary of the Purchaser or a subsidiary of a holding company of the Purchaser (excluding any member of the Target Group);

Recoveries: the recoveries of the Target Group for the 2014 Financial Year, including those line items set out in the table entitled ‘Recoveries’ in paragraph 1 of part 2 of this schedule 4, to be calculated in accordance with part 1 of the schedule to the Supplementary Exhibit (Deferred Consideration); and

Relevant Value: the amount (if any) by which Adjusted 2014 EBITDA exceeds £F (where ‘F’ is the number set out in the Supplementary Exhibit) multiplied by G (where ‘G’ is the number set out in the Supplementary Exhibit), so that, if Adjusted 2014 EBITDA is equal to or less than £F, the Relevant Value shall be zero.

PART 2

Template Consideration Statements

1	Template First Deferred Consideration Statement

First Tranche Deferred Consideration

2014 EBITDA	£	[—]
2014 LTIP Amount	£	[—]
Pre-LTIP 2014 EBITDA				£	[—]
2014 Revenue	£	[—]
Pre-LTIP 2014 EBITDA Margin		[—]	%
Capped Pre-LTIP 2014 EBITDA				£	[—]
Pre-LTIP 2014 EBITDA Margin Adjustment	(	£[—]	)
New Cash LTIP Annual Award	(	£[—]	)
Adjusted 2014 EBITDA				£	[—]
Relevant Value				£	[—]
First Tranche Deferred Consideration				£	[—]

Pre-LTIP 2014 EBITDA Margin Adjustment

Pre-LTIP 2014 EBITDA	£	[—]
Base 2014 EBITDA	£	[—]
Excess EBITDA	£	[—]
Central Overheads	£	[—]
Divisional Overheads	£	[—]
Cost of Sales (excluding Recoveries)	£	[—]
Recoveries	£	[—]
Pre-LTIP 2014 EBITDA Margin Adjustment	£	[—]

Central Overheads

Finance	£	[—]
Chief Executive	£	[—]
Human Resources	£	[—]
IT	£	[—]
Procurement	£	[—]
Sales	£	[—]
Energy & Projects	£	[—]
QA and Technical Support	£	[—]
Business Systems	£	[—]
Commercial	£	[—]
International head office costs	£	[—]
Facilities	£	[—]
Human Resources Communications	£	[—]
Recruitment	£	[—]
Company	£	[—]
Central Overheads	£	[—]

Cost of Sales (less Recoveries)

Cost of sales and recoveries	£	[—]
Mobilisation costs	£	[—]
Recoveries	(	£[—]	)
Cost of Sales (less Recoveries)	£	[—]

Divisional Overheads

Compensation	£	[—]
Occupancy	£	[—]
IT costs	£	[—]
Travel	£	[—]
Communications	£	[—]
Advertising & entertainment	£	[—]
Training & recruitment	£	[—]
Professional fees	£	[—]
Other G&A	£	[—]
Other income & expense	£	[—]
Exceptional income & expense	£	[—]
Other / dimensional mismatches	£	[—]
Divisional Overheads	£	[—]

Recoveries

Working capital scheme recoveries	£	[—]
Under/over recoveries	£	[—]
Recoveries	£	[—]

Revenue Adjustment

Extra Works Revenue	£	[—]
Pro Forma Extra Works Revenue	£	[—]
Extra Works Revenue Adjustment			£	[—]
Life Cycle Projects Revenue	£	[—]
Pro Forma Life Cycle Projects Revenue	£	[—]
Life Cycle Projects Revenue Adjustment			£	[—]
Revenue Adjustment			£	[—]

EBITDA Adjustment

Extra Works Revenue	£	[—]
Pro Forma Extra Works Revenue	£	[—]
Extra Works Gross Margin		[—]	%
Extra Works EBITDA Adjustment				£	[—]
Life Cycle Projects Revenue	£	[—]
Pro Forma Life Cycle Projects Revenue	£	[—]
Life Cycle Projects Gross Margin		[—]	%
Life Cycle Projects EBITDA Adjustment				£	[—]
Preferred Supplier Scheme Income					£H, where ‘H’ is the number set out in the Supplementary Exhibit
Expenses				£	([—]	)
EBITDA Adjustment				£	[—]

2	Template Second Deferred Consideration Statement

2015 Revenue	£	[—]
2014 Revenue	£	[—]
2015 Revenue / 2014 Revenue		[—]	%
Relevant Value	£	[—]
Second Tranche Deferred Consideration	£	[—]

SCHEDULE 5

Warranties

PART 1

Vendors’ Warranties

1	Title

The Shares set out opposite its name in schedule 1 are legally and beneficially owned by it free from all Encumbrances and are fully paid up or credited as fully paid and it holds no other shares in the capital of the Company.

2	Capacity

2.1	Each Vendor has the power to enter into and perform this agreement and each other Transaction Document to be executed by it and this agreement constitutes, and each such Transaction Document when executed will constitute, binding obligations of each Vendor in accordance with its terms.

2.2	The execution and delivery by each Vendor of this agreement and each other Transaction Document to be executed by it, and the performance of and compliance with its terms and provisions, will not conflict with or result in a breach of, or constitute a default under (i) any agreement or instrument to which it is a party or by which it is bound, (ii) in the case of WIL, its articles of association or (iii) any law or regulation or any judgment, order, writ, injunction or decree of any court, tribunal or agency by which it is bound.

3	Information

The facts set out in schedule 2 are true and accurate in all respects and not misleading.

4	Share and loan capital

4.1	The Shares comprise the whole of the allotted and issued share capital of the Company.

4.2	Save only as provided in this agreement and the option agreement between Ian Entwisle and WIL referred to in clause 10.5, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

5	Subsidiaries

5.1	The Company does not have, and has not in the last seven years had, any subsidiaries or subsidiary undertakings, or any interest in any body corporate or undertaking, apart from the Subsidiaries.

5.2	The Company or another Subsidiary is the legal and beneficial owner of the entire issued share capital of each of the Subsidiaries, free from all Encumbrances and the shares in each Subsidiary are fully paid.

6	The Company’s constitution

6.1	The copy of the Articles of Association (or equivalent constitution document) of the Company annexed to the Disclosure Letter is true and complete.

6.2	The statutory books (excluding minute books) of the Company are up to date and contain in all material respects an accurate record of the matters which should be dealt with in them.

7	The Company’s solvency

7.1	No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

7.2	No administration order has been made and no petition for such an order has been presented in respect of the Company.

7.3	No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

7.4	No voluntary arrangement under s.1 Insolvency Act 1986 or scheme of arrangement under Part 26 Companies Act 2006 or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.

7.5	No moratorium under s.1A Insolvency Act 1986 has been proposed or is in force in respect of the Company.

7.6	The Company is not and has not admitted itself to be insolvent or unable to pay its debts as they fall due.

7.7	No statutory demand has been served on the Company which has not been paid in full or been withdrawn.

7.8	The Company has not suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

7.9	No creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

7.10	No event analogous to any of the foregoing has occurred in or outside England.

8	The Accounts and accounting records

8.1	The Accounts

The Accounts:

8.1.1	comply with the requirements of the Companies Legislation;

8.1.2	have been prepared in accordance with the Accounting Policies and otherwise in accordance with UK GAAP at the time they were prepared and using bases, practices, methods and estimation techniques consistent with those used in the two preceding accounting periods; and

8.1.3	show a true and fair view of the state of affairs and assets and liabilities of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date.

8.2	Locked Box Accounts

The Locked Box Accounts are not misleading and do not overstate the assets or understate the liabilities and do not overstate the profits or understate the losses of the Company in respect of the period to which they relate and, whilst acknowledging that they have not been prepared to an audit standard, have been prepared using the Accounting Policies and otherwise in accordance with UK GAAP at the time they were prepared and using accounting policies consistent with those used in the preparation of the Accounts.

8.3	Management Accounts

Acknowledging that the Management Accounts have not been prepared to audit standard and the purpose for which they have been prepared, the Management Accounts (i) have been prepared on a basis consistent with that employed in preparing the Accounts and (ii) present a view of the assets, liabilities and profits of the Target Group which is not materially misstated.

8.4	Locked Box Analysis

Acknowledging that the Locked Box Analysis has not been prepared to audit standard, the historical financial information (but not any forecast or estimated financial information) set out in the Locked Box Analysis has been properly prepared, having regard to its nature and purpose, in a manner consistent with the preparation of the Accounts (to the extent relevant) and does not materially misstate the assets, liabilities and profits of the Target Group for the period to which it relates.

8.5	Business since the Accounts Date

Since the Accounts Date:

8.5.1	the Company has carried on its business in the ordinary and usual course;

8.5.2	there has been no material adverse change in the financial position of the Target Group as a whole;

8.5.3	the Company has paid its creditors and been paid its receivables on a basis consistent with past practice;

8.5.4	the Company has not entered into, or agreed to enter into, any capital commitment in excess of £100,000 in aggregate (other than specifically provided for in the 2014 Forecast and forecast therein to be incurred prior to the date of this agreement) nor has it disposed of or realised any capital assets in excess of £100,000 in aggregate (other than specifically provided for in the 2014 Forecast and forecast therein to be disposed of or realised prior to the date of this agreement);

8.5.5	the actual capital commitments made or incurred by the Company in any month have not been more than £100,000 greater than or more than £100,000 lower than the forecast capital commitments in the 2014 Forecast for that month;

8.5.6	nothing that was treated as an operating lease or an expense prior to the Accounts Date has been treated as a capitalised expenditure;

8.5.7	there has been no release of surplus provisions, accruals or reserves other than to the extent that an invoice has been received in respect of that provision, accrual or reserve, or the liability represented by such provision, accrual or reserve has been settled;

8.5.8	there have been no profits or income or costs or losses arising from any activity which is not normally carried on by, or which is outside the ordinary course of business of, the Target Group and all contract related expenditure and start up costs for overseas operations have been considered as ordinary course business;

8.5.9	there have been no profits or losses arising from a revaluation (whether upwards or downwards) of any fixed asset of the Company;

8.5.10	there have been no profits or losses arising from foreign currency exchange activity outside the ordinary course of business;

8.5.11	no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

8.5.12	there has been no acceleration in the recognition of revenue or sales invoicing or deferral in the recognition of expenses or purchase invoicing in a manner that is inconsistent with past practice;

8.5.13	no Material Contract has been entered into or terminated and no amendments have been made to the terms of any Material Contract; and

8.5.14	no dividend or other distribution has been declared, made or paid in respect of any share capital of the Company.

9	Financial arrangements

9.1	The Company has no borrowings or indebtedness (other than trade debts arising in the ordinary course of its business), and has not agreed to create any borrowings or other indebtedness (other than trade debts arising in the ordinary course of its business and indebtedness owed to another member of the Target Group) and, without limiting the foregoing, no amounts are due or will become due under the senior facilities agreement between, amongst others, the Company and Barclays Bank PLC dated 26 March 2008.

9.2	The Company has not given or entered into, or agreed to give or enter into, any guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person (other than another member of the Target Group).

9.3	There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company other than the rent deposit deed registered against NMSL in favour of Kleinwort Benson (Guernsey) Limited as custodian of Longcross Property Investment Fund Limited and created on 29 July 2011.

10	Contractual arrangements

10.1	Copies of all Material Customer Contracts which will or may be terminated as a result of the Transaction or a change in the control of Norland Holdings Ltd are included in the Data Room and such copies are true and complete.

10.2	Copies of all Material Contracts are included in the Data Room and such copies are true and complete.

10.3	No notice of termination of a Material Contract has been received or served by the Company.

10.4	The Company is not materially in breach of any of its obligations under any Material Contract.

10.5	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any Vendor or Vendor Related Party. Neither a Vendor, nor any Vendor Related Party, is entitled to any claim of any nature against the Company or has assigned to any person the benefit of such a claim.

10.6	A copy of the Company’s standard form limitation of liability is annexed to the Disclosure Letter. No customer under a Material Customer Contract has challenged the validity or enforceability of such limitation of liability for the benefit of the Company in any Material Customer Contract (or other customer contract) at any time in the last 5 years and no court has ruled, and the Company has not admitted, and the Company has not been advised by its lawyers that any such limitation or exclusion in a Material Customer Contract (or other contract with a customer under a Material Customer Contract) is invalid or unenforceable.

10.7	Save for the Inter Vendor Agreement, this agreement, the Disclosure Letter, the Transaction Documents and the option agreement between Ian Entwisle and WIL referred to in clause 10.5, no Vendor or its Vendor Related Parties (excluding the members of the Target Group) has entered into any agreement, arrangement or commitment with, or given any promise or assurance to any other Vendor or a Vendor Related Party of any other Vendor (excluding the members of the Target Group) which is in force as at the date of this agreement.

11	Litigation

The Company is not subject to any outstanding order, decree or court stipulation or involved (whether as claimant or defendant) in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure (save in relation to the collection of debts in the ordinary course of business) where the amount claimed by or against the Company exceeds £100,000, no such order, decree, stipulation, proceedings or procedure are pending or have been threatened in writing by or against the Company and, so far as the Vendors are aware, there are no facts or circumstances likely to give rise to any such proceedings.

12	Compliance with laws and licences

12.1	The Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any applicable laws and regulations of the United Kingdom or any foreign country which may have an adverse effect upon the assets or business of the Company.

12.2	All necessary licences, consents, permits and authorisations (public or private) (“Licences”) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all Licences are valid and subsisting. The Company is not in breach of the terms or conditions of any Licence and, so far as the Vendors are aware, there is no reason why any Licence may be revoked, suspended or cancelled or may not be renewed on the same terms.

12.3	None of the Company nor, so far as the Vendors are aware, any of its agents, employees, consultants or contractors or other persons acting on behalf of the Company has (in its capacity as an agent, employee, consultant or contractor to or otherwise on behalf of the Company), directly or indirectly:

12.3.1	engaged in any activity, practice or conduct which at the relevant time amounted to an offence under the Bribery Act 2010 or which constituted an offence under any other bribery or anti-corruption law in any jurisdiction in which the Company operates; or

12.3.2	bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company; or

12.3.3	paid, offered or promised to pay, or authorised payment of any monies or any other thing of value to any government official or government employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively referred to as a “Proscribed Recipient”) for the purpose of:

(a)	influencing any act or decision of a Proscribed Recipient;

(b)	inducing a Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a governmental entity to affect or influence any act or decision of such governmental entity; or

(c)	assisting in obtaining or retaining business or a business advantage for or with, or directing business to, any person.

12.4	The Company has, to the extent applicable to it, been at all times in compliance with the U.S. Foreign Corrupt Practices Act, the Bribery Act 2010 and other laws of a similar nature in any jurisdiction in which the Company operates, including maintaining adequate internal controls as required by such laws and complying with the record-keeping provisions of such laws. The Company maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing, and have appropriately publicised these policies to their respective employees and consultants. With respect to such persons, there is no pending or, to the knowledge of the Company, threatened, investigation, enquiry or enforcement proceedings in relation to any offence relating to corruption or bribery and there has not been in the past any audit, review, enforcement action, order or disclosure by any of them to a court of competent jurisdiction, regulatory body or a governmental entity regarding a violation or non-compliance of any such law or legal non-compliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer.

12.5	The Company has not been debarred, suspended or rendered ineligible from bidding for public contracts by reason of any law or decision of any public agency or authority.

12.6	The Company has been in compliance with all applicable laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments.

13	Insurance

13.1	The Schedule of Insurance Policies annexed to the Disclosure Letter contains true and accurate details of the insurance policies of the Company or in which it has an interest and no insurer has challenged the validity of cover or claimed that a policy is void or voidable and, so far as the Vendors are aware, none of the policies are void or voidable, and the Company has at all times during the past seven years maintained insurance cover in respect of its business in accordance with industry standards.

13.2	The Company has paid all premiums due by it on the insurance policies referred to in paragraph 13.1 and no premium falls due for payment on or before 31 March 2014.

13.3	There are no outstanding claims under, or in respect of the validity of, any of the insurance policies in respect of the Company, nor have there been any such claims during the 5 years preceding this agreement and, so far as the Vendors are aware, there are no circumstances likely to give rise to any claim under any of those policies.

14	Assets

14.1	All the assets which are used in the conduct of the Restricted Business (other than individual assets hired to perform customer contracts in the ordinary course):

14.1.1	are legally and beneficially owned by the Company free from any Encumbrance; and

14.1.2	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

14.2	In respect of any of the items referred to in paragraph 14.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, so far as the Vendors are aware, there has been no material default by the Company in the performance of any of the material provisions of such agreements.

15	Intellectual property

15.1	All patents, trade marks and registered designs and applications for the same owned by the Company (the “Registered IP”) are set out in schedule 8 and are owned absolutely by the Company free from all Encumbrances.

15.2	All Intellectual Property used by the Company (other than the Registered IP) (the “Unregistered IP”) is either owned by the Company free from all Encumbrances or licenced to the Company. No Unregistered IP is licensed from any employee or former employee of the Target Group or of the Continuing WIL Group.

15.3	No third party has outstanding any claim against the Company based on such third party’s Intellectual Property.

15.4	So far as the Vendors are aware, the Registered IP and the Unregistered IP are not being infringed by any third party.

15.5	No third party is challenging the Company’s right to use the Registered IP or the Unregistered IP and the Company has not received written notice that any Registered IP or Unregistered IP may cease to be valid, subsisting or enforceable.

15.6	True and accurate copies of all licences of Intellectual Property (save for non-bespoke software licences) with third parties to which the Company is party (whether as licensee or licensor) are annexed to the Disclosure Letter and the Company is not in material breach of any such licence.

15.7	So far as the Vendors are aware, the Company is not infringing the intellectual property rights of any third party.

16	IT systems

16.1	All computer, telecommunications and network hardware, software and databases used by the Company (the “IT Systems”) are owned by the Company free from all Encumbrances or licenced to the Company on terms disclosed in the Data Room.

16.2	True and accurate copies of (i) any agreements with third parties for the maintenance and support of the IT Systems and (ii) any software and other licences pursuant to which the IT Systems are licenced to the Company, in each case that are material to the operation of the Company’s business, are annexed to the Disclosure Letter, are valid and binding and are, so far as the Vendors are aware, appropriate and adequate for the Restricted Business.

16.3	No part of the IT Systems has materially failed to function at any time in the 18 months prior to the date of this agreement.

16.4	Accurate details of the Company’s disaster recovery plans by which the IT Systems and the data stored on them can be replaced or substituted without material disruption to the business of the Company in the event of a failure of the IT Systems are annexed to the Disclosure Letter.

17	Properties

17.1	The Properties comprise the only freehold, commonhold or leasehold property in any part of the world in which the Company has any interest or which are otherwise occupied or used by the Company. During the last seven years, the Company has had no actual or contingent liability or interest in respect of any property other than a Property.

17.2	The particulars of each of the Properties set out in schedule 9 are true and accurate in all respects and not misleading.

17.3	The Company legally and beneficially owns each of the Properties free from all Encumbrances and is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis. No third party has been granted any right of occupation or enjoyment in respect of the Properties.

17.4	So far as the Vendors are aware, the current use of the Properties is lawful under planning legislation.

17.5	The Company has not received written notice of any dispute, claim, complaint or demand in connection with the Properties from any third party. So far as the Vendors are aware, there are no facts or circumstances likely to entitle any third party to take entry or possession of any Property.

17.6	The Company is not in material breach of any of the covenants and obligations contained in the leases for the Properties or in any licence or other document supplemental to or granted under any of the leases.

17.7	The Properties are not subject to the payment of any outgoings other than (i) rent, insurance premiums and service charges and (ii) local business rates and water and sewerage charges, and no payment of any such outgoings is outstanding.

17.8	The Company has not received notice asserting that it does not have a particular right to use any Property in the manner currently used or that its use of any Property infringes the right of any third party.

18	Employees

18.1	Particulars of directors and employees

18.1.1	The particulars of the directors of the members of the Target Group shown in schedule 2 are true and complete and no person who is not named as a director in schedule 2 is a director of any member of the Target Group.

18.1.2	The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each Senior Employee and the length of each Senior Employee’s notice period under his contract of employment with the Company.

18.1.3	The employment contract for each Tier 1 Employee is disclosed in the Data Room.

18.1.4	All contracts between the Company and its employees (other than those for each Tier 1 Employee as disclosed in the Data Room) are terminable at any time by the Company on not more than three months’ notice without compensation (other than unfair dismissal or statutory redundancy payments).

18.1.5	No Senior Employee has given or received notice terminating his employment.

18.1.6	No offer of employment has been made which would result in a person becoming a Senior Employee upon commencement of employment.

18.1.7	The Company has not made or agreed to make payment or a benefit to a current or former director or employee or to their dependants in connection with the termination or suspension of employment or variation of any employment contract.

18.1.8	The Company has no outstanding liability, actual or contingent, in connection with the termination of employment of any employee or former employee.

18.2	Incentive Schemes

18.2.1	Other than the Existing LTIPs, there are no LTIPs established by the Company for the benefit of any director or employee or former director or employee, or in which any of the foregoing participates.

18.2.2	Full details of the Existing LTIPs, including all written communications to employees of the Target Group in respect of the Existing LTIPs and signed acknowledgment letters from all participants in the Existing LTIPs, are in the Data Room and the Company has not entered into any agreement, arrangement or commitment with, or given any promise or assurance to, any director, officer, or employee of the Company in connection with any awards under the LTIPs.

18.3	Transfer of undertakings

In the period of six years preceding the date of this agreement, the Company has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations other than in connection with customer contracts in the ordinary course of business.

18.4	Trade unions

The Company is not a party to any agreement or arrangement with or commitment to any trade union or staff association.

18.5	Disputes with Senior Employees

No proceedings have been issued against the Company in any court of competent jurisdiction by any Senior Employee or former senior employee which remain outstanding and, so far as the Vendors are aware, no such proceedings have been threatened in writing against the Company. No Senior Employee is subject to a current disciplinary warning or procedure.

19	The environment and health and safety

19.1	In this paragraph 19, the following words and expressions have the following meanings:

HSE Matters: matters relating to human health, safety, the environment, the use or exploitation of any environmental or natural resources and/or any natural or artificial substances, organisms or materials (whether solid, liquid, gas or otherwise and whether alone or in combination with any other substance or material) capable of causing harm to human health and/or the environment, including, for the avoidance of doubt, noise, light, radiation, heat, vibration, waste, carbon dioxide and/or any other greenhouse gases; and

HSE Permits: any permit, licence, consent, permission, authorisation, notification, allowance, certificate, credit, waiver, application or exemption necessary in relation to either the carrying on of the business of the Company relating to the use or exploitation of any environmental or natural resource.

19.2	The Company is in compliance with all applicable laws and regulations insofar as they relate to or apply to HSE Matters.

19.3	The Company has obtained all HSE Permits (which are in full force and effect) and is in compliance with all such HSE Permits and, so far as the Vendors are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any HSE Permit.

19.4	The Company has not received written notice of any contravention, non-compliance, claim or other liability by or against it in connection with any HSE Matter or in respect of any environmental contamination at, under or from any Property.

19.5	Copies of all HSE Permits (other than those required on a site specific basis when performing a customer contract in the ordinary course) and third party audits and assessments, relevant reviews, reports or investigations regarding HSE matters (other than routine and ordinary course internal audits and other assessments, reviews, reports or investigations (whether by division or business unit) conducted by the Target Group) relevant to current HSE status and incorporating the last three years which are in the possession or control of the Company relating to or involving the business of the Company are in and/or referenced within material in the Data Room.

20	Pensions

20.1	Save in relation to the Pension Schemes, the Company does not participate in and has no obligation to any scheme or arrangement for the provision of Pension Benefits. No proposal, undertaking, assurance or announcement has been made to or in relation to any Relevant Person as to the introduction of any Pension Benefit other than the Pension Schemes or as to the continuation or amendment of the Pension Schemes.

20.2	All material information in respect of the Pension Schemes is contained in the Data Room (including written promises and announcements to Relevant Persons and documents governing the Pension Schemes, and all documents necessary to determine the Company’s obligations and liabilities in respect of the Pension Schemes and the benefits payable under the Pension Schemes) and such information is true, complete and accurate in all material respects.

20.3	All contributions, expenses and any other amounts in respect of the Pension Schemes have been paid on the due dates and at the rates in accordance with the Pension Schemes’ rules and applicable legislation. There are no liabilities outstanding in respect of the Pension Schemes as at the date of this agreement.

20.4	No claims or complaints have been made or threatened in writing in relation to the Pension Schemes or otherwise in respect of the provision of the Pension Benefits and:

20.4.1	so far as the Vendors are aware, there are no facts likely to give rise to any such claims or complaints; and

20.4.2	no person has been discriminated against in relation to Pension Benefits.

20.5	No contribution notice or financial support direction has been issued to the Company. The Company is not, nor has been at any time since 27 April 2004, connected with or an associate of any other company which participates, or has participated, in a scheme to which section 38 or 43 of the Pensions Act 2004 applies (other than the Pension Schemes); and there is no fact or circumstance likely to give rise to any such direction or notice. For these purposes, “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

20.6	Save for the Company’s liabilities and obligations in respect of the Pension Schemes as disclosed in the Data Room, no indemnity, security or guarantee has been given by the Company in connection with the Pension Benefits.

20.7	The Pension Schemes materially comply with and have at all times been administered materially in accordance with all applicable laws, regulations and requirements (including, without limitation, those of HM Revenue & Customs, trust law, data protection and discrimination legislation).

20.8	No debt has become due from the Company in respect of the Pension Schemes under section 144 Pension Schemes Act 1993 or sections 60 or 75 Pensions Act 1995 and remains unpaid.

20.9	All lump sum benefits (other than a refund of member contributions or benefits payable under the Suffolk County Council Pension Fund, the Prudential Platinum Pension Scheme, or the Plumbing and Mechanical Services (UK) Industry Pension Scheme) payable on the death of any Relevant Person are fully insured with an insurance company (as defined in section 275 of Finance Act 2004) and all premiums and other amounts payable under such insurance contracts have been paid. So far as the Vendors are aware, Completion will not result in the cover for any Relevant Person ending.

20.10	So far as the Vendors are aware, no Relevant Person is terminally ill or is applying for, or about to apply for, an incapacity pension or early retirement pension on grounds of redundancy under the Pension Schemes.

20.11	So far as the Vendors are aware, the Company has complied with the requirements of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and the Transfer of Undertakings (Protection of Employment) Regulations 2006 insofar as they concern any Relevant Person and the provision of benefits, or payments of contributions in respect of, Pension Benefits.

20.12	Without prejudice to the generality of 20.11 above and so far as the Vendors are aware, no Relevant Person is entitled to any enhanced terms, which have not been adequately provided for, as to the payment of, or the amount of, the Pension Benefits (whether under the Pension Schemes or otherwise) if he takes early retirement or is made redundant (or as a result of having taken early retirement or having been made redundant) which were passed to the Company by the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise.

20.13	The Company has complied with the requirements of sections 257 and 258 of the Pensions Act 2004 (pension protection on transfer of employment) in respect of Relevant Persons.

20.14	The Company is not a party to a scheme apportionment arrangement, flexible apportionment arrangement, withdrawal arrangement, approved withdrawal arrangement or regulated apportionment arrangement (all as defined in The Occupational Pension Schemes (Employer Debt) Regulations 2005) and no debt to a pension scheme has been compromised in any other way.

20.15	No takeover protection provision in relation to the Pension Schemes has been triggered or, so far as the Vendors are aware, will be triggered by Completion.

20.16	The Company has at all times complied with the applicable requirements of Part 1 of the Pensions Act 2008.

20.17	All information made available to the Purchaser or its advisers about the way in which the Company complies (or proposes to comply) with its obligations under Part 1 of the Pensions Act 2008 for existing workers and new workers is complete and accurate in all material respects.

21	Taxation

Unless the context requires otherwise, words and expressions defined in the (Tax Covenant) shall have the same meaning in this paragraph.

21.1	General

21.1.1	No Event has taken place which has required or, were the Company to propose to enter into a contract to which the “Procurement Policy Note – measures to promote tax compliance – Action Note 06/13 25 July 2013” (the “Tax and Procurement Rules”) applies, would require, the Company to answer in the affirmative to question 1.1 and/or question 1.2 as referenced in Annex A of the Tax and Procurement Rules.

21.1.2	The Company has not been a member of a group of companies or otherwise connected with or related to any other company, other than a member of the WIL Completion Group, for the purposes of any provision relating to Taxation pursuant to which the Company could be liable to pay an amount in respect of any liability to Taxation which is also a liability to Taxation of a company who is not a member of the Target Group. So far as the Vendors are aware, there are no circumstances in existence at Completion whereby the Company could be liable to pay an amount in respect of any liability to Taxation which is also a liability to Taxation of any person who is not a member of the Target Group (including, for the avoidance of doubt, under a group payment arrangement under s.59F TMA 1970).

21.2	The Accounts

21.2.1	All liabilities, whether actual or deferred, contingent or disputed, which are the primary liability of the Company for Taxation:

21.2.1.1	in respect of income, profits or gains earned, accrued or received on or before the Accounts Date; or

21.2.1.2	arising in respect of an event occurring or deemed to occur on or before the Accounts Date,

have been paid or are fully provided for or (as appropriate) disclosed in the Accounts. All other Warranties relating to specific Tax matters set out in this schedule are made without prejudice to the generality of this paragraph.

21.2.2	The amount of the provision for deferred Tax contained in the Accounts was, at the relevant Accounts Date, adequate and fully in accordance with accounting practices generally accepted in the United Kingdom.

21.3	Administrative matters

21.3.1	The Company is not, and has not been at any time within the last six years, involved in any dispute with, or been the subject of any enquiry by any Taxation Authority (whether of the UK or elsewhere) other than routine enquiries of a minor nature following the submission of computations and returns, and, so far as the Vendors are aware, there are no circumstances which make it likely that any such dispute or enquiry will commence.

21.3.2	The Company has within the last six years duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by it; all such returns, notices and information were complete and accurate in all material respects and none is the subject of any material dispute with the relevant Taxation Authority.

21.3.3	No Taxation Authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

21.3.4	Neither the Company, nor any of its directors or officers in their capacity as such, have within the last six years paid or become liable to pay, nor so far as the Vendors are aware are there any circumstances which may cause any of them to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation in respect of any Event occurring or deemed to have occurred on or prior to Completion.

21.4	Indirect Tax

The Company has complied with its legal obligations relating to any value added, turnover, sales, use, distribution or corresponding Tax, including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

21.5	Employees

The Company has within the last four years made all payments, deductions, withholdings or reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to or for the benefit of any person who is or might be regarded by any Taxation Authority as an employee, sub-contractor or worker supplied by an agency in respect of Taxation (including for the avoidance of doubt national insurance and social security contributions).

21.6	Stamp taxes

All documents to which the Company is a party and under which the Company has any rights or which form part of the Company’s title to any asset owned by it have been duly stamped with the correct amount of stamp duty and any applicable stamp or any other transfer, registration or documentary Tax or duty in respect of such documents has been accounted for and paid and no Tax or duty remains to be paid in respect of any such documents which are outside the United Kingdom and have yet to be brought into the United Kingdom.

PART 2

Purchaser’s Warranties

1	The Purchaser and the Guarantor each has power to enter into and perform this agreement and each other Transaction Document to be executed by them and this agreement constitutes, and each such Transaction Document when executed will constitute, binding obligations of the Purchaser and the Guarantor in accordance with its terms.

2	The execution and delivery by the Purchaser and the Guarantor of this agreement and each other Transaction Document to be executed by them, and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under (i) any agreement or instrument to which it is a party or by which it is bound, (ii) its articles of association or equivalent constitutional document(s) or (iii) any law or regulation or any judgment, order, writ, injunction or decree of any court, tribunal or agency by which it is bound.

3	Save for the Conditions, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental, regulatory or administrative authority is required to be obtained, or made, by the Purchaser or the Guarantor to authorise the execution or performance of this agreement or any other Transaction Document by the Purchaser or the Guarantor.

4	The Purchaser and the Guarantor each has immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations when they arise under this agreement or any other Transaction Document.

5	Neither Jim Groch nor Cash Smith, having managed a due diligence process in accordance with the due diligence policies and procedures of the Purchaser’s Group for a transaction of the size and nature of the Transaction, are actually aware of any fact, matter or circumstance not in the Data Room or in the Disclosure Letter which would entitle the Purchaser to bring a Warranty Claim after the date of this agreement. It is acknowledged that none of the individuals specified in this paragraph 5 has assumed any obligation or duty of care to any Vendor or third party in relation to the subject matter of this paragraph 5.

SCHEDULE 6

Limitations on liability of the Vendors

1	The Purchaser acknowledges to and agrees with the Vendors that certain claims under or for breach of this agreement shall be dealt with in accordance with the following provisions of this schedule to the extent expressly applicable. This agreement (including the Vendors’ Warranties) shall accordingly have effect subject to and as qualified by the terms of this schedule to the extent expressly applicable.

2	The aggregate liability of each Vendor in respect of any and all Capped Claims shall be limited to and shall in no event exceed its Relevant Proportion of the Consideration.

3	The aggregate liability of each Vendor in respect of all and any Warranty Claims (other than Fundamental Claims or those in respect of a Secondary Tax Liability) and Tax Covenant Claims (other than those in respect of a Secondary Tax Liability or any claim under paragraph 2.2 of the Tax Covenant) shall be limited to and shall in no event exceed its Relevant Proportion of £75,000,000 together with any costs reasonably and properly incurred by the Purchaser in connection with such claims.

4	The liability of each Vendor in respect of any Warranty Claim (other than a Fundamental Claim) shall be limited as follows:

4.1	there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of the threshold in paragraph 4.2) any Warranty Claim in respect of which the amount which the Purchaser would otherwise (but for the provisions of this paragraph 4.1) be entitled to recover (and all costs reasonably and properly incurred by the Purchaser in connection with such Warranty Claim) would be less than £100,000 (provided that, for these purposes, a number of Warranty Claims arising out of the same or substantially similar facts or circumstances shall be treated as a single Warranty Claim and the same Warranty Claim against two or more Vendors shall be treated as the same single Warranty Claim); and

4.2	subject to paragraph 4.1, the Purchaser shall not be entitled to recover any amount in respect of a Warranty Claim (other than a Fundamental Claim) unless the amount recoverable, when aggregated with all other amounts recoverable (but for this paragraph 4.2) for Warranty Claims (other than Fundamental Claims) (or previously recovered in respect of prior Warranty Claims) and all costs reasonably and properly incurred by the Purchaser in connection with such Warranty Claims, exceeds £3,000,000, in which event the full amount of the Warranty Claim and not only the excess over £3,000,000 shall be recoverable.

5	The liability of each Vendor in respect of any Warranty Claim (other than a claim by the Purchaser for any breach of the Title and Capacity Warranties or in respect of a Secondary Tax Liability) or any Tax Covenant Claim (other than those in respect of a Secondary Tax Liability or any claim under paragraph 2.2 of the Tax Covenant) or any claim under or for breach of clause 6 (Interim Period) shall be limited to his Relevant Proportion of such claim (together with any costs incurred by the Purchaser in connection with such claim to the extent reasonably and properly incurred).

6	Subject to paragraph 7, the Vendors shall cease to have any liability:

6.1	for any Warranty Claim (other than a Fundamental Claim or a Tax Warranty Claim) unless notice of such Warranty Claim (specifying, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it) is given to WIL (where such Warranty Claim is being brought against WIL) and/or the Individual Vendors’ Representative (where such Warranty Claim is being brought against an Individual Vendor) before 31 March 2016;

6.2	for any Tax Claim unless notice of such Tax Claim (specifying, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it) is given to WIL (where such Tax Claim is being brought against WIL) and/or the Individual Vendors’ Representative (where such Tax Claim is being brought against an Individual Vendor) before 6 April 2020; and

6.3	for any Warranty Claim (other than a claim by the Purchaser for any breach of the Title and Capacity Warranties or a Tax Warranty Claim) (which is not previously satisfied, settled or withdrawn) if proceedings in respect of it shall not have been commenced (except (i) if the relevant Warranty Claim is an Insured Claim and WIL has been dissolved, no proceedings need have been commenced against WIL where proceedings have been so commenced against any other Vendor or (ii) if the relevant Warranty Claim is not an Insured Claim and WIL has been dissolved, where proceedings have been commenced against WIL’s Guarantor under the Deed of Guarantee) within the period of 12 months from the date on which the Purchaser gives notice of such Warranty Claim to WIL and the Individual Vendors’ Representative in accordance with paragraph 6.1 or 6.2, except:

6.3.1	in the case of a Warranty Claim based upon a liability which is contingent, in which case the 12 month period shall commence on the date that contingent liability becomes an actual liability;

6.3.2	in the case of a Warranty Claim where the threshold in paragraph 4.2 above has not been reached, in which case the 12 month period shall commence on the date on which the threshold is reached; and

6.3.3	in the case of a Warranty Claim relating to a third party claim or liability, the 12 month period shall commence on the date on which the matter is settled or determined.

7	The Vendors shall not be liable in respect of any Warranty Claim based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability.

8	The Purchaser shall give WIL (where such Warranty Claim is being brought against WIL) and/or the Individual Vendors’ Representative (where such Warranty Claim is being brought against an Individual Vendor) written notice of any Warranty Claim as soon as reasonably practicable after becoming aware of it specifying, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

9	The Vendors shall have no liability in respect of any Warranty Claim (other than a claim by the Purchaser for any breach of the Title and Capacity Warranties):

9.1	to the extent the subject matter of such Warranty Claim has been specifically accrued, provided for or disclosed in or in respect of which a reserve was created in the Locked Box Accounts;

9.2	to the extent that the Warranty Claim in question arises, or is increased, wholly or partly from an act or omission compelled by law;

9.3	in respect of any matter done or not done at the express request or with the express approval or express consent of the Purchaser prior to Completion (and the Purchaser was aware or had reason to believe that such matter would be likely to give rise to or increase the liability of the Vendors under a Warranty Claim);

9.4	to the extent that the Warranty Claim in question arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body (including extra statutory concessions of HMRC) made after the date of this agreement whether or not having retrospective effect;

9.5	to the extent that the Warranty Claim in question would not have arisen but for a voluntary act or transaction, which could reasonably have been avoided by the Purchaser, carried out by the Purchaser or any of its Group Companies (including the Target Group) after Completion (i) where the Purchaser was aware or had reason to believe that such act or transaction would be likely give rise to or increase the liability of the Vendors under a Warranty Claim and (ii) which is outside the ordinary course of the business of the Purchaser or any of its Group Companies (including the Target Group), but excluding any action or transaction which the Purchaser or any other such person is required to enter into to the extent necessary to avoid a breach of applicable law or regulation or of a contractual obligation of a member of the Target Group in force prior to Completion; or

9.6	to the extent that:

9.6.1	such Warranty Claim arises or the liability of the Vendors pursuant to such Warranty Claim is increased as a result of the Purchaser not complying with its obligations under this agreement; or

9.6.2	such Warranty Claim arises or is increased as a result of any change after Completion in the accounting policies or practices adopted by the Company and the Subsidiaries (or any of them) other than to comply with law or UK GAAP (as it is in force at the date of this agreement).

10	If after Completion any matter comes to the notice of the Purchaser which may give rise to a liability of a Vendor under a Warranty Claim (other than a claim by the Purchaser for any breach of the Title and Capacity Warranties or a Tax Warranty Claim) or under clause 15.6 of this agreement and is as a result of a claim made by or a liability to a third party, the Purchaser shall (and, where appropriate, shall procure that each member of the Target Group shall):

10.1	as soon as reasonably practicable give written notice of that matter to WIL and the Individual Vendors’ Representative, specifying in reasonable detail the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

10.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without consulting with WIL in advance and taking account its reasonable representations (and WIL shall, for these purposes, consult with the Individual Vendors’ Representative and take account of his reasonable representations);

10.3	give WIL, the Individual Vendors’ Representative and their professional advisers reasonable access to the personnel of the Purchaser and the Target Group and to any relevant accounts, documents and records within the power or control of the Purchaser and the Target Group (as the case may be) so as to enable WIL, the Individual Vendors’ Representative and their professional advisers to examine such accounts, documents and records and to take copies at its own expense, provided that (i) WIL, the Individual Vendors’ Representative and their professional advisers shall have no access to documents and records containing advice to the Purchaser in relation to the potential claim against the Vendors or relating thereto, correspondence between the Purchaser and the Target Group and advisers relating to the potential claim against the Vendors or any information covered by legal professional privilege and (ii) WIL’s access to personnel shall be to the minimum extent possible so as not to disrupt the operation of the business of the Purchaser and the Target Group; and

10.4	subject to WIL indemnifying the Purchaser and the Target Group to the Purchaser’s reasonable satisfaction against any liability, costs, damages or expenses arising as a result of the actions of WIL and its advisers under this paragraph 10.4:

10.4.1	not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of WIL (which shall consult with the Individual Vendors’ Representative in relation thereto and take into account his reasonable representations); or

10.4.2	take such action as WIL (having consulted with the Individual Vendors’ Representative and take into account his reasonable representations) may request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question, provided that the provisions of this paragraph 10.4 shall not apply at any time if the claim arising out of the matter in question concerns a customer under a Material Customer Contract.

11	A Vendor shall not be liable in respect of any claim under or for breach of this agreement to the extent that the facts or circumstances giving rise to such claim are capable of remedy and are remedied by or at the expense of the Vendors (so that the Purchaser Parties suffer no loss) within 30 days of the date on which notice of such claim is given to such Vendor.

12	Without prejudice to paragraph 13, if the Purchaser or any member of the Target Group is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Warranty Claim, the Purchaser shall procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then either the amount payable by each Vendor in respect of that Warranty Claim shall be reduced by an amount equal to that Vendor’s Relevant Proportion of the sum recovered or (if any amount shall already have been paid by the Vendors in respect of that Warranty Claim) there shall be repaid to the relevant Vendor an amount equal to that Vendor’s Relevant Proportion of the amount recovered or (if less) the amount of such payment. In this paragraph 12 the “amount recovered” shall mean the sum recovered less the properly incurred costs to the Purchaser and the Target Group of that recovery and any Tax borne by the Purchaser or a member of the Target Group as a result of that recovery. For the purpose of determining the maximum aggregate liability of a Vendor under paragraphs 2 and 3 of this schedule, a Vendor shall (for that purpose only) be deemed never to have been liable to the extent of any payments made to that Vendor under the above reimbursement provision with the intent that any cap be restored by the amount of such payment.

13	Without prejudice to clause 21 (Set off), the Vendors’ liability in respect of an Insured Claim or a Failed Insured Claim shall be limited and in no event exceed the Insurance Escrow Amount, and recovery of the Insurance Escrow Amount under schedule 10 (Escrow Arrangements) shall be the Purchaser’s sole right of recourse against the Vendors in respect of an Insured Claim or a Failed Insured Claim (without prejudice to the liability of WIL’s Guarantor to fund any excess under the Insurance Policies in respect of claims notified after 31 March 2016).

14	Where a Tax Warranty Claim relating to any liability to Taxation under paragraph (xii) of the definition of Taxation Liability in the Tax Covenant arises by reason of:

14.1	any Vendor or a person connected with or related to any Vendor for Taxation purposes failing to discharge a liability to Taxation which is the primary liability to Taxation of such Vendor or a person connected with or related to such Vendor; and

14.2	the Company or Subsidiary being at any time before Completion connected with or related to such Vendor for Taxation purposes,

only such Vendor (or Vendors) shall be liable for the Tax Warranty Claim. For the purposes of this paragraph, no Vendor shall be taken to be connected with or related to any other Vendor for Taxation purposes solely by reason of their interests in the Shares.

15	For the avoidance of doubt:

15.1	nothing in this schedule shall limit the common law duty of the Purchaser Parties to mitigate their loss in respect of any Warranty Claim (other than a claim by the Purchaser for any breach of the Title and Capacity Warranties);

15.2	none of the Purchaser Parties or any member of the Target Group shall be entitled to recover more than once in respect of the same loss; and

15.3	notwithstanding anything to the contrary, the provisions of schedule 6 shall not apply to claims under clause 5 (No Leakage).

SCHEDULE 7

Tax Covenant

1	Definitions

1.1	In this schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this schedule shall prevail over the definitions in clause 1:

Covenantors: the Vendors;

Degrouping Charge: any Taxation Liability of the Company or any Subsidiary by reason of the Company or Subsidiary ceasing to be treated as a member of a group of companies for Tax purposes;

Event: includes any event, act, omission or transaction (whether or not the Company or any Subsidiary is a party to such act, omission or transaction), and for the avoidance of doubt includes any change in the residence of any person and the death, winding up or dissolution of any person; and any reference to an Event occurring on or before a particular date shall include a reference to any Event which for Tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003;

Locked Box Accounts Relief: any Relief which appears as an asset in the Locked Box Accounts or has been taken into account in reducing or eliminating any provision for Tax which appears in the Locked Box Accounts (or which, but for the presumed availability of such Relief, would have appeared in the Locked Box Accounts) and any prepayment of Taxation which is treated as an asset in the Locked Box Accounts;

Post-Locked Box Date Relief: any Relief which arises (if before Completion, in the ordinary course of business) as a consequence of, or by reference to, an Event occurring or deemed to occur after the Locked Box Date or in respect of an accounting period commencing after the Locked Box Date;

Purchase Percentage: in respect of the Purchaser means 50 per cent. and in respect of the Purchaser’s Subsidiary 50 per cent.;

Purchasers: the Purchaser and the Purchaser’s Subsidiary;

Relief: includes any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any Taxation or relevant to the computation of any income, profits or gains for the purposes of any Taxation, and any right to a repayment of Taxation;

Secondary Tax Liability: any Taxation Liability under paragraph (xii) of the definition of Taxation Liability or any liability to Taxation under paragraph 10;

Surrender: the surrender by WIL of Relief in the amount of £500,000 to a member of the Target Group for the period 1 April 2013 to 31 August 2013, in return for which a member of the WIL Retained Group has been paid £115,000 by a member of the Target Group on or before Completion;

Target Group’s VAT Group: the group of companies for the purposes of ss.43 to 43C of the Value Added Tax Act 1994 of which the Company is a member;

Taxation or Tax: all forms of taxation, imposts, duties (including stamp duties), levies, amounts in the nature thereof, social security contributions and rates wherever and by whatever authority imposed and whether of the United Kingdom or elsewhere (including such amounts required to be deducted or withheld from or accounted for in respect of any payment), and any payment whatsoever which the Company or any Subsidiary may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company or any Subsidiary has failed to discharge; together with all penalties, fines, surcharges, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

Taxation Authority: any government, state or municipality or any local, state, federal or other authority, body or official in the United Kingdom or elsewhere exercising a fiscal, revenue, customs or excise function;

Taxation Claim: the issue, delivery or service of any notice, demand, assessment (including self-assessment), return, accounts, letter or other document or action or the imposition of any deduction or withholding from which it appears that a Taxation Liability has been or may be imposed on the Company or any Subsidiary;

Taxation Liability: includes:

(i)	any liability of the Company or any Subsidiary to make or suffer an actual payment (including an instalment payment) of Taxation or amount in respect of Taxation regardless of whether chargeable primarily against the Company or Subsidiary and of whether recovery is available from any other person, in which case the amount of the Taxation Liability shall be the amount of the liability;

(ii)	the loss of any Locked Box Accounts Relief, in which case the amount of the Taxation Liability shall be equal to the amount of the Taxation which (on the basis of the rates prevailing on the date of this agreement) would have been saved but for such loss or, where the relevant Relief is a right to a repayment of Taxation, the amount of the repayment;

(iii)	the setting-off against Taxation, income, profits or gains of any Locked Box Accounts Relief or Post-Locked Box Date Relief, but for such setting-off, the Company or any Subsidiary would have been subject to a liability to Taxation in respect of which the Purchaser would have been entitled to make a claim against the Covenantors under this schedule (or would have been so entitled in the absence of any financial restrictions on such obligation) in which case the amount of the Taxation Liability shall be the amount of such claim or, where the relevant Relief is a right to a repayment of Taxation, the amount of the repayment;

(iv)	any UK stamp duty (and any connected interest, fines and penalties) chargeable on a document executed before Completion which would need to be paid in order to establish title of the Company or any Subsidiary to any asset (which shall for the purposes of this schedule be deemed to be a liability to make an actual payment on the last day on which payment would have avoided any liability to interest or penalties), and the amount of the Taxation Liability shall be the amount of the stamp duty (and any interest, fines and penalties);

(v)	any liability to Taxation (including any liability in respect of income tax or NIC) suffered by the Purchasers, the Company or any Subsidiary as a result of WIL or any person who controls, or is controlled by WIL (“control” having the meaning ascribed to it in s.1124 Corporation Tax Act 2010) making a payment after Completion (otherwise than where directed to do so by, or with the express written agreement of, the Purchaser or (after Completion) the Company following disclosure by the Vendors of all material facts, or as expressly provided in the agreement) to any person to the extent that, and in circumstances where such payment constitutes, or is treated for tax purposes as being, remuneration for acts undertaken for, or services rendered to, the Company or any Subsidiary by any current or former officer or employee of the Company or any Subsidiary during any period or part period ending on or before Completion and the amount of the Taxation Liability shall be the amount of any liability;

(vi)	any liability which is as a result of any inheritance tax which is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid, have existed at Completion; or arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company in which case the amount of the Taxation Liability shall be the amount of the liability;

(vii)	any liability of the Company or any Subsidiary to make an actual payment of any penalties, charges, surcharges, fines or interest of any Company relating to Taxation which arise in consequence of any Event occurring or any profits earned, accrued or received on or before Completion, including without limitation any interest or penalties relating to any amount of corporation tax treated by the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) as due and payable on a date on or before Completion in which case the amount of the Taxation Liability shall be the amount of the liability;

(viii)	the loss of any Relief made available to the Company or any Subsidiary pursuant to paragraph 5.1 of this schedule or the revocation, loss, cancellation, non-availability or invalidity of any election made pursuant to paragraph 5.2 of this schedule in which case the amount of the Taxation Liability shall be the amount of any liability of the Company or Subsidiary to make an actual payment of, or in respect of, Taxation arising as a result of such loss, revocation, cancellation, non-availability or invalidity (for the avoidance of doubt, the Taxation Liability shall not include any amount in respect of which Reliefs made available pursuant to paragraph 5.1 continue to be available or in respect of which an election made available pursuant to paragraph 5.2 continues to be valid);

(ix)	any liability of the Company or any Subsidiary to pay any amount pursuant to an indemnity, guarantee, covenant or legally binding agreement entered into before Completion under which the Company or any Subsidiary has agreed to meet or pay a sum equivalent to or by reference to any other person’s liability to Taxation (construing “liability to Taxation” to include the loss, use, setting-off or application in calculating income, profits or gains or Taxation of a Relief) in which case the amount of the Taxation Liability shall be the amount of the liability;

(x)	any liability to Taxation of the Company or any Subsidiary (other than a liability to pay secondary Class 1 NIC) arising directly or indirectly in consequence of: (a) any of the consideration received by any Vendor for the sale of his Shares or the value of any other benefit or facility of any kind received by any Vendor in connection with the sale of his Shares being subject to income tax (accountable via PAYE) or NIC other than liabilities falling within paragraph (x)(c) and (d); (b) failure or delay by any Vendor to reimburse any amount in respect of income tax arising in connection with the circumstances of paragraph (x)(a); (c) the adoption of the New Articles; (d) failure or delay by any Vendor to reimburse any amount in respect of income tax arising in connection with the circumstances of paragraph (x)(c), in which case the amount of the Taxation Liability shall be the amount of the liability;

(xi)	any liability of the Company or any Subsidiary to pay secondary Class 1 NIC arising directly or indirectly in consequence of any matter described in paragraphs (x) (a) to (d) above, in which case the amount of the Taxation Liability shall be the amount of the liability; or

(xii)	any liability to Taxation of the Company or any Subsidiary which is also a liability to Taxation of another person and which is payable by the Company or any Subsidiary by reason of (i) the other person failing to discharge such Taxation Liability and (ii) the Company or relevant Subsidiary being at any time before Completion a member of the same group as such other person or otherwise connected with or related to such other person for Taxation purposes (including being at any time before Completion a party to a group payment arrangement under s.59F Taxes Management Act 1970). Any liability to Taxation of the Company or any Subsidiary that is one defined by this paragraph (xii) shall be deemed not to be defined by any other limb within the definition of Taxation Liability.

Taxation Warranties: the warranties in paragraph 21 of part 1 of schedule 5 (Vendors’ Warranties);

TIOPA 2010: Taxation (International and other Provisions) Act 2010;

WIL Completion Group: WIL and its Group Companies immediately prior to Completion (for the avoidance of doubt, including the Target Group); and

WIL Retained Group: WIL and any company which is after Completion a member of the same group as WIL for any Taxation purpose.

1.2	References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for Tax purposes.

1.3	References to the time at which, or in respect of which, profits are earned, accrued or received or an Event has occurred shall include the time at which, or in respect of which, those profits are deemed for taxation purposes to have been earned, accrued or received or the Event is deemed or treated for taxation purpose as having occurred.

1.4	In determining whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises and the provisions of s.213 Inheritance Tax Act 1984 shall not apply thereto.

1.5	References to something being deemed or treated “for Taxation purposes” or “for Tax purposes” in a certain way shall mean that for the purposes of any applicable legislation, secondary legislation, rules, regulations or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described.

1.6	Words and expressions defined in the Agreement shall have the same meaning in this schedule, unless the schedule expressly provides a different meaning.

1.7	Except as are specifically provided, references to paragraphs are to the paragraphs of this schedule. Headings are for convenience only and shall not affect the construction or interpretation of this schedule.

1.8	References to the loss of a Relief or a right to any payment or other consideration include the loss, nullification, cancellation, clawback, non-availability, non-existence or reduction in amount of a Relief or right to any payment or other consideration.

1.9	For the avoidance of doubt, references to any Taxation Liability of the Company or any Subsidiary which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Taxation Liability of the Company or any Subsidiary resulting from the sale of the Shares pursuant to this agreement (including any Degrouping Charge).

1.10	For the purposes of paragraph 8 (Payment), Reliefs arising from events occurring earlier shall be taken to be used in priority to any Reliefs arising from events occurring later and reliefs of the Company or any Subsidiary shall be taken to be used in priority to any Reliefs surrendered to the Company or any Subsidiary by any other company.

1.11	Unless otherwise provided, any reference in this schedule to a paragraph is to a paragraph of this schedule.

1.12	The covenant at paragraph 2 of this schedule shall come into effect on Completion. All other provisions of this schedule shall come into effect on signing of this agreement.

2	Covenant

2.1	The Covenantors covenant severally to pay to the Purchasers so far as possible by way of an adjustment to the Consideration an amount equal to:

2.1.1	any Taxation Liability of the Company or any Subsidiary arising within paragraph (i) of the definition of Taxation Liability in respect of, by reference to or in consequence of:

2.1.1.1	any income or profits earned, accrued or received on or before Completion or any gains earned or received on or before Completion; or

2.1.1.2	any Event occurring on or before Completion;

2.1.2	any Taxation Liability falling within any of paragraphs (ii) to (ix) (inclusive) of the definition of Taxation Liability;

2.1.3	any Taxation Liability falling within paragraphs (x)(a), (x)(b), and (xi) of the definition of Taxation Liability;

2.1.4	any Taxation Liability falling within paragraphs (x)(c) and (x)(d) of the definition of Taxation Liability, to the extent that such Taxation Liability exceeds the Individual Vendors’ Escrow Amount; and

2.1.5	all reasonable costs and expenses (not including management time) incurred by or charged against the Purchasers or the Company or any Subsidiary in connection with any Taxation Liability referred to in paragraphs 2.1.1, 2.1.2, 2.1.3, 2.1.4 or in connection with the successful enforcement of rights under this schedule.

2.2	The Individual Vendors covenant severally to pay to the Purchasers, so far as possible by way of an adjustment to the Consideration, an amount equal to any Taxation Liability falling within paragraph (x)(c) and (d) of the definition of Taxation Liability to the extent that such Taxation Liability does not exceed the Individual Vendors’ Escrow Amount and all reasonable costs and expenses (not including management time) incurred by or charged against the Purchasers or the Company or any Subsidiary in connection with such Taxation Liability or in connection with the successful enforcement of rights under this paragraph 2.2.

2.3	The Covenantors covenant severally to pay to the Purchasers, so far as possible by way of an adjustment to the Consideration, an amount equal to any Taxation Liability falling within paragraph (xii) of the definition of Taxation Liability and all reasonable costs and expenses (not including management time) incurred by or charged against the Purchasers or the Company or any Subsidiary in connection with such Taxation Liability or in connection with the successful enforcement of rights under this paragraph 2.3, save that:

2.3.1	where such Taxation Liability arises solely by reason of:

2.3.1.1	WIL or a person connected with or related to WIL for Taxation purposes (other than another Covenantor) failing to discharge a liability to Taxation which is the primary liability to Taxation of WIL or a person connected with or related to WIL; or

2.3.1.2	the Company or Subsidiary being at any time before Completion connected with or related to WIL for Taxation purposes (other than another Covenantor),

WIL shall be solely liable under this paragraph 2.3; and

2.3.2	where such Taxation Liability arises solely by reason of:

2.3.2.1	an Individual Vendor or a person connected with or related to such Individual Vendor (other than another Covenantor) failing to discharge a liability to Taxation which is the primary liability to Taxation of such Individual Vendor or a person connected with or related to such Individual Vendor; or

2.3.2.2	the Company or Subsidiary being at any time before Completion connected with or related to such Individual Vendor (other than another Covenantor),

any such Individual Vendor shall be solely liable under this paragraph 2.3.

3	Limitations

3.1	The provisions of schedule 6 (Limitations on liability) shall apply to claims under this schedule to the extent set out therein.

3.2	The covenant in paragraph 2 shall not apply to any Taxation Liability to the extent that:

3.2.1	provision or reserve in respect of that liability is made in the Locked Box Accounts or that liability was otherwise reflected in the Locked Box Accounts;

3.2.2	the Taxation Liability is in respect of or by reference to income, profits or gains earned, accrued or received in respect of the period, or any Event occurring, between the Locked Box Date and Completion in the ordinary course of the business of the Company or the Subsidiary concerned (and for the avoidance of doubt any bonuses relating directly or indirectly to the Transaction or any amendments to the Company’s articles of association shall not be an Event in the ordinary course of the business);

3.2.3	the Purchasers have made recovery in respect of such Taxation Liability under any other provision of this agreement, including, for the avoidance of doubt, Leakage in respect of which the Purchasers have made recovery under clause 5, the Individual Vendors’ Advanced Vesting Tax under clause 9.1.5.1 and payment made out of the Individual Vendors’ Escrow Account pursuant to clause 9.1.5.2 and schedule 10;

3.2.4	the amount of the Taxation Liability is reduced, eliminated or offset in accordance with paragraph 5;

3.2.5	any Relief arising in respect of an Event occurring or period ending on or prior to Completion (other than an Locked Box Accounts Relief or a Post-Locked Box Date Relief) is available to the Company or any of the Subsidiaries to set against or otherwise mitigate the Taxation Liability (and so that any Relief that is so available in relation to more than one Taxation Liability to which this schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Covenantors’ total liability under this schedule);

3.2.6	the Taxation Liability would not have arisen but for a voluntary act, omission or transaction on the part of or carried out by the Purchasers, the Company or a Subsidiary after Completion, unless that act, omission or transaction is:

3.2.6.1	in the ordinary course of the business of the Purchasers, the Company or relevant Subsidiary;

3.2.6.2	pursuant to a legally binding commitment of the Company or a Subsidiary created on or before Completion;

3.2.6.3	pursuant to a legal obligation;

3.2.6.4	the payment of stamp duty to establish title to an asset; or

3.2.6.5	carried out at the written request of the Individual Vendors’ Representative and WIL.

3.2.7	the Taxation Liability arises, or is increased, as a result of any increase in rates of Taxation or any change in the law, regulation, directive or requirement, or practice of a Taxation Authority (other than a charge targeted specifically at countering a tax avoidance scheme), announced after the date of this agreement;

3.2.8	the Taxation Liability arises directly as a result of an adjustment on change of accounting practice in respect of the accounting period of the Company or any Subsidiary in which Completion occurs except where the change is necessary to conform to generally accepted accounting policy as in force at the beginning of the accounting period of the Company or that Subsidiary in which Completion occurs;

3.2.9	the Taxation Liability arises or is increased as a result of the Company or any Subsidiary failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion and other than as a result of any default or failure of the Covenantors in carrying out, or in failing to carry out, the Covenantors’ obligations under paragraph 11 (Pre-Completion tax affairs);

3.2.10	the Taxation Liability arises or is increased as a result of the failure of the Purchaser to comply with its obligations contained in paragraph 11 (Pre-Completion Tax affairs); and

3.2.11	the Taxation Liability would not have arisen but for:

3.2.11.1	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, after Completion by the Purchasers, the Company, any Subsidiary or any person connected with any of them and otherwise than at the direction of or with the consent of the Individual Vendors’ Representative and WIL; or

3.2.11.2

the failure or omission on the part of the Company or any Subsidiary otherwise than at the direction of or with the consent of the Individual Vendors’ Representative and WIL to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, either as the Individual Vendors’ Representative and WIL may require in respect of periods or matters for which the Covenantors have conduct under paragraph 11 or, in respect of periods or matters for which the Covenantors do not have conduct, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Locked Box Accounts.

4	Overprovisions and corresponding savings

4.1	If either the Individual Vendors’ Representative and WIL and Purchaser agree, or the auditors for the time being of the Company or a Subsidiary (at the request or the Individual Vendors’ Representative and WIL and expense of the Covenantors) certify, that a Relevant Amount exists for the purposes of this paragraph, paragraph 4.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under the Warranties.

4.2	A Relevant Amount shall be determined for the purposes of this paragraph as follows:

4.2.1	if a provision for Taxation in the Locked Box Accounts (excluding any provision for deferred tax) is an over-provision (except to the extent that such over-provision results from the utilisation of an Locked Box Accounts Relief or a Post-Locked Box Date Relief or a change in rates of Taxation or any change in the law, regulation, directive or requirement, or practice of a Taxation Authority which comes into effect after Completion), the amount of such over-provision shall be a Relevant Amount;

4.2.2	if a Taxation Liability to which paragraph 2 applies gives rise to a Relief or increased Relief which actually reduces or eliminates a liability to Taxation of the Company or a Subsidiary whenever arising (other than one to which paragraph 2 applies), the amount by which the liability to Taxation is eliminated or reduced shall be a Relevant Amount;

4.2.3	if any Taxation Liability of the Company or a Subsidiary in respect of which the Covenantors have made a payment to the Purchasers under this schedule relates to income, profit or gain not received by the Company or relevant Subsidiary and the Company or Subsidiary subsequently receives the income, profit or gain and it is not subject to Taxation, the amount of Taxation which would otherwise have been payable shall be a Relevant Amount;

4.2.4	if a Taxation Liability of the Company, a Subsidiary or the Purchasers in an accounting period ending after Completion is reduced or eliminated by a Relief (other than a Locked Box Accounts Relief) or a Post-Locked Box Date Relief which comprises a deduction or allowance for any expenditure, reserve or provision which was recognised in the Locked Box Accounts but was not, in preparing the Locked Box Accounts, treated as deductible or allowable for Taxation purposes, the amount of the Taxation Liability which is eliminated or the amount by which it is reduced shall be a Relevant Amount;

4.2.5	if the profits of the Company or any Subsidiary for an accounting period ended on or before the Locked Box Date is adjusted by making a claim under s.174 TIOPA 2010 which was not taken into account in the Locked Box Accounts, the amount by which the Taxation Liability is reduced as a result of the adjustment shall be a Relevant Amount.

4.3	Where, pursuant to paragraph 4.1, this paragraph 4.3 applies to a Relevant Amount:

4.3.1	the Relevant Amount shall first be set off against any payment then due from the Covenantors under this schedule;

4.3.2	to the extent that there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by it under this schedule and not previously refunded under this paragraph up to the amount of such excess; and

4.3.3	to the extent that the excess referred to in paragraph 4.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantors under this schedule.

4.4	For the purposes of paragraph 4.2, no Relief shall be treated as having arisen until it has been realised by the Company or relevant Subsidiary in money or money’s worth.

4.5	The Individual Vendors’ Representative and WIL or Purchaser may, at any time before the expiry of the period for making claims under this schedule specified in paragraph 6 of schedule 6 (Limitations on liability), request that any Relevant Amount determined in accordance with this paragraph 4 is recalculated in the light of facts of which it was not aware and which were not taken into account in the previous calculation. In the event of a dispute between the parties as to such recalculation, the party seeking the recalculation may (at its expense) request the auditors of the Company or Subsidiary concerned, in the light of all relevant circumstances including the additional facts, to certify the amount of the Relevant Amount (which amount may be the same as before or an amended amount).

4.6	If the amount of a Relevant Amount is revised pursuant to paragraph 4.5, the revised amount shall be substituted for the previous amount and where either of paragraph 4.3.1 or paragraph 4.3.2 applied to the previous amount, an adjusting payment shall be made as appropriate and where paragraph 4.3.3 applied to the previous amount an adjustment shall be made to the amount to be carried forward against future payments which become due from the Covenantors under this schedule.

4.7	Any payment made by the Purchasers under this paragraph 4 shall be reduced by any reasonable out of pocket costs and expenses properly incurred by the Company and or the Purchasers in ensuring the availability of that Relevant Amount.

5	Reduction or elimination of Taxation Liability

If any Taxation Liability which gives rise to a liability of the Covenantors under this schedule can be reduced, eliminated or offset by WIL or another member of the WIL Retained Group:

5.1	making any form of Relief (which for the avoidance of doubt shall not include a Locked Box Relief or a Post-Locked Box Date Relief) available to the Company or any Subsidiary;

5.2	entering into an election with the Company or any Subsidiary pursuant to which either a gain or loss which accrues or is treated as accruing to the Company or Subsidiary is treated as accruing to a member of the WIL Retained Group or a member of the WIL Retained Group undertakes sole responsibility for discharging the relevant Taxation Liability,

WIL shall be entitled to take, or procure the taking of, such action on terms that do not require consideration to be provided by the Company, relevant Subsidiary or the Purchasers and the Purchaser shall procure that the Company or relevant Subsidiary shall (at the Covenantors’ expense) co-operate in relation to such action (including the making of any necessary returns, claims, consents, notifications and elections) and the Covenantors’ liability under this schedule shall be reduced accordingly.

6	Grossing up

6.1

All sums payable under this schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this schedule, the payer shall be obliged to pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.2	If the recipient of a payment under this schedule incurs a liability to Taxation which results from, or is calculated by reference to such payment (or would incur such a liability but for the availability of a Relief), the amount payable shall be increased by such amount as will ensure that, after payment of the liability to Taxation, the recipient is left with a net sum equal to the sum it would have received had no such liability arisen.

6.3	If a sum payable under this schedule is increased under paragraph 6.1 or paragraph 6.2 and the payee determines that a Relief attributable to such increased payment has been obtained, utilised and retained by it, then the payee shall repay to the payer such amount as the payee determines will leave it in the same after-tax position (after that repayment) as it would have been in had an increased payment not been required under paragraph 6.1 or paragraph 6.2.

7	Conduct of Taxation Claims

7.1	If the Purchaser becomes aware of a Taxation Claim relevant for the purposes of this schedule or relevant to a Tax Warranty Claim, the Purchaser shall give the Individual Vendors’ Representative and WIL written notice of that Taxation Claim as soon as reasonably practicable following the Purchaser becoming aware of that Taxation Claim and the Purchaser shall, subject to paragraphs 7.2-7.3, take, or cause the Company or the relevant Subsidiary to take, such action as the Individual Vendors’ Representative and WIL may reasonably request in writing to avoid, resist, appeal or compromise the Taxation Claim.

7.2	The Purchaser shall not be required to take, and shall not be required to cause the Company or any Subsidiary to take, any action pursuant to paragraph 7.1 (including the adoption of any particular accounting practice, procedure or methodology):

7.2.1	if the Purchaser, the Company, any Subsidiary or any person connected with any of them reasonably considers such action would be:

7.2.1.1	unlawful or prejudicial to its dealings with any Taxation Authority; or

7.2.1.2	likely adversely to affect its future liability to Taxation (including any action which would cause the Company or any Subsidiary to incur a Taxation Liability after Completion which it would otherwise have incurred before Completion);

7.2.2	unless the Covenantors indemnify the Purchasers and the Company or any Subsidiary concerned to the Purchasers’ reasonable satisfaction against any liability, costs, damages or expenses which may be incurred (and for these purposes, where the Individual Vendors’ Representative and WIL requests any action pursuant to paragraph 7.1, all the Covenantors shall be required to indemnify the Purchasers and the Company or any Subsidiary concerned on a several basis); or

7.2.3	where such action involves an appeal against a decision of any first instance judicial body, unless the Individual Vendors’ Representative and WIL have obtained the opinion of leading tax counsel of at least six year’s call (at the expense of the Covenantors) that there is a material prospect of success.

7.3	If the Individual Vendors’ Representative and WIL do not request the Purchaser to take any appropriate action within 14 days of notice to the Individual Vendors’ Representative and WIL or if no action is required to be taken by virtue of any of the provisions of paragraph 7.2, the Company or relevant Subsidiary shall be at liberty without reference to the Covenantors or the Individual Vendors’ Representative and WIL to admit, compromise, settle, discharge or otherwise deal with such Taxation Claim.

7.4	The Purchaser shall procure that:

7.4.1	the Individual Vendors’ Representative and WIL and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Individual Vendors’ Representative and WIL to make informed decisions and requests in relation to the Taxation Claim; and

7.4.2	the Individual Vendors’ Representative and WIL are promptly sent a copy of any communication from any Taxation Authority in so far as it relates to the Taxation Claim.

8	Payment

8.1	Where a claim under paragraph 2 relates to a liability of the Company or any Subsidiary to make or suffer an actual payment of Taxation (or amount in respect of Taxation), the Covenantors shall pay the Purchasers any amount which is required to be paid by it (including any amount payable pursuant to paragraph 2.1.5 (costs)) within ten Business Days following the date on which the Purchaser notifies the Covenantors of their liability to make such payment or, if later, five Business Days before the last date on which the Taxation in question would have to be paid to the appropriate Taxation Authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that liability to Taxation.

8.2	In the case of a claim under paragraph 2 not falling within paragraph 8.1, the Covenantors shall pay the amount which they are required to pay under this schedule (including any amount payable pursuant to paragraph 2.1.5 (costs)) within five Business Days of the date on which it receives notice from the Purchaser of the amount due to be paid or, if later:

8.2.1	in any case which falls within paragraph (ii) of the definition of Taxation Liability (loss of Locked Box Accounts Relief), not later than the fifth Business Day before the day on which the Company or the Subsidiary concerned is due to pay any Taxation which, but for such loss, it would not have been liable to pay;

8.2.2	in a case which falls within paragraph (iii) of the definition of Taxation Liability (set-off of Locked Box Accounts Relief or Post-Locked Box Accounts Relief), not later than the day on which the Company or the Subsidiary concerned would, but for such setting-off, have been liable to pay the actual Taxation Liability; and

8.2.3	in a case which falls within paragraph (iv) of the definition of Taxation Liability (stamp duty), not later than the fifth Business Day before the day on which the Company or Subsidiary concerned is due to make the payment or repayment.

8.3	Save as otherwise specifically provided, any other payment under this schedule shall be made within ten Business Days of the amount being agreed, notified or certified.

8.4	Sums not paid by the dates specified in this paragraph shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 2 per cent above the base rate of Royal Bank of Scotland plc or, in the absence of such base rate, at such similar rate as the Purchaser may select, from the date following the specified date up to and including (in either case) the date of actual payment of such sums (or the next Business Day if such date of actual payment is not a Business Day).

9	Recovery

9.1	Where the Covenantors have paid any amount in full discharge of a liability under paragraph 2 in respect of any Taxation Liability and the Company or a Subsidiary has a legal entitlement to recover or by virtue of a legal entitlement recovers from any person (other than the Purchasers, the Company or any of the Subsidiaries or any person connected with any of them and other than where paragraph 9.2 below applies) any sum in respect of such Taxation Liability, the Purchaser shall notify the Individual Vendors’ Representative and WIL of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by the Individual Vendors’ Representative and WIL and at the expense of the Covenantors and upon the Covenantors indemnifying the Company, the relevant Subsidiary or the Purchasers to the Purchaser’s reasonable satisfaction against all reasonable costs or expenses which may thereby be incurred, and for these purposes, where the Individual Vendors’ Representative and WIL request any action pursuant to paragraph 7.1, all the Covenantors shall be required to indemnify the Purchasers and the Company or any Subsidiary concerned on a several basis) take, or cause the Company or relevant Subsidiary to take, such action as the Individual Vendors’ Representative and WIL shall reasonably request to enforce such recovery against the person in question (keeping the Individual Vendors’ Representative and WIL fully informed of the progress of any material action taken) provided that the Purchasers shall not be required to take any action pursuant to this paragraph (other than, in the case of WIL only, in respect of a Taxation Liability that is defined in paragraph (x)(a) or (b) of the definition of Taxation Liability) which, in the Purchaser’s reasonable opinion, is likely materially to harm its or the Company’s or the relevant Subsidiary’s employment relationship with that or any other person.

9.2	Where WIL has paid any amount in full discharge of its liability under paragraph 2 in respect of a Taxation Liability that is defined in paragraph (x)(a) or (b) of the definition of Taxation Liability and the Company or a Subsidiary has a contractual entitlement to recover or by virtue of a contractual entitlement recovers from one or more Individual Vendors any income tax or employees’ NIC in respect of such Taxation Liability, the Purchaser shall notify the WIL Representatives of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by WIL) and at the expense of WIL and upon WIL indemnifying the Company, the relevant Subsidiary or the Purchasers to the Purchaser’s reasonable satisfaction against all reasonable costs or expenses which may thereby be incurred, take, or cause the Company or relevant Subsidiary to take, such action as WIL shall reasonably request to enforce such recovery against the person in question (keeping WIL fully informed of the progress of any material action taken).

9.3	The Purchaser, the Company or the relevant Subsidiary shall (to the extent that the recovery is not thereby prejudiced) account to the Covenantors for any sum so recovered (including any interest paid by such person) up to an amount not exceeding the amount paid by the Covenantors under paragraph 2 in respect of the Taxation Liability in question (but less any Tax payable by the Company or Subsidiary in respect of the sum recovered or in respect of such interest or which would be payable but for the use or set-off of any relief and less the amount of all costs and expenses in obtaining such payment).

9.4	Where a payment is made, or is to be made, by the Covenantors to the Purchaser under paragraph 2 in respect of only part of a Taxation Liability (including a case where the amount of the Purchasers’ claim against the Covenantors falls within paragraph 4.1 of schedule 6 (de minimis)) and that Taxation Liability gives rise to a recovery under paragraph 9.1, the amount recovered shall be attributed for the purposes of paragraph 9.1 to the part of the Taxation Liability giving rise to the Purchasers’ claim and to the part not so giving rise on a pro rata basis and, accordingly, paragraph 9.2 shall only apply to such part of the amount recovered as is attributed to the part of the Taxation Liability giving rise to the Purchasers’ claim.

For the purpose of determining the maximum aggregate liability of a Covenantor under this agreement, a Covenantor shall (for that purpose only) be deemed never to have been liable to the extent of any payments made to that Covenantor under this paragraph 9 with the intent that any cap be restored by the amount of such payment.

10	Purchasers’ covenant

10.1	Each Purchaser covenants to pay to the Covenantors so far as possible by way of an adjustment to the Consideration an amount equal to each Purchaser’s Purchase Percentage of any liability to Taxation of the Covenantors or any person connected with the Covenantors which is also a liability of the Company or a Subsidiary and which is payable by the Covenantors or such connected person by virtue of (i) the Company or relevant Subsidiary failing to discharge such liability after Completion and (ii) the Covenantors or such connected person being at any time before Completion a member of the same group as the Company or relevant Subsidiary or otherwise connected with or related to the Company or relevant Subsidiary for Taxation purposes.

10.2	The covenant contained in paragraph 10 shall:

10.2.1	extend to any reasonable costs and expenses incurred by the Covenantors or such other person in connection with such Taxation or a claim under paragraph 10.1; but

10.2.2	not apply to Taxation to the extent that the Purchasers could claim payment in respect of it under this schedule.

10.3	The Purchasers shall pay any amount which is required to be paid by them pursuant to paragraph 10.1 on or before the fifth business day before the date on which the Taxation in question has to be paid to the appropriate Taxation Authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that Taxation or, if later, not more than five business days following the date on which the Covenantors or relevant Covenantor notify the Purchasers of their liability to make such payment.

10.4	The Purchasers shall cease to have any liability under this paragraph 10 on the date on which the Covenantors cease pursuant to paragraph 6 of schedule 6 (Limitations on liability) to have any liability under paragraph 2.3 (liability due to failure of another or group relationship), except in respect of a claim of which the Covenantors give notice to the Purchaser before such date.

11	Pre-Completion Tax Affairs

11.1	Subject to and in accordance with the provisions of this paragraph 11, the Individual Vendors’ Representative and WIL or their duly authorized agents will be responsible for the Taxation affairs of the Company and the Subsidiaries for all accounting periods ending on or before Completion (“pre-Completion Tax Affairs”), and accordingly in respect of such periods the Individual Vendors’ Representative and WIL or their duly authorized agents will, at the Covenantors’ cost:

11.1.1	prepare the outstanding Tax returns of the Company and Subsidiaries; and

11.1.2	prepare all outstanding claims, elections, disclaimers, notices and consents for the purposes of Taxation; and

11.1.3	provided the Individual Vendors’ Representative and WIL have complied with their respective obligations under paragraph 11.3 below, submit on behalf of the Company or any Subsidiary such returns, claims, elections, disclaimers, notices and consents which are reasonably capable of being submitted prior to Completion.

11.2	Subject to paragraph 11.8 and provided the Individual Vendors’ Representative and WIL have complied with their respective obligations under paragraph 11.3 below, the Purchaser shall procure that the Company or the relevant Subsidiary shall sign and submit any returns claims, elections, disclaimers, notices and consents prepared by the Individual Vendors’ Representative and WIL in respect of the Pre-Completion Tax Affairs which are provided to the Company or any Subsidiary after Completion for submission to the Tax Authority.

11.3	The Individual Vendors’ Representative and WIL shall procure that:

11.3.1	the Purchaser is kept fully informed of the progress of all matters relating to the Pre-Completion Tax Affairs;

11.3.2	the Purchaser promptly receives copies of all material written correspondence with any Taxation Authority insofar as it is relevant to the Pre-Completion Tax Affairs;

11.3.3	no claim, election, disclaimer, notice or consent in respect of any Relief is made by or on behalf of the Company or any Subsidiary without the written consent of the Purchaser (such consent not to be unreasonably withheld) except where the claim, election, disclaimer notice or consent has been taken into account in the preparation of the Locked Box Accounts;

11.3.4	the Purchaser is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to Taxation or other non-routine correspondence (in each case a “Tax Document”) before its submission to the relevant Taxation Authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within 15 Business Days of receipt, the Individual Vendors’ Representative and WIL or their duly authorized agents shall be entitled to submit the relevant Tax Document or correspondence to the relevant Taxation Authority without further reference to the Purchaser);

11.3.5	no Tax Document is submitted to any Taxation Authority which is not true and accurate in all material respects.

11.4	Where an amount of Relief has been taken into account in the Locked Box Accounts which requires the making of a return, claim or notification, or requires consent to be given or some other action to be taken by the Covenantors, the Individual Vendors’ Representative and WIL or other member of the WIL Retained Group, the relevant person or persons shall ensure the taking of such action in a timely manner either for no consideration or for the amount of consideration specifically provided for in the Locked Box Accounts.

11.5	The Covenantors shall ensure (where an alternative action is possible) that no action is taken or omission made by the Covenantors or a member of the WIL Retained Group after Completion which reduces the amount of Locked Box Accounts Relief that is available to or gives rise to a Tax Liability of the Company or any Subsidiary for which (disregarding paragraph 4.1 of schedule 6 (de minimis)) recovery would otherwise be available under this schedule or under the Taxation Warranties.

11.6	The Purchaser shall procure that from Completion:

11.6.1	the Individual Vendors’ Representative and WIL and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Covenantors to fulfil their obligations under this paragraph 11; and

11.6.2	the Individual Vendors’ Representative and WIL are promptly sent a copy of any communication from any Taxation Authority and is kept informed of the progress of all material matters relating to the Pre-Completion Tax Affairs.

11.7	The Purchasers shall be under no obligation to procure the authorisation or signing of any Tax Document delivered which they considers in their reasonable opinion to be false, misleading, incomplete or inaccurate in any respect, but, for the avoidance of doubt, shall be under no obligation to make any enquiries as to their completeness or accuracy and shall be entitled to rely entirely on the Individual Vendors’ Representative and WIL and their agents.

11.8	For the avoidance of doubt:

11.8.1	where any matter relating to Taxation gives rise to a Taxation Claim, the provisions of paragraph 7 (Conduct of Taxation Claims) shall apply to the effect that, in relation to that matter, the provisions of paragraph 7 shall take precedence over the provisions of this paragraph 11; and

11.8.2	the provisions of this paragraph 11 shall not prejudice the rights of the Purchaser to make a claim under this schedule in respect of any Taxation Liability.

12	Straddle Period

12.1	The Individual Vendors’ Representative and WIL shall afford or procure that there is afforded to the Company or any Subsidiary or their duly authorised agents such information and assistance as the Purchasers or the Company or Subsidiary or their duly authorised agents may reasonably request for the purpose of preparing, submitting and agreeing the Taxation returns of the Company and the Subsidiaries for any accounting period of the Company or any Subsidiary commencing after the Accounts Date and ending after Completion.

12.2	WIL shall take such actions as the Purchaser, the Company or any Subsidiary may reasonably request to enable full effect to be given to the Surrender.

12.3	The Purchaser shall, or shall procure that the Company or a Subsidiary shall, take such actions as are necessary to give full effect to the Surrender, including the making of all relevant claims, elections, and the filing of all relevant returns or amended returns.

13	VAT de-grouping

13.1	As regards supplies made between members of the Target Group’s VAT Group and third parties on or before the date on which Irondeed Holdings Limited is excluded from the Target Group’s VAT Group, such payments shall be made between the Irondeed Holdings Limited and the representative member of the Target Group’s VAT Group as shall ensure that the resulting position for VAT purposes for Irondeed Holdings Limited and the remaining members of the Target Group’s VAT Group is the same as it would have been had Irondeed Holdings Limited not been a member of the Target Group’s VAT Group but had been registered as a member of a separate group for VAT purposes, except that:

13.1.1	if those supplies are ignored for VAT purposes because they are made between Irondeed Holdings Limited and another member of the Target Group’s VAT Group (including another Target Group Company), those supplies shall also be ignored for the purposes of this paragraph 13.1; and

13.1.2	no payments shall be made in respect of supplies made before the Locked Box Date where to do so would result in a benefit to, or a liability of, the Company or any Subsidiary which was not reflected in the Locked Box Accounts.

13.2	Any payments to be made under paragraph 13.1 shall be made promptly following the end of the VAT prescribed accounting period to which the payments relate.

SCHEDULE 8

Registered IP

1	2	3	4	6
TRADE MARK/DESIGN	COUNTRY	OWNER	REGISTRATION NO REGISTRATION DATE	CLASS(ES)

5 Pillars logo	United Kingdom	NMSL	2471607 26/Sep/2008	37

CE360	European Community	NMSL	008931289 26/Oct/2010	35, 37, 42, 45

CE360	USA	NMSL	Pending	35, 37, 41, 42, 45

CERM	United Kingdom	NMSL	2423449 20/Apr/2007	37

CERM	USA	NMSL	Pending	35, 37, 41, 42, 45

CERM VIEW	United Kingdom	NMSL	2423451 20/Apr/2007	37

CERM VIEW	USA	NMSL	Pending	35, 37, 41, 42, 45

NORLAND	European Community	NMSL	005115365 27/Sep/2007	35, 37, 42, 45

NORLAND	USA	NMSL	Pending	35, 37, 41, 42, 45

NORLAND ACTIVE ENERGY MANAGEMENT	European Community	NMSL	008657983 07/Oct/2010	35, 37, 42, 45

NORLAND CONFIDENCE THROUGH ENGINEERING EXCELLENCE	United Kingdom	NMSL	2423445 20/Apr/2007	37

NORLAND CORPORATE SERVICES	United Kingdom	NMSL	2423436 20/Apr/2007	37

NORLAND CORPORATE SERVICES DIVISION	United Kingdom	NMSL	2423428 20/Apr/2007	37

NORLAND CORPORATE SERVICES ENGINEER	United Kingdom	NMSL	2423434 20/Apr/2007	37

NORLAND CRITICAL ENGINEERING AND RISK MANAGEMENT	United Kingdom	NMSL	2423444 20/Apr/1973	37

NORLAND CRITICAL ENGINEERING SERVICES	United Kingdom	NMSL	2471608 26/Sep/2008	37

Norland Critical Engineering Services Engineer	United Kingdom	NMSL	2492419 06/Feb/2009	37

NORLAND CRITICAL ENVIRONMENT SERVICES	European Community	NMSL	009071093 02/Nov/2010	35, 37, 42, 45

NORLAND CRITICAL SERVICES	United Kingdom	NMSL	2423442 20/Apr/2007	37

NORLAND CRITICAL SERVICES ENGINEER	United Kingdom	NMSL	2423439 20/Apr/2007	37

NORLAND CRITICAL SERVICES ENGINEER	United Kingdom	NMSL	2471609 12/Sep/2008	37

NORLAND ENERGY ENGINEER	United Kingdom	NMSL	2507238 01/May/2009	37

NORLAND ENERGY MATTERS	European Community	NMSL	008657884 27/Sep/2010	35, 37, 42, 45

NORLAND FABRIC PLUS	United Kingdom	NMSL	2507237 01/May/2009	37

NORLAND FLEX	European Community	NMSL	10436145 14/Aug/2012	35, 37, 42, 45

NORLAND GIVE	European Community	NMSL	010140796 17/Feb/2012	35, 37, 42, 45

Norland GREEN	European Community	NMSL	010855451 14/Dec/2012	35, 37, 41, 42

Norland GREEN	USA	NMSL	4356646 25/Jun/2013	35, 37, 41, 42

NORLAND GROUP	European Community	NMSL	008636136 27/Sep/2010	35, 37, 42, 45

Norland Guaranteed Reduction in Emissions and ENergy	European Community	NMSL	010855393 14/Dec/2012	35, 37, 41, 42

Norland Guaranteed Reduction in Emissions and ENergy	USA	NMSL	4356647 25/Jun/2013	35, 37, 41, 42

NORLAND INSIGHTS	European Community	NMSL	008931917 27/Sep/2010	35, 37, 42, 45

NORLAND MANAGED SERVICES	European Community	NMSL	005115332 27/Sep/2007	35, 37, 42, 45

Norland Managed Services Ltd	United Kingdom	NMSL	2423441 20/Apr/2007	37

NORLAND MULTI-SITE SERVICES	United Kingdom	NMSL	2440169 10/Aug/2007	37

NORLAND MULTI-SITE SERVICES ENGINEER	United Kingdom	NMSL	2440170 10/Aug/2007	37

NORLAND PERFORMANCE BASED PARTNERING	European Community	NMSL	010140821 17/Feb/2012	35, 37, 42, 45

NORLAND PERFORMANCE PORTAL	European Community	NMSL	010140754 17/Feb/2012	35, 37, 42, 45

NORLAND QUALITY PEOPLE, QUALITY SERVICE, QUALITY CUSTOMER	United Kingdom	NMSL	2423447 20/Apr/2007	37

NORLAND UK SERVICES	United Kingdom	NMSL	2546405 28/Jan/2011	35, 37, 42, 45

SCHEDULE 9

The Properties

1	2	3	4	5	6
Description of the Properties	Estate or Interest	Term of the Lease	Use of the Properties	Lessee	Rent & Service Charges (per annum)

57 Southwark Street, London, SE1 1RU	Leasehold	6 years	Commercial Office	NMSL	Rent: £360,000.00

Suite 7D Trafford Plaza, 73 Seymour Grove, Manchester, M16 OLD	Leasehold	3 years	Commercial Office	NMSL	Rent: £45,375.00 Service Charge: £16,483.80 Car parking: £4,000.00

Ground Floor Suite, Coleshill House, 1 Station Road, Birmingham, B46 1HT	Leasehold	5 years	Commercial Office	NMSL	Rent: £49,443.96 Service Charge: £13,380.00

130 Aztec, Almondsbury, Bristol, BS32 4UB	Licence	1.5 years	Administration	NMSL	Rent: £32,340.00

Swan House, Northcroft Lane, Newbury, RG14 1BN	Leasehold	5 years	Commercial Office	NMSL	Rent: £35,660.00

1st Floor, 115 Whitby Road, Slough, SL1 3DR	Leasehold	4 years 3 months	Commercial Office	NMSL	Rent: £70,000.00

Unit 1, Cliffe Park, Bruntcliffe Road, Morley, Leeds, LS27 0RY	Leasehold	5 years with break clause 17/04/2015	Commercial Office	NMSL	Rent: £45,180.00

International House, Hamilton Technology Park, High Blantyre, Glasgow, G72 0BN

Suite 3E	Leasehold	Annual	Commercial Office	NMSL	Rent: £16,860.00

Suite 3F	Leasehold	Annual	Commercial Office	NMSL	Rent: £16,668.00

Suite 3G	Leasehold	Annual	Commercial Office	NMSL	Rent: £26,864.40

Ground Floor, 725 Capability Green, Luton, LU1 3LU	Leasehold	5 years with break clause 28/07/2014	Commercial Office	NMSL	Rent: £43,176.00 Service Charge: £8,375.00

The Royal Surrey County Hospital Egerton Road, Surrey, Guildford GU27XX	Leasehold	2 years	Commercial Office	NMSL	Rent: £1.00

Regus, Malthouse Avenue, Cardiff Gate Business Park, Cardiff, CF23 8RU	Leasehold	Annual	Commercial Office	NMSL	Rent: £9,750.12

117-119 Baggott Street Lower Dublin 2, Co. Dublin Ireland	Leasehold	5 years	Commercial Office	NMSL	Rent: € 25,900.00 Service Charge: €7,696.00

Norland Managed Services Inc Oak Brook Pointe, 700 Commerce Drive, Suite 500 Oak Brook, Illinois 60523	Leasehold	1 year	Commercial Office	NMSL	Rent: $2,338.00

Evert v/d Beekstraat 310, Schiphol Airport, 1118 CX, Netherlands	Leasehold	1 year	Commercial Office	NMSL	Rent: €3,696.00

Unit 1, Meadowfield Court, Meadowfiled Industrial Estate, Ponteland, Tyne & Wear, NE20 9SD	Leasehold	Annual	Commercial Office	NMSL	Rent: £7,419.36

SCHEDULE 10

Escrow Arrangements

1	Definitions

In this schedule, unless the context requires otherwise, the following words and expressions have the following meanings and, in the event of a conflict, the definitions in this schedule shall prevail over the definitions in the agreement:

Estimated Liability: in relation to an Outstanding Uninsured Claim, such an amount as a Queen’s Counsel of at least 10 years’ standing and experienced in claims in the nature of the Outstanding Uninsured Claim shall have confirmed in writing prior to 31 March 2016 (which advice the Purchaser shall have delivered to the Vendors prior to 31 March 2016 or, if the Purchaser became aware of the matter giving rise to the Relevant Claim within ten Business Days of 31 March 2016, within fifteen Business Days of becoming so aware) to be, based on the evidence presented to him and on the assumption that no further evidence will be produced, a reasonable estimate of the loss suffered and the value of the Outstanding Uninsured Claim;

Insured Due Amount: the amount (if any) payable by the Vendors (or any of them) to the Purchaser in respect of a Resolved Insured Claim;

Liable Vendors: those Vendors against whom the Purchaser has made a claim in respect of a Resolved Uninsured Claim;

Outstanding Insured Claim: an Insured Claim or a Failed Claim which has been notified by the Purchaser to the Vendors in accordance with this agreement but which is not a Resolved Insured Claim as at 31 March 2016 and in respect of which the Purchaser has obtained and delivered to the Vendors, prior to 31 March 2106 or, if the Purchaser became aware of the matter giving rise to the Insured Claim or a Failed Claim within ten Business Days of 31 March 2016, within fifteen Business Days of becoming so aware, written advice from a Queen’s Counsel of at least 10 years’ standing and experienced in claims in the nature of the Outstanding Insured Claim that, based on the evidence presented to him and on the assumption that no further evidence will be produced, in his opinion the Vendors would not, on the balance of probabilities, succeed in a striking out application;

Outstanding Uninsured Claim: an Uninsured Claim which has been notified by the Purchaser to the Vendors in accordance with this agreement but which is not a Resolved Uninsured Claim as at 31 March 2016 and in respect of which the Purchaser has obtained and delivered to the Vendors, prior to 31 March 2106 or, if the Purchaser became aware of the matter giving rise to the Uninsured Claim within ten Business Days of 31 March 2016, within fifteen Business Days of becoming so aware, written advice from a Queen’s Counsel of at least 10 years’ standing and experienced in claims in the nature of the Outstanding Uninsured Claim that, based on the evidence presented to him and on the assumption that no further evidence will be produced, in his opinion the Vendors would not, on the balance of probabilities, succeed in a striking out application;

Resolved Insured Claim: an Insured Claim or Failed Insured Claim which has been:

(i)	agreed in writing between the Purchaser, the WIL Representatives and the Individual Vendors’ Representative as to both liability and quantum (provided that, if WIL has been dissolved, the WIL Representatives shall be deemed to have so agreed if the Individual Vendors’ Representative has so agreed); or

(ii)	finally determined (including as to quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party (including WIL’s Guarantor in respect of WIL) is debarred (by passage of time or otherwise) from making an appeal (provided that, if WIL has been dissolved, such a determination against any one Vendor shall be deemed to be a determination against WIL); or

(iii)	unconditionally withdrawn by the Purchaser in writing;

Resolved Uninsured Claim: an Uninsured Claim which has been:

(i)	agreed in writing between the Purchaser, the WIL Representatives (if WIL is a Liable Vendor) and/or the Individual Vendors’ Representative (if any Individual Vendor is a Liable Vendor) as to both liability and quantum; or

(ii)	finally determined (including as to quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(iii)	unconditionally withdrawn by the Purchaser in writing,

provided that, if WIL is a Liable Vendor and has been dissolved, references in this definition and the definition of “Uninsured Due Amount” to WIL (or a Vendor if it is WIL) or the WIL Representatives shall be deemed also to refer to WIL’s Guarantor under the Deed of Guarantee;

Uninsured Claim: any claim by the Purchaser against the Vendors or any of them under or for breach of this agreement including the Tax Covenant that is not an Insured Claim or a Failed Insured Claim; and

Uninsured Due Amount: the amount (if any) payable by the Vendors (or any of them) to the Purchaser in respect of a Resolved Uninsured Claim, provided that, where one or some but not all of the Vendors are Liable Vendors in respect of the Resolved Uninsured Claim, the Uninsured Due Amount shall be limited to and not exceed the aggregate of the Relevant Proportions of the Liable Vendors applied to the Claims Escrow Amount.

2	General

2.1	At Completion,

2.1.1	in accordance with clauses 9.1.3 and 9.1.4, the Purchaser Parties shall pay the Claims Escrow Amount into the Claims Escrow Account and the Insurance Escrow Amount into the Insurance Escrow Account to be held jointly in the names of the Purchaser Parties and the WIL Representatives; and

2.1.2	where required in accordance with clause 9.1.5, the Purchaser shall pay the Individual Vendors’ Escrow Amount into the Individual Vendors’ Escrow Account, to be held jointly in the names of the Purchaser Parties and the Individual Vendors’ Representative.

2.2	No amounts shall be payable from the Escrow Accounts other than in accordance with the provisions of this schedule 10.

2.3	Any bank or other charges arising on the Claims Escrow Amount shall be deducted from the Claims Escrow Amount and any interest or profit generated on the Claims Escrow Amount shall accrue to and form part of the Claims Escrow Amount.

2.4	Any bank or other charges arising on the Insurance Escrow Amount shall be deducted from the Insurance Escrow Amount and any interest or profit generated on the Insurance Escrow Amount shall accrue to and form part of the Insurance Escrow Amount.

2.5	Any bank or other charges arising on the Individual Vendors’ Escrow Amount shall be deducted from the Individual Vendors’ Escrow Amount and any interest or profit generated on the Individual Vendors’ Escrow Amount shall accrue to and form part of the Individual Vendors’ Escrow Amount.

2.6	Any fee charged by the Escrow Agent shall be shared equally as between the Purchaser (on the one hand) and the Vendors (on the other hand).

2.7	Both the Purchaser and the WIL Representatives undertake to issue prompt instructions for payment from the Claims Escrow Account and the Insurance Escrow Account of the amounts due under paragraphs 3 and 4 of this this schedule 10 without delay.

2.8	Both the Purchaser and the Individual Vendors’ Representative undertake to issue prompt instructions for payment from the Individual Vendors’ Escrow Account of the amounts due under paragraph 5 of this this schedule 10 without delay.

2.9	Where this schedule requires payment to the WIL Solicitors’ Account, neither the Purchaser Parties nor the Escrow Agent shall have any obligation as to the distribution of such sums as among the Vendors and payment to the WIL Solicitors’ Account in accordance with the relevant provision of this schedule 10 shall constitute a good discharge of the Purchaser Parties’ and Escrow Agent’s obligations as regards the payment of the sum in question.

2.10	Where this schedule requires payment to the Individual Vendors’ Solicitors’ Account, neither the Purchaser Parties nor the Escrow Agent shall have any obligation as to the distribution of such sums as among the Individual Vendors and payment to the Individual Vendors’ Solicitors’ Account in accordance with the relevant provision of this schedule 10 shall constitute a good discharge of the Purchaser Parties’ and Escrow Agent’s obligations as regards the payment of the sum in question.

2.11	As soon as reasonably practicable following the date of this agreement, the Purchaser and the WIL Representatives shall negotiate in good faith to agree the terms of an escrow operating agreement for each of the Insurance Escrow Account and the Claims Escrow Account consistent with the terms of this schedule 10 with the Escrow Agent. If the Purchaser and the WIL Representatives are unable to agree the form of an escrow operating agreement by 5.30 pm on 13 December 2013 (or such later date as the parties may agree in writing), then they shall enter into an escrow operating agreement on the standard terms of the Escrow Agent, provided that the Claims Escrow Account and the Insurance Escrow Account are opened in the joint names of the Purchaser and the WIL Representatives and no monies shall be released from the Claims Escrow Account and the Insurance Escrow Account other than in accordance with the provisions of this schedule 10.

2.12	As soon as reasonably practicable following the date of this agreement, the Purchaser and the Individual Vendors’ Representative shall negotiate in good faith to agree the terms of an escrow operating agreement for the Individual Vendors’ Escrow Account consistent with the terms of this schedule 10 with the Escrow Agent. If the Purchaser and the Individual Vendors’ Representative are unable to agree the form of an escrow operating agreement by 5.30 pm on 13 December 2013 (or such later date as the parties may agree in writing), then they shall enter into an escrow operating agreement on the standard terms of the Escrow Agent, provided that the Individual Vendors’ Escrow Account is opened in the joint names of the Purchaser and the Individual Vendors’ Representative and no monies shall be released from the Individual Vendors’ Escrow Account other than in accordance with the provisions of this schedule 10.

2.13	Without prejudice to schedule 6 (Limitations on liability of the Vendors), neither the Insurance Escrow Amount, the Claims Escrow Amount nor the Individual Vendors’ Escrow Amount shall be regarded as imposing a limit on the amount of any claim under or for breach of this agreement (including the Tax Covenant).

2.14	If the WIL Representatives are unable to act on the dissolution of WIL to give effect to the provisions of this schedule 10 they shall therefrom be deemed to be acting as agent of WIL’s Guarantor.

2.15	The provisions of this schedule 10 shall not prejudice any limitation or exclusion of liability in schedule 6 (Limitations on liability of the Vendors) (including the time limitation for commencing a claim set out in paragraph 6.3 thereof).

3	Insurance Escrow Account

3.1	If at any time any Insured Claim or Failed Insured Claim becomes a Resolved Insured Claim, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay an amount equal to any Insured Due Amount (or, if lower, the balance on the Insurance Escrow Account) to the Purchaser by way of transfer from the Insurance Escrow Account to the bank account of the Purchaser (or its nominee).

3.2	If, on or before 31 March 2016, the Purchaser has not notified the Vendors of any Insured Claim or Failed Insured Claim, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the remaining Insurance Escrow Amount (including all interest accrued thereon) to the Vendors by way of transfer from the Insurance Escrow Account to the WIL’s Solicitors’ Account.

3.3	If, prior to 31 March 2016, the Purchaser has notified the Vendors of any Insured Claim or Failed Insured Claim but no such Insured Claim or Failed Insured Claim is an Outstanding Insured Claim at 31 March 2016, then provided any Insured Due Amounts have been paid to the Purchaser in accordance with paragraph 3.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the remaining Insurance Escrow Amount (including all interest accrued thereon) to the Vendors by way of transfer from the Insurance Escrow Account to the WIL’s Solicitors’ Account.

3.4	If, on 31 March 2016, there are any Outstanding Insured Claims, then, provided any Uninsured Due Amounts have been paid to the Purchaser in accordance with paragraph 3.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the remaining Insurance Escrow Amount less an amount equal to the Estimated Liability of the Outstanding Insured Claims to the Vendors by way of transfer from the Insurance Escrow Account to the WIL’s Solicitors’ Account.

3.5	After 31 March 2016, if any Outstanding Insured Claim becomes a Resolved Insured Claim in favour of the Vendors, then, provided any Uninsured Due Amounts have been paid to the Purchaser in accordance with paragraph 3.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the portion of the Insurance Escrow Amount which was not paid to the Vendors in accordance with paragraph 3.4 in respect of such Outstanding Insured Claim to the Vendors by way of transfer to the WIL’s Solicitors’ Account.

3.6	If, in respect of any Insured Claim or Failed Insured Claim, any amount is set-off against from the Deferred Consideration in accordance with clause 21 (Set off) (a “Set Off Insured Claim Amount”), the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay an amount equal to the Set Off Insured Claim Amount to the Vendors by way of transfer from the Insurance Escrow Account to the WIL’s Solicitors’ Account.

4	Claims Escrow Account

4.1	If, at any time, any Uninsured Claim becomes a Resolved Uninsured Claim, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay an amount equal to any Uninsured Due Amount (or, if lower, the balance on the Claims Escrow Account) to the Purchaser by way of transfer from the Claims Escrow Account to the bank account of the Purchaser (or its nominee).

4.2	If, on or before 31 March 2016, the Purchaser has not notified the Vendors of any Uninsured Claim, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the Claims Escrow Amount (including all interest accrued thereon) to the Vendors by way of transfer from the Claims Escrow Account to the WIL’s Solicitors’ Account.

4.3	If, prior to 31 March 2016, the Purchaser has notified the Vendors of any Uninsured Claim but no such Uninsured Claim is an Outstanding Uninsured Claim at 31 March 2016 then, provided any Uninsured Due Amounts have been paid to the Purchaser in accordance with paragraph 4.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the remaining Claims Escrow Amount (including all interest accrued thereon) to the Vendors by way of transfer from the Claims Escrow Account to the WIL’s Solicitors’ Account.

4.4	If, on 31 March 2016, there are any Outstanding Uninsured Claims, then, provided any Uninsured Due Amounts have been paid to the Purchaser in accordance with paragraph 4.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the remaining Claims Escrow Amount less an amount equal to the Estimated Liability of the Outstanding Uninsured Claims to the Vendors by way of transfer from the Claims Escrow Account to the WIL’s Solicitors’ Account.

4.5	After 31 March 2016, if any Outstanding Uninsured Claim becomes a Resolved Uninsured Claim in favour of the Vendors, then, provided any Uninsured Due Amounts have been paid to the Purchaser in accordance with paragraph 4.1, the Purchaser and the WIL Representatives shall issue joint written instructions to the Escrow Agent to pay the portion of the Claims Escrow Amount which was not paid to the Vendors in accordance with paragraph 4.4 in respect of such Outstanding Uninsured Claim to the Vendors by way of transfer from the Claims Escrow Account to the WIL’s Solicitors’ Account.

4.6	If a payment is made pursuant to paragraph 5.2.1 below, any associated employer’s secondary class 1 NIC less the amount of corporation tax that will be saved as a result of the payment of such NIC shall be treated as a Resolved Uninsured Claim at the date the written instructions are given to the Escrow Agent pursuant to paragraph 5.2 below.

4.7	The provisions of paragraphs 4.1 to 4.5 (inclusive) above shall not apply to any Uninsured Claim if the Purchaser gives written notice to that effect to the WIL Representatives, which notice shall be without prejudice to its other rights and remedies to pursue the claim.

5	Individual Vendors’ Escrow Account

5.1	If HMRC, in any Non-Statutory Clearance Response received after Completion, confirms that there is no liability arising under Chapter 4 Part 7 ITEPA 2003 in respect of income tax payable via PAYE as a result of the adoption of the New Articles, the Purchaser and the Individual Vendors’ Representative shall issue joint written instructions to the Escrow Agent to pay the Individual Vendors’ Escrow Amount (including all interest accrued thereon) to the Individual Vendors’ (in their respective Individual Vendor Relevant Proportions) by way of transfer to the Individual Vendors’ Solicitors’ Account.

5.2	If HMRC, in any Non-Statutory Clearance Response received after Completion, either confirms that there will be or does not confirm whether there will or will not be a liability arising under Chapter 4 Part 7 ITEPA 2003 in respect of income tax payable via PAYE as a result of the adoption of the New Articles, the Purchaser and the Individual Vendors’ Representative shall issue joint written instructions to the Escrow Agent to:

5.2.1	pay an amount equal to the Individual Vendors’ Advanced Vesting Tax (or, if less, the Individual Vendors’ Escrow Amount) to the Purchaser and the Purchaser shall procure that such payment is paid to the member of the Target Group with the liability for the Individual Vendors’ Advance Vesting Tax and that member of the Target Group shall promptly use such sum to pay (or partly pay) the Individual Vendors’ Advanced Vesting Tax to HMRC; and

5.2.2	pay any balance of the Individual Vendors’ Escrow Amount (including all interest accrued thereon) to the Individual Vendors by way of transfer to the Individual Vendors’ Solicitors’ Account.

5.3	Any payment under paragraph 5.2.1 shall not be treated as a reduction in the Consideration paid to the Individual Vendors.

5.4	If the aggregate amount of the Individual Vendors’ Advanced Vesting Tax exceeds the amount of the Individual Vendors’ Escrow Amount, the excess shall be treated as a Resolved Uninsured Claim for the purposes of paragraph 4 at the date payment is made under paragraph 5.2.1.

WIL

EXECUTED as a DEED by Jeremy Simon (director) for and on behalf of WILLIAM INVESTMENTS LIMITED in the presence of:		) JEREMY SIMON
)
) /s/ Jeremy Simon
)
) (Director)
)

Witness:	Signature:	/s/ Robert Boyce

	Name:	ROBERT BOYCE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

Individual Vendors

EXECUTED as a DEED by Ian Entwisle as attorney for PAUL LESTER under a power of attorney dated 23 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for PAUL LESTER
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by IAN ENTWISLE in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) IAN ENTWISLE
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by DUNCAN GREEN in the presence of:		) DUNCAN GREEN
)
) /s/ Duncan Green
)
) DUNCAN GREEN
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for KEVIN LYNN under a power of attorney dated 22 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for KEVIN LYNN
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for PAUL SAVILLE-KING under a power of attorney dated 24 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for PAUL SAVILLE-KING
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for THOMAS MEIKLE under a power of attorney dated 23 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for THOMAS MEIKLE
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for ANTHONY SMITH under a power of attorney dated 22 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for ANTHONY SMITH
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for JOHN MAIDMENT under a power of attorney dated 22 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for JOHN MAIDMENT
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for RACHEL LEE under a power of attorney dated 23 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for RACHEL LEE
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

EXECUTED as a DEED by Ian Entwisle as attorney for VINCENT CONNOLLY under a power of attorney dated 22 October 2013 in the presence of:		) IAN ENTWISLE
)
) /s/ Ian Entwisle
)
) as attorney for VINCENT CONNOLLY
)

Witness:	Signature:	/s/ Justin Hope

	Name:	JUSTIN HOPE

	Address:	20 CURSITOR STREET, LONDON, EC 4A1

	Occupation:	SOLICITOR

Purchaser

EXECUTED as a DEED by Jim Groch as attorney for CBRE HOLDINGS LIMITED under a power of attorney dated 7 November 2013 in the presence of:		)	JIM GROCH
)
		)	/s/ Jim Groch
)
		) )	as attorney for CBRE HOLDINGS LIMITED

Witness:	Signature:	/s/ Michael Groch

	Name:	MICHAEL GROCH

	Address:	3209 BRANT ST. SAN DIEGO, CA 92103

	Occupation:	JUDGE

Purchaser’s Subsidiary

EXECUTED as a DEED by Jim Groch as attorney for CBRE UK ACQUISITION COMPANY LIMITED under a power of attorney dated 7 November 2013 in the presence of:		)	JIM GROCH
)
		)	/s/ Jim Groch
)
		) )	as attorney for CBRE UK ACQUISITION COMPANY LIMITED

Witness:	Signature:	/s/ Michael Groch

	Name:	MICHAEL GROCH

	Address:	3209 BRANT ST. SAN DIEGO, CA 92103

	Occupation:	JUDGE

Guarantor

Signed as a deed by CBRE GROUP, INC.

JIM GROCH

/s/ Jim Groch

Jim Groch

Authorised Signatory